As filed with the Securities and Exchange Commission on November 14, 2003

Registration No. 333-110394

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

Republic of Peru

(Name of Registrant)

Helí Peláez Castro

Consulate General of Peru

241 East 49th Street

New York, New York 10017

(Name and address of Authorized Representative

of the Registrant in the United States)

Copies to:

Carmen A. Corrales, Esq.

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, the Prospectus contained herein also relates to debt securities, warrants and/or units having an aggregate principal amount of $172,000,000 or the equivalent thereof in currency, currency units or units, registered under the Registrant’s Registration Statement No. 333-102636 under Schedule B and not previously sold in the United States. In the event any previously registered debt securities and/or units are offered prior to the effective date of this Registration Statement, they will not be included in any prospectus hereunder.

EXPLANATORY NOTE

This Registration Statement contains:

1.	A prospectus, consisting of a cover page, numbered pages (i) through (iv), numbered pages 1 through 127, Annex A and Exhibits, relating to the debt securities and warrants to purchase debt securities of the Republic of Peru (“Peru”). Peru may sell securities having an aggregate initial offering price of up to U.S.$1,850,000,000 in the United States on or after the date of this registration statement.

2.	A prospectus supplement, consisting of a cover page, numbered pages S-2 through S-17 and an inside and outside back cover page, relating to a proposed underwritten offering for cash of bonds. In the event that any such bonds are issued, final pricing information and certain other matters with respect thereto will be included in a prospectus supplement filed in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Peru may also offer additional debt securities in other series pursuant to the prospectus contained in the Registration Statement. Upon any public offering or sale of any such other series of debt securities covered in the prospectus, a prospectus supplement or supplements describing such series of debt securities and the particular terms of such offer or sale will be filed in accordance with the rules and regulations of the Commission.

CROSS REFERENCE SHEET

Between Schedule B of the Securities Act of 1933

and the Prospectus

Schedule B

Item Number	Location in Prospectus
1.	Cover Page
2.	Use of Proceeds*
3.	Public Sector Debt; Description of the Securities; Tables and Other Supplemental Information*
4.	Public Sector Debt
5.	Public Sector Finances
6.	*
7.	Authorized Representative
8.	*
9.	*
10.	Plan of Distribution*
11.	**
12.	Validity of the Securities**
13.	**
14.	**

*	Information to be provided from time to time in prospectus supplements to be delivered in connection with an offering of debt securities, warrants or units.
**	Information included in Part II to this Registration Statement or as an exhibit thereto or to be filed by one or more amendments to this Registration Statement.

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated •, 2003

Prospectus Supplement

To prospectus dated                      [•], 2003

Republic of Peru

US$[•]

[•]% U.S. Dollar-Denominated Global Bonds due 20

The bonds will bear interest at the rate of [•]% per year. Interest on the bonds is payable on [•] and [•] of each year, beginning on [•], 200_. The bonds will mature on [•], 20    . The bonds are not redeemable prior to maturity.

The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated obligations relating to external indebtedness of Peru, as described in “Description of the Securities—Debt Securities—Defined Terms” in the accompanying prospectus.

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to all of Peru’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus, Peru may amend the payment provisions and certain other terms of a series of bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds of that series.

Application has been made to list the bonds on the Luxembourg Stock Exchange.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond	Total

Public offering price	[•]%	US$[•]

Underwriting discount	[•]%	US$[•]

Proceeds to Peru (before expenses)	[•]%	US$[•]

Interest on the bonds will accrue from [•], 200_, to the date of delivery.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds to purchasers on or about [•], 2003, through the book-entry facilities of The Depository Trust Company, or DTC, the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg.

JPMorgan

[•]

[•]

[•], 2003

COLOMBIA
ECUADOR
TUMBES
LORETO
PIURA
AMAZONAS
LAMBAYEQUE
CAJAMARCA
SAN MARTIN
BRASIL
LA LIBERTAD
ANCASH
HUANUCO
UCAYALI
PASCO
JUNIN
MADRE DE DIOS
LIMA
HUANCAVELICA
CUZCO
ICA
APURIMAC
PUNO
BOLIVIA
AYACUCHO
AREQUIPA
MOQUEGUA
TACNA
CHILE

Prospectus Supplement
	Page		Page
About this Prospectus Supplement	S-2	Description of the Bonds	S-8
Forward-Looking Statements	S-3	Clearance and Settlement	S-12
Sovereign Immunity and Arbitration	S-4	Underwriting	S-14
Certain Legal Restrictions	S-4	Validity of the Bonds	S-16
Summary of the Offering	S-5	General Information	S-16
Use of Proceeds	S-7

Prospectus
	Page		Page
About this Prospectus	i	Public Sector Debt	99
Defined Terms and Conventions	ii	Description of the Securities	110
Forward-Looking Statements	iii	Taxation	125
Summary	1	Plan of Distribution	127
Use of Proceeds	9	Official Statements	129
The Republic of Peru	10	Validity of the Securities	129
The Economy	24	Authorized Representative	129
Balance of Payments and Foreign Trade	50	Where You Can Find More Information	129
The Monetary System	64	Tables and Other Supplemental Information	A-1
Public Sector Finances	85

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our financial condition and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, which should be read together. References in this prospectus supplement to “we,” “us,” “our” and “Peru” are to the Republic of Peru.

We are furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of bonds. After having made all reasonable queries, we confirm that:

•  the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus supplement or the accompanying prospectus;

•  changes may occur in our affairs after the date of this prospectus supplement and the accompanying prospectus;

•  certain statistical information included in this prospectus supplement and the accompanying prospectus reflects the most recent reliable data readily available to us as of the date hereof;

•  we hold the opinions and intentions expressed in this prospectus supplement and the accompanying prospectus;

•  to the best of our knowledge and belief, we have not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus, as a whole, misleading; and

•  we accept responsibility for the information we have provided in this prospectus supplement and the accompanying prospectus.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by us, JPMorgan, [•] or [•]. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are not offering to sell any securities other than the bonds offered under this prospectus supplement. We are not offering to sell the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information we have previously filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Our economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Peru being offered under registration statement no. 333-[•], filed with the SEC under the U.S. Securities Act of 1933, as amended, or the Securities Act. The accompanying prospectus is part of that registration statement.

The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the terms of the offering and the bonds. Before you invest, you should read this prospectus supplement and the accompanying prospectus, together with additional information described under “Where You Can Find More Information” in the accompanying prospectus.

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Lima, Peru.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement and the accompanying prospectus. Forward-looking statements are statements that are not historical facts. These statements are based on our current plans, estimates, assumptions and projections. Therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. We caution you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•  external factors, such as:

•  interest rates in financial markets outside Peru;

•  changes in Peru’s credit ratings;

•  changes in import tariffs and exchange rates;

•  changes in the international commodity prices;

•  recession or low economic growth affecting Peru’s trading partners;

•  deterioration in the economic condition of Peru’s neighboring countries;

•  international hostilities; and

•  the decisions of international financial institutions, such as the International Monetary Fund, the Inter-American Development Bank, the International Bank for Reconstruction and Development, and the Corporación Andina de Fomento, or Andean Development Corporation, regarding the terms of their financial assistance to Peru; and

•  internal factors, such as:

•  general economic and business conditions;

•  political or military events in Peru;

•  natural events, such as climatic changes, earthquakes and floods;

•  foreign currency reserves;

•  the ability of the government to enact key economic reforms;

•   the level of Peruvian domestic debt;

•   Peruvian domestic inflation;

•   the level of foreign direct and portfolio investment in Peru; and

•   the level of Peruvian domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

Peru is a sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Peru. For more information, see “Description of the Securities—Jurisdiction, Consent to Service and Enforceability” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering and the transactions contemplated by the offering may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by Peru to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted. If a jurisdiction requires that the offering be made by a licensed broker or dealer and any of the underwriters or any affiliate of any underwriter is a licensed broker or dealer in such jurisdiction, the offering shall be deemed to be made by such underwriter or such affiliate on behalf of Peru in such jurisdiction. For more information, see “Underwriting.”

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all the information that you should consider before investing in the bonds. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of Peru.

Securities	[•]% U.S. Dollar-Denominated Global Bonds due 20 .

Issue Amount	US$[•] aggregate principal amount.

Maturity Date	[•], 20 .

Interest Rate	[•]% per year, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	[•] and [•] of each year, starting on [•], 200 .

Regular Record Dates for Interest	Every [•] and [•].

Redemption or Sinking Fund	None.

Collective Action Securities

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to all of our outstanding public external indebtedness. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus.

Negative Pledge	The bonds will contain certain covenants, including restrictions on the incurrence of debt.

Denominations	We will issue the bonds only in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

Status

The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally, without any preference among themselves, with all of our other existing and future unsecured and unsubordinated obligations relating to our external indebtedness as described in “Description of the Securities—Debt Securities—Defined Terms” in the accompanying prospectus.

Additional Amounts

We will make payments of principal and interest in respect of the bonds without withholding or deduction for or on account of any present or future Peruvian taxes, duties, assessments or governmental charges of whatever nature except as described in “Description of the Bonds—Additional Amounts.”

Further Issues

Without the consent of holders of the bonds, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for issue date, issue price and amount of first interest payment, and we may consolidate the additional bonds to form a single series with the outstanding bonds.

Form of Securities	We will issue the bonds in the form of one or more registered global notes without coupons. No bonds will be issued in bearer form.

You will be required to make initial settlement for bonds issued pursuant to the offering in immediately available funds.

As an owner of a beneficial interest in the global securities, you will generally not be entitled to have your bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the fiscal agency agreement for the bonds.

Governing Law	New York.

Fiscal Agent

The bonds will be issued pursuant to a fiscal agency agreement, dated as of February 6, 2003, to be amended as of [the closing date], between Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar.

Listing	Application has been made to list the bonds on the Luxembourg Stock Exchange.

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately US$[•] after deduction of underwriting discounts and commissions and before deduction of any expenses payable by us. We intend to use the net proceeds for the general purposes of the government, including financial investment and the refinancing, repurchase or retirement of domestic and external indebtedness.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than does the accompanying prospectus and may provide information that adds, updates or changes information contained in the prospectus. If the information in this prospectus supplement differs from that in the prospectus, you should rely on the information in this prospectus supplement.

We will issue the bonds under a fiscal agency agreement, dated as of February 6, 2003, to be amended as of [the closing date], between us and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar. The information contained in this section and in the prospectus summarizes the material terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. We have filed or will file copies of these documents with the SEC and at the office of the fiscal agent in New York City. Copies of the fiscal agency agreement and the form of the bonds will also be available from the Luxembourg paying agent at its address included on the inside back cover page.

General Terms of the Bonds

The bonds will:

•  be issued in an aggregate principal amount of US$[•];

•  have an issue price of [•]% of the principal amount plus accrued interest, from [•], 200  ;

•  mature at par on [•], 20    ;

•  bear interest at [•]% per year from [•], 200  , computed on the basis of a 360-day year of twelve 30-day months;

•  pay interest semiannually in arrears in equal installments on [•] and [•] of each year, commencing on [•], 200_ and ending on [•], 20    , to be paid to the person in whose name the bond is registered at the close of business the preceding [•] or July [•];

•  be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof;

•  not be redeemable before maturity and not be entitled to the benefit of any sinking fund;

•  be our direct, general, unconditional, unsubordinated and unsecured external indebtedness and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated external indebtedness;

•  be represented by one or more global notes in fully registered form only, without coupons, registered in the name of a nominee of DTC. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC and its participants, including the depositaries for Euroclear and Clearstream, Luxembourg; and

•  be available in definitive form only under certain limited circumstances.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to all of our outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” we may, among other things, amend certain key terms of a series of bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of bonds, the bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding bonds of that series. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the accompanying prospectus.

Payments of Principal and Interest

We will pay on each bond:

•  principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each bond is registered on its maturity date, upon presentation and surrender of the bond at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent; and

•  interest other than interest payable on any maturity date, to the person in whose name the bond is registered at the close of business on the record date for the relevant interest payment date.

Because each bond will be represented by one or more global notes and beneficial interests in the bonds may not be exchanged for bonds in physically-certificated form except in limited circumstances, we will make payments of principal and interest on each bond by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the bonds, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the bonds, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in bonds held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the bonds to determine how payments of principal or interest on those bonds will be credited to its account.

Neither we, the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected bonds on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

Pending payment of principal or interest on the bonds that becomes due, the fiscal agent shall hold in trust, for the benefit of the beneficial owners of the bonds, the amounts transferred by us to the fiscal agent for such purpose. Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the fiscal agent to us, and the holders of such bonds shall thereafter look only to us for any payment to which such holders may be entitled.

We may acquire any of the bonds, in any manner and at any price, and may hold them, resell them, or surrender them to the fiscal agent for cancellation. The bonds we acquire may be re-issued or resold only in compliance with the Securities Act and other applicable laws.

Paying Agents, Transfer Agent and Registrar

Until the bonds are paid, we will maintain a paying agent and a registrar in New York City. We have initially appointed JPMorgan Chase Bank to serve as our paying agent.

In addition, we will maintain a paying agent and a transfer agent in Luxembourg so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. We have initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as our Luxembourg paying agent and transfer agent.

We may at any time appoint additional or replacement paying agents, transfer agents and registrars. We will promptly provide notice, as described under “—Notices” below, of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

You can contact the paying agents or the transfer agent at the addresses listed on the inside back cover page of this prospectus supplement.

Additional Amounts

We will pay all principal and interest on the bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru, or by any political subdivision of or any taxing authority in Peru. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure that the net amounts you receive after such withholding or deduction shall equal the amount that you would have received in the absence of such withholding or deduction. We will not, however, pay any additional amounts if you are subject to such withholding or deduction due to one of the following reasons:

•  you have some connection with Peru other than merely holding bonds or receiving principal or interest on the bonds;

•  you have not complied with any reasonable certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with us, or any political subdivision of or taxing authority in Peru, or any interest therein or rights in respect thereof, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•  you have not presented your bonds for payment within 30 days after we first made a principal or interest payment available on that bond.

Further Issues

Without your consent, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional debt securities to form a single series with the outstanding bonds.

Notices

Notices will be mailed to holders at their addresses appearing in the security register maintained by the fiscal agent and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. We expect that we will initially make such publication in the Luxemburger Wort. If publication is not practicable, notices will be validly given if in accordance with the rules of the Luxembourg Stock Exchange.

Book-Entry, Delivery and Form

The certificates representing the bonds will be issued in the form of one or more global notes, which we refer to in this prospectus supplement as the “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the bonds represented by the global notes for all purposes under the fiscal agency agreement and the bonds. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg. Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes.

Definitive Securities

We will issue bonds in definitive form in exchange for global notes only if:

•  we notify the depositary that it will no longer be the depositary for the bonds, the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary or is ineligible to act as depositary, and we do not appoint a successor depositary within 90 days; or

•  we determine not to have any of the bonds represented by a global security.

If we issue definitive securities, they will have the same terms and authorized denominations as the global security. You may present definitive securities for transfer or exchange at the corporate trust office of the fiscal agent in New York City, or at the office of any paying agent, according to the procedures in the fiscal agency agreement. When you surrender a definitive security for transfer or exchange, the fiscal agent will authenticate and deliver to you a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering.

If any definitive security becomes mutilated, destroyed, lost or stolen you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. You will be required to indemnify the fiscal agent and us before any replacement definitive security will be issued. All expenses, including our and the fiscal agent’s reasonable legal fees and expenses, associated with obtaining such indemnity and in issuing the new definitive security will be borne by the owner of the mutilated, destroyed, lost or stolen, definitive security.

Upon satisfaction of the foregoing conditions, you will receive from the fiscal agent or the Luxembourg transfer agent a replacement definitive security.

The fiscal agent may require you to pay a fee sufficient to cover any stamp or other tax or governmental charge required to be paid with any transfer, exchange or negotiation.

CLEARANCE AND SETTLEMENT

Initial Settlement

If you plan to hold your interests in the bonds through DTC, you will follow the settlement practices applicable to global security issues. If you are an investor on the settlement date, you will pay for the bonds by wire transfer and the entity through which you hold your interests in the bonds will credit your securities custody account.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, that is, the date specified by the purchaser and seller on which the price of the securities is fixed.

Trading Between DTC Purchasers and Sellers

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds.

Cross-market Transfers

Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance, if any, with the transfer restrictions applicable to the bonds, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg account holders may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the securities among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of bonds that appears opposite its name in the table below:

Underwriter	Principal amount
J.P. Morgan Securities Inc.	US$[	•]
[•]	[	•]
[•]	[	•]
Total	US$[	•]

The underwriting agreement provides that the underwriters will purchase all the bonds if any of them are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the bonds may be terminated.

The underwriters initially propose to offer the bonds to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the bonds to selected dealers at the public offering price minus a concession of up to [•]% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to [•]% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell bonds through certain of their affiliates.

In the underwriting agreement, we have agreed to:

•  pay the underwriters a fee based on the aggregate principal amount of bonds issued pursuant to the offering;

•  reimburse the underwriters for certain of their out-of-pocket expenses in connection with the offering; and

•  indemnify the underwriters and their affiliates against certain liabilities, including liabilities under the Securities Act.

The obligations of the underwriters under the underwriting agreement are subject to certain conditions. At any given time, the underwriters may trade the bonds or other debt securities of Peru for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the bonds or other securities of Peru.

We estimate that our share of the total expenses of the offering, excluding fees and commissions, will be approximately US$[•].

The bonds are a new issue of securities, and there is currently no established trading market for the bonds. The underwriters have advised us that they intend to make a market in the bonds, but they are not obligated to do so. The underwriters may discontinue any market making in the bonds at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the bonds, that you will be able to sell your bonds at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of bonds, the underwriters may purchase and sell the bonds in the open market. These transactions may include stabilizing transactions, over-allotment transactions and syndicate covering transactions by the underwriters (for themselves or a syndicate, if there is a syndicate).

•	Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities.

•	Over-allotment transactions involve the sales by the underwriters of bonds in excess of the principal amount of the bonds the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the bonds in the open market after pricing that could adversely affect investors who purchase in the offering.

These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise. Placements of bonds in the United States in connection with the offering will be made through one or more United States affiliates of the underwriters.

The underwriters are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

The bonds are offered for sale in those jurisdictions where it is legal to make such offers. In addition, the underwriters represent, warrant and agree that:

•  they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom; and

•  no bonds will be offered, sold or delivered or copies of the prospectus supplement, the accompanying prospectus or any other document relating to the bonds will be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998 (“Regulation No. 11522”), in accordance with Italian securities, tax and exchange control and all other applicable laws and regulations, provided however, that any such offer, sale or delivery of bonds or distribution of copies of the prospectus supplement, the accompanying prospectus or any other document relating to the bonds in Italy is:

•  made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No 385 of September 1,1993 (the “Banking Act”), Decree No. 58 of February 24, 1998, Regulation No. 11522, as amended, and any other applicable laws and regulations;

•  in compliance with Article 129 of the Banking Act and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of bonds to investors in Italy is conditioned upon obtaining authorization from the Bank of Italy. Application for such authorization has been made and is currently pending; and

•  in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of bonds in Italy by CONSOB or the Bank of Italy;

•  the bonds may not be placed, sold or offered to individuals resident in Italy in the primary nor in the secondary market;

•  any investor purchasing the bonds in the offering is solely responsible for ensuring that any offer or resale of the bonds it purchased occurs in compliance with applicable laws and regulations; and

•  the prospectus supplement, the accompanying prospectus or any other document relating to the bonds and the information contained therein is intended only for the use of its recipient and is not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

The underwriters and certain of their respective affiliates have from time to time engaged in transactions with and performed services for us in the ordinary course of business.

VALIDITY OF THE BONDS

Estudio Echecopar, Peruvian counsel to Peru, and Cleary, Gottlieb, Steen & Hamilton, New York, New York, United States counsel to Peru, will pass upon the validity of the bonds for Peru. Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, will pass upon certain United States legal matters for the underwriters, and Estudio Rubio, Leguía, Normand & Asociados, Peruvian counsel to the underwriters, will pass upon certain Peruvian matters for the underwriters.

As to all matters of Peruvian law, Cleary, Gottlieb, Steen & Hamilton may rely on the opinion of Estudio Echecopar. As to all matters of United States and New York law, Estudio Echecopar may rely on the opinion of Cleary, Gottlieb, Steen & Hamilton. As to all matters of Peruvian law, Sullivan & Cromwell LLP may rely on the opinion of Estudio Rubio, Leguía, Normand & Asociados. As to all matters of United States and New York law, Estudio Rubio, Leguía, Normand & Asociados may rely on the opinion of Sullivan & Cromwell LLP.

GENERAL INFORMATION

Authorization

We have obtained, or will obtain before the issue date, all consents and authorizations that are necessary under Peruvian law for:

• the issuance of the bonds; and

• the performance of our obligations under the bonds and the fiscal agency agreement.

Clearing

We have applied to have the bonds accepted into DTC’s book-entry settlement system. Euroclear and Clearstream, Luxembourg have accepted the bonds for clearance through their clearance systems. The clearing reference codes for the bonds are:

CUSIP:	[•]

ISIN:	[•]

Common Code:	[•]

Luxembourg

This prospectus supplement, the accompanying prospectus, the fiscal agency agreement and the form of the bonds will be available, free of charge, from the Luxembourg paying agent at its address included on the inside back cover page to this prospectus supplement.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act covering the bonds. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that we have filed at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available through the SEC’s Internet site at http://www.sec.gov.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED • , 2003

PROSPECTUS

[GRAPHIC APPEARS HERE]

The Republic of Peru

Debt Securities

Warrants

Units

Peru may from time to time offer and sell its debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Peru may offer securities with an aggregate principal amount of up to US$1,850,000,000 (or its equivalent in other currencies). The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all other existing and future unsecured and unsubordinated external indebtedness of Peru.

Peru will provide specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Peru may sell the securities directly, through agents designated from time to time or through underwriters or dealers. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplements carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Peru has not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is • , 2003.

You should rely only on the information contained in this prospectus or the information to which Peru has referred you. Peru has not authorized anyone to provide you with different information. Peru is not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that Peru may offer under the “shelf” registration statement it has filed with the SEC. Each time Peru sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” below.

i

DEFINED TERMS AND CONVENTIONS

Defined Terms

All references in this prospectus to the “government” are to the central government of Peru and its authorized representatives.

The terms described below have the following meanings for the purposes of this prospectus:

•	Gross domestic product, or GDP, is a measure of the total value of final products and services produced in a country in a specific year. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, allowing historical GDP comparisons that exclude the effects of inflation. In this prospectus, real GDP figures are based on constant 1994 prices, the year used by the Banco Central de Reserva del Perú, or the Central Bank, for purposes of maintaining real GDP statistics. GDP growth rates and growth rates for the various sectors of Peru’s economy are based on constant 1994 prices.

•	For balance of payments purposes, imports and exports are calculated based upon statistics reported to Peru’s customs upon the entry of goods into and the departure of goods from Peru on a free-on-board, or FOB, basis at a given point of departure. Import data include data on imports through the Tacna Special Processing Area, the only one of Peru’s five free trade zones that is currently active, purchases of goods abroad by resident transport companies and ship repairs by non-residents. Export data include the gross value of marine resource catches by non-resident vessels operating with fishing licenses and the value of goods sold to non-resident transport companies.

•	The inflation rate provides an aggregate measure of the rate of change in the prices of goods and services in the economy. Unless otherwise specified, Peru measures the inflation rate by the percentage change between two periods in the Peruvian consumer price index, or CPI. The CPI is based on a basket of goods and services identified by the Instituto Nacional de Estadística e Informática, or INEI. The price for each good and service that constitutes the basket is weighted according to its relative importance in order to calculate the CPI. The annual percentage change in the CPI is calculated by comparing the index as of a specific December against the index for the immediately preceding December. The average annual percentage change in the CPI is calculated by comparing the average index for a 12-month period against the average index for the immediately preceding 12-month period. INEI also compiles statistics to calculate the wholesale price index, which is used to measure the evolution in prices of a representative group of goods sold in the wholesale market in 25 cities.

Currency of Presentation and Exchange Rate

Unless otherwise specified, references to “U.S. dollars” and “US$” are to United States dollars, and references to “nuevos soles” and “S/.” are to Peruvian nuevos soles. Unless otherwise indicated, conversions of nuevos soles into U.S. dollars and U.S. dollars, or any other denomination, into nuevos soles for each year are made at the year’s average exchange rate, calculated by averaging the exchange rates for each calendar day of the year. Currency conversions, including conversions of nuevos soles into U.S. dollars, are included for the convenience of the reader only and you should not construe these conversions as a representation that the amounts in question have been, could have been or could be, converted into any particular denomination, at any particular rate or at all.

On November 10, 2003, the nuevo sol/U.S. dollar exchange rate was S/. 3.48 per US$1.00. For more information, see “The Monetary System—Foreign Exchange and International Reserves—Foreign Exchange” below.

Presentation of Financial Information

All annual information in this prospectus is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

Some statistical information included in this prospectus is preliminary in nature and reflects the most recent reliable data readily available to Peru. The Central Bank regularly reviews Peru’s official financial and economic statistics. Accordingly, some financial and economic information presented in this prospectus may be revised to reflect new or more accurate data or in accordance with Peru’s ongoing maintenance of its economic data. In particular, some information and data contained in this prospectus for 2000, 2001, 2002 and 2003 are preliminary and subject to routine revisions by the Central Bank to ensure their accuracy. Peru will make available any revised data in accordance with its normal practices for releasing data. The government believes that this review process is substantially similar to the practices of many industrialized nations. The government does not expect any revisions of the data contained in this prospectus to be material, although it cannot assure you that material revisions will not be made.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements relating to the securities offered by this prospectus may contain forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in the international commodity prices;

•	recession or low economic growth affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their financial assistance to Peru; and

•	internal factors, such as:

•	general economic and business conditions;

•	political or military events in Peru;

•	natural events, such as climatic changes, earthquakes and floods;

•	foreign currency reserves;

•	the ability of the government to enact key economic reforms;

•	the level of Peruvian domestic debt;

•	Peruvian domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	the level of Peruvian domestic interest rates.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the securities. You should read this entire prospectus and any prospectus supplement carefully.

Republic of Peru

Introduction

Peru is a representative democracy located in western South America, with an estimated population, as of June 30, 2003, of 28 million. Peru’s population is multi-racial and multi-cultural, and Peru’s official languages are Spanish, Quechua and Aymara. The World Bank classifies Peru as a lower-middle-income developing country.

Peru is emerging from more than a decade of rule by former President Alberto Fujimori, who liberalized Peru’s economy and controlled domestic terrorism, but also dismantled democratic institutions. Fujimori presided over the reform of protectionist laws and policies, strengthened the tax system, achieved price and exchange rate stability and privatized many state entities during the 1990s. He also managed to largely disable terrorist cells acting in Peru in the 1980s and early 1990s. Political instability, coupled with a series of external shocks, limited economic development during the final years of Fujimori’s administration. This led to high rates of unemployment, underemployment and poverty, and a lack of access to basic health and public services.

Fujimori’s administration ended in November 2000, when, after damaging disclosures about corruption in his administration and increasing public protests and discontent, he resigned the presidency. Congress refused to accept Fujimori’s resignation. Rather, Congress removed Fujimori from office and declared the post of Chief of State vacant due to moral incapacity.

Charges of corruption are still pending against Fujimori, who remains in Japan where he has successfully evaded Peru’s extradition attempts. In July 2002, Fujimori’s close ally, Vladimiro Montesinos, former advisor to Peru’s intelligence agency, was sentenced to nine years in prison after being convicted of criminal charges relating to the illegal use of his office. In March 2003, Montesinos was convicted of bribery. Montesinos faces more than 60 trials on more than 70 pending criminal charges, including corruption, arms smuggling and murder.

Goals of the Toledo Administration

In June 2001, the Peruvian people elected Alejandro Toledo Manrique to the presidency based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealings. President Toledo vowed to restore democracy, fiscal discipline and transparency to the government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic strides achieved between 1990 and 2000, poverty remains a persistent problem in Peru. More than half of the population lives below the poverty line, which the World Bank defines as a monthly per capita income of less than US$60, adjusted to reflect differences in purchasing power. A significant number of Peruvians live on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. Toledo’s policies have spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration has fallen in popularity polls and faces ongoing social protests and unrest spurred by disappointment that Toledo’s policies have not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty.

In an effort to maintain his political alliances and quell public unrest, Toledo has twice changed his cabinet. In July 2002, several ministers viewed as proponents of neo-liberal economic policies resigned their posts. In July 2003, in response to continuing social protests, Toledo accepted the resignations of several government officials, including that of the President of the Council of Ministers.

The Toledo administration established and continues to support the following priorities:

•	achieving sustained economic growth;

•	increasing exports of Peruvian goods;

•	reducing unemployment, underemployment and poverty;

•	reforming the tax system, primarily by increasing the size of tax base and improving tax collection mechanisms;

•	fostering private investment by reinvigorating structural reforms and promoting investment through concessions, joint ventures and other similar business forms;

•	increasing public investment in education, public health, job training, low-income housing and other social programs, while reducing overall public spending;

•	maintaining low inflation and a floating exchange rate system;

•	improving the efficiency of the pension system by fostering participation in the private pension system;

•	stimulating growth in private sector credit by enhancing creditors’ rights;

•	reducing public sector debt;

•	improving oversight of the financial system and adopting transparency guidelines and requirements in regulated sectors of the economy;

•	improving the efficiency of the public sector; and

•	maintaining open trade policies.

These priorities are the basis for various initiatives that Toledo has pursued since assuming office. These initiatives include the following:

•	submitting fiscally austere budgets;

•	increasing the corporate income tax rate from 20.0% to 27.0%;

•	reducing the special payroll tax, known as the extraordinary solidarity tax, from 5.0% to 2.0%;

•	initiating a temporary-jobs placement program in impoverished areas of Peru;

•	increasing public sector wages by 9.0% on average;

•	creating an agrarian bank to provide the agricultural sector with greater access to credit;

•	transforming Mivivienda, a public development fund offering subsidized mortgages, into a mortgage securitization agency, with the goal of increasing mortgage lending and addressing the scarcity of affordable low-income housing; and

•	securing a commitment from donor nations to provide Peru with US$1.8 billion for social and economic development programs.

Because Toledo’s political party, Perú Posible, does not have an absolute majority in Congress, the Toledo administration must seek alliances with members of other parties to enact its policies. Accordingly, the government cannot assure you that these policies will be enacted or implemented.

The Economy

History and Background. During the 1980s, Peru was beset by hyperinflation, significant fiscal and current account deficits, a high debt burden and recession. This economic disequilibrium was provoked by high government spending, the collapse of private investment brought about by the attempted nationalization of the banking system and other key industries, and the destruction of property and human lives unleashed by domestic terrorist groups, including the Shining Path and the Revolutionary Movement Tupac Amaru.

From 1990, the year Fujimori was first elected President, to 1996, Peru evolved from a closed, protected economy to a more open and deregulated economic system. GDP grew during this period, and economic sectors that had suffered as a result of terrorism and the hyperinflationary conditions of the late 1980s began to expand.

1998-2002. During the five-year period from 1998 to 2002, Peru experienced the following economic results:

•	The economy contracted 0.5% in 1998 and grew only modestly, by 0.9%, in 1999. This was primarily as a result of several external shocks, including the Asian and Russian financial crises, the negative impact of the El Niño atmospheric phenomenon in 1998 on the agriculture and fishing industries, and the devaluation of the Brazilian real, which led to the flight of short-term capital and a reduction in investment and consumer activity.

•	The economy grew 3.1% in 2000. This was primarily due to significant economic expansion during the first half of the year, resulting principally from increased government spending and investment, as the Fujimori administration turned to more populist economic measures to gain public support for Fujimori’s third presidential bid. The economy stagnated during the second half of the year, primarily as a result of the political controversy that led to Fujimori’s removal in November 2000 and cutbacks in government spending to balance Peru’s fiscal accounts.

•	The economy grew 0.6% in 2001. The economy contracted during the first half of the year due to a reduction in public spending and the continued political fallout from Fujimori’s removal, which weakened domestic demand and led to a decline in private investment. The economy began to expand in August 2001 in response to a government-implemented fiscal stimulus package that included reducing the extraordinary solidarity tax from 5.0% to 2.0%, starting a temporary jobs program in the most impoverished areas of Peru and increasing public sector pensions and wages by 9.0% on average. In addition, Peru experienced an average inflation rate of only 2.0% and record gold, silver and zinc production that offset a sharp drop in world metals prices.

•	The economy grew 5.3% in 2002. This growth was the result of improvements in a few sectors, primarily mining and hydrocarbons, as well as manufacturing, construction and other sectors that benefited from increased public building projects.

Recent Economic Developments. The following are preliminary economic results for the first six months of 2003:

•	the average inflation rate for the six months ended June 30, 2003 was 0.7%, as compared to an average deflation rate of 0.5% for the six months ended June 30, 2002;

•	the current account deficit improved to 2.1% of GDP for the first six months of 2003, as compared to a current account deficit of 2.2% of GDP for the first six months of 2002;

•	the net international reserves of the Central Bank increased 9.5% to US$10.0 billion as of June 30, 2003, as compared to US$9.1 billion as of June 30, 2002; and

•	the non-financial public sector fiscal deficit decreased to 1.0% of GDP for the first six months of 2003, as compared to a deficit of 1.5% of GDP for the first six months of 2002.

Privatization. Since 1992, the government has privatized most of its assets in the finance, fishing and telecommunications sectors. The government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The more than 267 privatizations that have been completed in Peru since 1992 have generated revenues of approximately US$9.8 billion.

In June 2002, violent protests against the privatization of power generation companies Empresa de Generación Eléctrica de Arequipa, S.A., or Egasa, and Empresa de Generación Eléctrica del Sur, S.A., or Egesur, led the government to suspend the privatization of the two companies and reevaluate the privatization process.

Since June 2002, the privatization process has been suspended, except for the sale of some mining concessions, a take-or-pay contract for gas from the Camisea gas project and small-scale sales on the local stock exchange of government-owned shares in various companies. Privatization proceeds of US$421 million in 2002 were short of the government’s projected goal of US$700 million for that year.

To quell opposition to the privatization process, the government has sought to reach agreements with presidents of the new regional governments regarding resumption of the privatization process. For the first six months of 2003, the government had raised approximately US$10 million through privatizations and concessions. The government expects to raise US$59.3 million (including the US$10 million raised during the first six months of 2003) in 2003 through privatizations and concessions.

Balance of Payments

Between 1998 and 2002, Peru’s current account registered annual deficits that were partially or wholly offset by capital account surpluses. During this period, the current account deficit decreased from 6.0% of GDP in 1998 to 2.1% of GDP in 2002.

Changes in the balance of payments account resulted from the following:

•	In 1998, the negative effects from El Niño led to a substantial decrease in the volume of fishing and agricultural exports, while sharp decreases in the international prices of Peru’s primary exports led to a significant decline in the value of total exports. The capital account surplus decreased as a result of significant withdrawals of short-term capital in response to the adverse effects of the Asian and Russian financial crises and the effects from El Niño on Peru’s primary export market.

•	In 1999, exports began to recover as El Niño abated. Imports declined significantly as a result of weaker domestic consumer demand and a decrease in private investment. The capital account surplus continued to shrink.

•	In 2000, exports grew significantly, leading to a narrowing of the trade deficit. In 2000, the capital account surplus edged higher as compared to 1999.

•	In 2001, a decline in imports, due in part to weaker domestic demand, and an increase in the volume of Peru’s non-traditional exports reduced the trade deficit. The capital account surplus grew principally as a result of a significant increase in foreign direct investment from US$810 million in 2000 to US$1.1 billion in 2001. US$267 million of foreign direct investment in 2001 was related to privatization.

•	In 2002, the current account deficit remained at US$1.2 billion, primarily as a result of a decrease in net financial and investment income that was offset by a trade surplus. The capital account surplus grew 27.7% to US$2.0 billion, as compared to a surplus of US$1.6 billion for 2001. This growth was primarily a result of a 123.5% increase in foreign direct investment due primarily to increased capital flows toward the mining and hydrocarbon sector.

During the first six months of 2003, the current account deficit remained flat at US$648 million, as compared to a current account deficit of US$645 million for the first six months of 2002.

During the first six months of 2003, the capital account surplus decreased to US$481 million, as compared to US$1.0 billion for the first six months of 2002. This decrease was primarily due to decreases in foreign direct investment and in both short- and long-term capital inflows to Peru, reflecting fewer privatizations and weaker investor confidence.

Monetary Policy

The Central Bank serves as Peru’s monetary authority. The Central Bank’s primary goal is to maintain a stable monetary environment with low levels of inflation. Subject to occasional intervention by the Central Bank in the foreign exchange market to prevent drastic exchange rate fluctuations, exchange rates and interest rates are allowed to float freely.

The economic and monetary program that the government implemented during the early 1990s achieved a drastic reduction in inflation. Prices during 2002 demonstrated significant stability, with an average inflation rate of 0.2%, as compared to 2.0% for 2001. See “The Monetary System—Monetary Policy” and “—Inflation.”

The Fujimori administration liberalized interest rates and eliminated exchange rate controls. These and other reforms fueled growth of the financial sector. Peru’s financial system is open to foreign investment and has benefited from the participation of numerous foreign banks and financial institutions. See “The Monetary System—Financial Sector.”

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. The Central Bank’s net international reserves were US$9.2 billion in 1998, falling to US$8.2 billion by 2000, but increasing to $8.6 billion in 2001 and to $9.6 billion in 2002. See “The Monetary System—Foreign Exchange and International Reserves.”

Public Sector Finances

The non-financial public sector has registered an overall deficit every year from 1998 through 2002, ranging from a low of US$472 million, or 0.8% of GDP, in 1998 to a high of US$1.7 billion, or 3.2% of GDP, in 2000. In 1999, the non-financial public sector deficit increased 243% compared to the previous year, primarily as a result of a shift in the government’s fiscal accounts, from a US$424 million primary surplus in 1998 to a US$544 million deficit in 1999. This drastic shift was caused by a decline in tax revenues that was unaccompanied by a proportionate reduction in government expenditures.

In December 1999, Congress approved the Ley de Prudencia y Transparencia Fiscal, or the Fiscal Prudence Act, aimed at fostering fiscal stability by establishing specific guidelines concerning public sector deficits, government spending growth and public sector debt growth. The Fiscal Prudence Act targeted a deficit of 2.0% of GDP for 2000, 1.5% of GDP for 2001 and 1.0% of GDP for 2002 and also limited any increase in non-financial expenses of the government for 2002 to the average annual inflation rate plus 2.0%.

For 2000, the non-financial public sector deficit was US$1.7 billion, or 3.2% of GDP, exceeding the target of 2.0% of GDP established in the Fiscal Prudence Act. In 2001, the non-financial public sector deficit decreased to US$1.4 billion, or 2.5% of GDP, still exceeding the target of 1.5% of GDP set by the Fiscal Prudence Act. This decrease was a result of a reduction in the government’s fiscal accounts and non-financial expenses, resulting from the improved performance of state-owned enterprises and Seguro Social de Salud, or Social Security for Health, or ESSALUD. On December 5, 2001, Congress temporarily suspended enforcement of the Fiscal Prudence Act’s limit on the public sector fiscal deficit for 2001.

In 2002, the non-financial public sector registered a deficit of US$1.3 billion, or 2.3% of GDP, a 3.5% decrease from 2001. This decrease resulted primarily from an increase in the government’s fiscal account due to increased government revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. The government’s decision to abandon planned privatizations following protests against the sale of power generators Egasa and Egesur led to a decrease in private investment.

In May 2003, Congress amended the Fiscal Prudence Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to the recently-established regional governments. The Fiscal Responsibility and Transparency Act has targeted a non-financial public sector deficit of 2.0% of GDP for 2003 and 1.5% of GDP for 2004. It has also limited any increase in non-financial expenses of the government for 2003 to 3.0% in real terms. In July 2003, however, Congress suspended enforcement of the limit on non-financial expenses of the government for 2003.

For the first six months of 2003, the non-financial public sector registered a deficit of US$316 million, or 1.0% of GDP, a 25.6% improvement from the US$425 million deficit for the first six months of 2002. The government projects a non-financial public sector deficit of 2.0% of GDP in 2003. See “Public Sector Finances—Consolidated Public Sector.”

Public Sector Debt

Ninety-two percent of Peru’s public sector external debt consists of foreign currency denominated debt. As of December 31, 2002, public external debt totaled US$20.7 billion, or 36.4% of GDP, as compared to US$19.0 billion, or 35.0% of GDP, as of December 31, 2001.

Since 1998, Peru’s public sector external debt as a percentage of GDP and as a percentage of total exports of goods and services has fluctuated, rising from 34.4% of GDP and 235.2% of total exports of goods and services in 1998 to 37.8% of GDP and 233.9% of total exports of goods and services in 1999, dropping to 35.9% of GDP and 206.7% of total exports of goods and services in 2000 and 35.0% of GDP and 207.0% of total exports of goods and services in 2001, before rising to 36.4% of GDP and 217.4% of total exports of goods and services in 2002. This fluctuation was due to decreases in nominal GDP in 1998 and 1999 and increases in nominal GDP from 2000 through 2002.

During the period from 1998 to 2002, multilateral debt represented, on average, 30.6% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 41.1% of outstanding multilateral debt each year from 1998 to 2002, and the IADB, representing, on average, 44.1% of outstanding multilateral debt each year from 1998 to 2002.

In February 2002, Peru signed a letter of intent with the IMF establishing a US$316 million stand-by credit facility from 2002 to 2004. In this letter, Peru agreed to economic targets and performance criteria upon which the IMF’s support will be conditioned. These included enacting comprehensive tax reform and pursuing an ambitious agenda of privatizations. Because of the suspension of the privatization program, the IMF has agreed to adjust the targets for the consolidated public sector deficit agreed to in the letter of intent to 2.3% of GDP in 2002 and 1.9% of GDP in 2003.

During the period from 1998 to 2002, total public sector external debt service ranged, as a percentage of total fiscal revenue, from a low of 19.5% in 1998 to a high of 35.7% in 2002. Public sector external debt service measured as a percentage of total exports of goods and services increased from 21.3% in 1998 to 30.4% in 2002. For 2003, the government expects public sector external debt service to represent 21.1% of total fiscal revenue and 25.5% of total exports of goods and services. As a percentage of GDP, public sector external debt service increased from 3.1% in 1998 to 5.1% in 2002.

In 1984, Peru suspended payment on its external commercial bank debt. By the end of 1984, Peru had failed to make scheduled payments of US$1.0 billion in principal and interest on its commercial bank debt. In three rounds of negotiations between 1991 and 1996, Peru rescheduled approximately US$13.4 billion of its short-term external debt held by the Paris Club. In 1997, Peru renegotiated its debt with international commercial banks. The Brady restructuring, as this negotiation was referred to, reduced Peru’s international commercial bank debt from US$10.6 billion to US$4.9 billion.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued and sold US$1.4 billion of its U.S. dollar-denominated global bonds due 2012, raising US$500 million in cash and retiring US$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further US$923 million principal amount of global bonds. The exchange lowered Peru’s total debt by US$111 million and released US$50 million in collateral backing the Brady Bonds. Since that offering, Peru has made the following international bond offerings:

•	In December 2002, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.125% per year and maturing in 2008.

•	In February 2003, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015.

•	In March 2003, Peru issued US$250 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015. This offering was a reopening of the February 2003 offering.

Peru has used the proceeds from these international bond offerings to repay existing debt, to increase international reserves and for general governmental purposes, including financial investment and refinancing.

Investor Considerations

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy. The government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the securities offered by this prospectus. In addition, developments in other emerging countries, such as Argentina, Bolivia, Brazil and Venezuela, may have an adverse effect on other countries in the region, including Peru.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

For the year ended and as of December 31,	For the 6 months ended and as of June 30,
1998	1999	2000	2001	2002	2002	2003
Domestic economy
GDP (at current prices)(1)	US$	56,926	US$	51,629	US$	53,513	US$	54,143	US$	56,870	US$	28,683	US$	30,585
Real GDP (in millions of S/. at constant 1994 prices)(1)	S/.	116,485	S/.	117,590	S/.	121,269	S/.	121,943	S/.	128,434	S/.	64,044	S/.	66,931
Real GDP growth rate(1)	(0.5)%	0.9%	3.1%	0.6%	5.3%	6.7%	3.4%
CPI (annual average change)	7.3%	3.5%	3.8%	2.0%	0.2%	0.5%	0.7%
Unemployment rate(2)	7.8%	8.0%	7.4%	7.9%	N/A	N/A	N/A
Underemployment rate(3)	43.9%	43.2%	43.1%	47.6%	N/A	N/A	N/A

Balance of payments
Total current account	US$	(3,390)	US$	(1,519)	US$	(1,557)	US$	(1,184)	US$	(1,206)	US$	(645)	US$	(648)
Of which:
Trade balance	(2,505)	(706)	(456)	(267)	207	35	186
Total capital account	1,851	566	1,003	1,550	1,980	1,035	481
Of which:
Foreign direct investment	1,582	1,812	810	1,070	2,391	785	587
Errors and omissions(4)	289	148	423	51	7	14	530
Overall balance of payments(5)	(1,250)	(805)	(131)	417	781	405	(363)
Change in Central Bank net international reserves (period end)	(986)	(779)	(224)	433	985	513	399
Central Bank net international reserves (period end)	9,183	8,404	8,180	8,613	9,598	9,126	9,997

Public sector balance
Central government revenue(6)	US$	9,090	US$	7,641	US$	8,032	US$	7,730	US$	8,130	US$	3,886	US$	4,409
As a % of GDP	16.0%	14.8%	15.0%	14.3%	14.3%	13.5%	14.4%
Central government expenditure(7)	US$	8,667	US$	8,186	US$	8,342	US$	8,087	US$	8,247	US$	3,809	US$	4,086
As a % of GDP	15.3%	15.9%	15.6%	14.9%	14.5%	13.3%	13.4%
Central government fiscal balance	US$	(631)	US$	(1,627)	US$	(1,477)	US$	(1,516)	US$	(1,243)	US$	(455)	US$	(250)
As a % of GDP	(1.1)%	(3.2)%	(2.8)%	(2.8)%	(2.2)%	(1.6)%	(0.8)%
Non-financial public sector fiscal balance(8)	US$	(472)	US$	(1,623)	US$	(1,736)	US$	(1,376)	US$	(1,328)	US$	(425)	US$	(316)
As a % of GDP	(0.8)%	(3.2)%	(3.2)%	(2.5)%	(2.3)%	(1.5)%	(1.0)%

Public sector debt
Public sector external debt	US$	19,562	US$	19,500	US$	19,205	US$	18,967	US$	20,715	US$	19,883	US$	21,411
As a % of GDP	34.4%	37.8%	35.9%	35.0%	36.4%	N/A	N/A
Public sector domestic debt(9)	N/A	US$	4,805	US$	5,108	US$	5,772	US$	5,812	US$	5,793	US$	5,881
As a % of GDP	N/A	9.3%	9.5%	10.7%	10.2%	N/A	N/A
Total public sector debt	N/A	US$	24,305	US$	24,313	US$	24,739	US$	26,527	US$	25,568	US$	27,292
As a % of GDP	N/A	47.1%	45.4%	46.7%	46.6%	N/A	N/A
Public sector external debt service:
Amortizations(10)	US$	738	US$	971	US$	1,042	US$	918	US$	1,888	US$	1,357	(12)	578
Interest payments(10)	1,032	1,057	1,112	1,076	1,011	479	513

Total external debt service	US$	1,770	US$	2,028	US$	2,154	US$	1,994	US$	2,899	US$	1,836	US$	1,091

As a % of exports of goods and services(11)	21.3%	24.3%	23.2%	21.8%	30.4%	41.3%	21.4%
Exchange rate (end of period, S/. per US$)	3.15	3.51	3.53	3.44	3.51	3.47	3.47
Exchange rate (average, S/. per US$)	2.93	3.38	3.45	3.51	3.52	3.49	3.48

(1)	Preliminary data.
(2)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.
(3)	Refers to the percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(4)	Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(5)	Includes current account balance, financial account and errors and omissions.
(6)	Excludes privatization receipts.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Totals for 1998 do not include short-term debt, as short-term debt data is unavailable for that year.
(10)	Excludes Central Bank debt.
(11)	Includes exports of goods and services and investment income.
(12)	Includes US$902 million in Brady bonds exchanged for global bonds.
N/A	= Not Available.

Source: Central Bank, unless otherwise indicated.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Peru will use the net proceeds from the sale of securities for the general purposes of the government, including, but not limited to, financial investment and the refinancing, repurchasing or retiring of its domestic and external indebtedness. Peru may also issue securities offered by this prospectus in exchange for any of its outstanding securities.

THE REPUBLIC OF PERU

Territory and Population

The Republic of Peru is located in western South America. It shares its borders with Ecuador and Colombia to the north, Brazil and Bolivia to the east and Chile to the south. Its territory covers an area of approximately 496,222 square miles, including a 1,500 mile-long Pacific Ocean coastline and a 200 mile-wide maritime zone. Peru’s major cities are Lima, the nation’s capital, Arequipa, Trujillo, Chiclayo, Iquitos, Piura, Chimbote and Cuzco.

Peru is divided by the Andes Mountains into three sharply different geographical regions—a narrow strip of desert along the western coast, a central region of high mountains that form part of the Andes and a large, heavily forested area leading to the Amazonian plains in the east. Peru’s climate varies significantly by region, from tropical rain forests in the east and a dry desert in the west, to temperate and frigid regions in the mountainous central part of the country. The Andes rise over 20,000 feet and contain large plateaus and extensive valleys. Lima and other major cities, such as Trujillo and Chiclayo, are located along the coast.

Peru’s central coast is occasionally affected by an atmospheric phenomenon known as El Niño, which raises the temperature of the superficial coastal waters, causing an increase in air temperature, a decrease in atmospheric pressure along the coast and an increase in the sea level along the Peruvian coastline. These conditions produce increased rainfall in the northern coast, which may result in severe flooding and mudslides. In 1998, the warm waters caused by El Niño disrupted Peru’s fishing and agricultural industries as marine life migrated to deeper, colder waters, crops were destroyed by flooding and elevated temperatures along the coast gave rise to new crop pests and plagues. The flooding caused approximately US$1.2 billion in damage to Peru’s infrastructure. El Niño recurs on average every six years; however, the timing of each recurrence, its length and its severity cannot be predicted.

Peru’s southern region is located on seismic faults, which make the area susceptible to earthquakes. In June 2001, an earthquake measuring 8.4 on the Richter scale struck along the coast of south-central Peru, killing at least 80 people, injuring over 2,700 people and leaving homeless approximately 47,500 people. An earthquake measuring 7.6 on the Richter scale struck the same area in July 2001. These two earthquakes caused an estimated US$300 million in damage.

Peru’s population, estimated as of June 30, 2003 to be 28 million, is multi-racial and multi-cultural. Approximately 45.0% of the population is Indian, 37.0% is Mestizo, or mixed Indian and Caucasian, 15.0% is Caucasian, 2.0% is of African descent and 1.0% is of Asian descent. Spanish, Quechua and Aymara are Peru’s official languages. Almost 99.0% of Peru’s population speaks Spanish and approximately 28.0% resides in rural areas. The population grew at an estimated average rate of 1.6% per year in the period from 1995 to 2002.

In 2002, Peru’s adult literacy rate was approximately 90.0%. Approximately 86.0% of Peruvian adult women are literate and approximately 95.0% of Peruvian adult men are literate. In 2001, approximately 96.5% of children ages six to 11 attended school, while approximately 88.1% of children ages 12 to 16 attended school. Approximately 435,637 students were enrolled in Peru’s 75 universities, of which approximately 44.0% are public and the remainder are private. There are 19 private universities and seven national universities in Lima, including the Universidad Nacional Mayor de San Marcos, or National University of San Marcos, which was founded in 1551 and is the oldest university in South America. Peru also maintains universities in Arequipa, Cuzco and Trujillo. Approximately 20.8% of Peruvians between the ages of 17 and 25 pursued higher education during the 2000 school year.

The World Bank classifies Peru as a lower-middle-income developing country. The following table provides comparative per capita GNP figures and other selected comparative statistics as of the years indicated.

	Bolivia			Ecuador			Peru			Venezuela			Colombia			Brazil			Chile			Argentina		United States
Per capita GDP(1)	US$	2,300		US$	3,280		US$	4,570		US$	5,670		US$	7,040		US$	7,360		US$	9,190		US$	11,320	US$	34,320
United Nations index of human development (world ranking)(2)		114			97			82			69			64			65			43			34		7
Life expectancy at birth (in years)(3)		63			70			70			74			72			68			76			74		78
Infant mortality (per 1,000 live births)(3)		60			25			30			19			19			31			10			16		7
Adult Illiteracy rate(4)		14%			8%			10%			7%			8%			13%			4%			3%		N/A
Adult female illiteracy rate		20%			10%			14%			8%			8%			13%			4%			3%		N/A
Adult male illiteracy rate(5)		8%			7%			5%			7%			8%			13%			4%			3%		N/A
% of households below the poverty line(6)		34.3	%(7)		52.3	%(8)		51.4	%(9)		32.0	%(10)		26.5	%(10)		23.7	%(10)		8.7	%(10)		N/A		N/A

(1)	2001 data. Adjusted for purchasing power parity. United Nations Development Program, Human Development Report 2003.
(2)	2001 data. Source: United Nations Development Program, Human Development Report 2003.
(3)	2002 data.
(4)	2001 data. Adults are aged 15 years and older. United Nations Development Program, Human Development Report 2003.
(5)	2001 data. Adults are aged 15 years and older.
(6)	The poverty line is defined as the population living on a daily per capita income of US$2, adjusted for purchasing power parity.
(7)	1999 data.
(8)	1995 data.
(9)	2000 data. Source: Fondo Nacional de Compensacíon Desarrollo Social (Foncodes).
(10)	1998 data.
N/A	= Not Available.

Source: World Bank, 2003 Development Indicators, unless otherwise indicated.

History, Government and Political Parties

History

Beginning in the ninth millennium B.C., several developed cultures settled in Peru, including the Chavín, Sechín, Chimú, Mochica, Paracas, Nazca, Tiahuanaco and Wari. In the 12th century A.D., the Quechua-speaking Inca settled around the Cuzco Valley. By the time the Spanish arrived in 1531, the Inca had created an empire that encompassed areas of modern Peru, Ecuador, Bolivia and Colombia. In 1533, the Spanish captured the Inca capital at Cuzco and by 1542 had consolidated their control over the entire Inca territory. In 1542, the Spanish established the viceroyalty of Lima, which governed vast portions of Spanish territorial possessions in South America.

Peru remained under Spanish rule until 1821, when José de San Martín proclaimed Peru’s independence, although the Spanish were not finally defeated until 1824. In the first two decades of the post-independence era, political fragmentation and political instability plagued Peru. Peru was ruled by at least 24 regimes between 1821 and 1845. During this period, Peru’s constitution was rewritten six times. In the 1840s, Peru initiated a period of extraordinary economic growth driven by the exportation of guano, a form of fertilizer obtained from the droppings of birds in the Chincha Islands.

In 1879, Peru allied itself with Bolivia to fight an unsuccessful war against Chile over the disputed nitrate-rich Atacama Desert. This war, known as the War of the Pacific, ended in 1883 with the signing of the Treaty of Ancón, in which Peru ceded to Chile in perpetuity the nitrate-rich province of Tarapacá and relinquished, for a period of ten years, the provinces of Tacna and Arica. Tensions over these two provinces continued until 1929, when the United States brokered a deal that returned the province of Tacna to Peru but allowed Chile to retain control over the province of Arica.

From 1895 to 1914, Peru experienced political stability and economic growth. In 1914, Colonel Oscar R. Benavides (1914-15, 1933-39) orchestrated a military coup that ended almost two decades of uninterrupted civilian rule. In the early stages of World War I, Peru experienced a recession as the war temporarily isolated Peru from its export markets. When overseas trade resumed, demand for Peru’s export products increased dramatically and Peru suffered a period of sustained inflation. This inflation had a particularly negative impact on Lima’s working classes and led to a wave of labor strikes in 1918 and 1919.

In 1919, Augusto B. Leguía (1908-12, 1919-30) began an 11-year rule known as the oncenio and created a new, progressive constitution adopted in 1920 that enhanced the power of the state to carry out a number of popular social and economic reforms. The regime weathered a brief postwar recession and then generated considerable economic growth by opening Peru to foreign loans and investment. Leguía’s popularity waned, however, as a result of a border dispute with Colombia involving territory in the rubber-tapping region between the Río Caquetá and the northern watershed of the Río Napo. Under the U.S.-brokered Salomón-Lozano Treaty of March 1922, the Río Putumayo was established as the boundary between Colombia and Peru.

During the 1930s, a popular movement, with origins in Mexico, known as the Alianza Popular Revolucionaria Americana, or American Popular Revolutionary Alliance, or APRA, spread to Peru under the leadership of Víctor Raúl Haya de la Torre. This continent-wide popular alliance quickly became a prominent center-left political party in Peru and a strong antagonist to Peru’s armed forces. In the presidential election of 1931, Luis Sánchez-Cerro (1931-33) defeated APRA’s Haya de la Torre, who accused Sánchez-Cerro of fraud. In July 1932, APRA followers staged a popular rebellion in Trujillo, which resulted in the execution of approximately 60 army officers and the deaths of at least 1,000 APRA members and their sympathizers.

Despite the political turmoil, Peru’s economy was one of the least affected by the Great Depression because of Peru’s relatively diversified range of exports, led by cotton, lead and zinc. Unlike many other Latin American countries that adopted import-substitution industrialization measures to counteract the effects of the Great Depression, Peru made relatively few alterations to its long-term model of export-oriented growth.

In 1939, Manuel Prado y Ugarteche (1939-45), a Lima banker from a prominent family and son of a former president, was elected president. He was soon confronted with a border conflict with Ecuador that led to a brief war in 1941. The conflict dated back to the post-independence period. Following independence, Ecuador had been left without access to either the Amazon River or the Río Marañón, the region’s other major waterway, and thus without direct access to the Atlantic Ocean. In an effort to assert its territorial claims in a region near the Río Marañón in the Amazon Basin, Ecuador’s military occupied the town of Zarumilla along its southwestern border with Peru. The Peruvian army responded and defeated the Ecuadorian army. For a discussion of Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations—Relations with Ecuador” below.

During the 1950s and 1960s, Peru experienced export-led growth and increased national and foreign investment. During this time, many peasants migrated to the coast, the center of Peru’s economic growth. As a result of heavy migration, the population of metropolitan Lima increased from 100,000 in 1940 to over 1.6 million in 1961.

In 1968, Peru returned to military rule when General Juan Velasco Alvarado (1968-1975) overthrew elected President Fernando Belaúnde Terry of Acción Popular, or AP. Velasco implemented an extensive program of agrarian reform and nationalized the fishmeal and oil industries, several banks and petroleum and mining companies. General Francisco Morales-Bermúdez Cerruti replaced Velasco in 1975. He presided over the transition to civilian rule and the adoption of a new constitution in 1979.

In 1980, voters reelected Belaúnde in the first popular elections since 1968. Belaúnde attempted to cut spending and dismantle many of the military government’s populist reforms. Soaring inflation and unemployment, however, made it difficult to curb public spending. At the same time, Belaúnde’s government was destabilized by the rise of subversive movements.

The Sendero Luminoso, or the Shining Path, was founded in 1970 as an offshoot of the Peruvian Communist Party. The group espoused a Maoist ideology and initiated terrorist activities in 1980 as a means of overthrowing the government. The Movimiento Revolucionario Túpac Amaru, or Tupac Amaru, was founded in 1984 as a radical leftist organization that promoted communal ownership of property and advocated an armed struggle against capitalism. These two groups took advantage of mounting social unrest produced by 12 years of military rule and growing class consciousness among indigenous communities to recruit members. They raised funds by establishing a financial alliance with drug traffickers and protecting expanding coca fields. Drawing on these funds, the Shining Path and Tupac Amaru waged a guerilla war against the government and engaged in rural terrorism. The social crisis in Peru in the early 1980s was exacerbated by a sharp drop in international commodity prices and the El Niño weather phenomenon of 1982-1983, which led to a deepening recession and increasing social instability.

Alan García Pérez of the APRA won the presidency in 1985. The García administration was plagued by terrorist activity and allegations of corruption. President García pursued a populist agenda, financed by substantial increases in government spending that led to a record 7,650% inflation rate in 1990. He attempted to nationalize the banking system and limited Peru’s debt service payments to no more than 10% of exports. In response, international creditors refused to extend new credits to Peru. During the García administration, GDP decreased 20% from levels in the early 1980s.

In 1990, voters elected Alberto Fujimori of the Cambio 90 party as president. Fujimori implemented a comprehensive neo-liberal economic program based on fiscal discipline, a stable monetary policy and aggressive privatization of state-owned industries. These initiatives succeeded in curbing inflation, reducing public external debt and fostering economic growth. For a discussion of Fujimori’s economic policies, see “The Economy—History and Background” below.

Fujimori also launched a successful campaign against the terrorism of the Shining Path and Tupac Amaru. In September 1992, the police captured the Shining Path’s founder, Abimael Guzmán, and its other principal leaders. In 1997, the Peruvian armed forces killed several Tupac Amaru leaders, including its principal leader, Néstor Cerpa Cartolini, in a rescue operation to free hostages being held by Tupac Amaru at the Japanese Embassy in Lima. For a description of subversive activities in Peru, see “—Subversive Activities” below.

In 1995, Peru and Ecuador fought a brief war over a disputed area of their border. This dispute dated back to the Protocolo de Río de Janeiro of 1942, or Rio de Janeiro Protocol, a treaty between Peru and Ecuador signed after the brief war these countries fought in 1941. The dispute was finally settled in 1998. For a description of this dispute and Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations—Relations with Ecuador” below.

Fujimori’s harsh governing style created significant congressional opposition. On April 5, 1992, Fujimori dissolved Congress and, in November 1992, called for the election of a constitutional congress, which adopted a new constitution in 1993. The new 1993 Constitution gave the President authority to issue emergency decrees relating to economic and financial matters, if those decrees are in the national interest and do not relate to tax matters. Emergency decrees have the force of law and do not require previous legislative approval, although Congress may subsequently modify or derogate those decrees. Under the 1993 Constitution, Congress may censure or obtain a no-confidence resolution against the President’s Consejo de Ministros, or Council of Ministers, forcing their removal. The 1993 Constitution bars the President from dissolving Congress during the last year of the President’s mandate. Additionally, the 1993 Constitution allows presidents to serve for two consecutive terms, which was prohibited under the 1979 Constitution. Fujimori was reelected for a second term in 1995.

Following his dissolution of Congress in 1992 and the adoption of the 1993 Constitution, Fujimori centralized power in the hands of the presidency, thus undermining legal mechanisms of accountability, strengthening the powers of the military and intelligence service and compromising the autonomy of the legislature, judiciary and media. This debilitated Peru’s political system, fostered widespread political corruption, and, in the later years of Fujimori’s administration, undermined the success of his economic program.

Although the 1993 Constitution allowed presidents to serve for only two consecutive terms, in August 1996 Congress passed an interpretative law clarifying that this limit applied only to presidential terms beginning after 1993. In December 1996, the Constitutional Tribunal, with the vote of three members, with four justices abstaining, ruled that the 1996 interpretative law did not apply to Fujimori. In May 1997, Congress removed the three justices who voted in favor of this ruling on the basis that they had exceeded their authority by attempting to issue a binding opinion with the vote of only a minority of the Constitutional Tribunal’s members. The president of the Constitutional Tribunal later resigned in protest over Congress’ action. On July 28, 2000, Fujimori began a controversial third term as president amid allegations of electoral fraud.

In September 2000, a bribery scandal involving Vladimiro Montesinos, a former army captain and lawyer who became an advisor to Peru’s intelligence agency and a close ally of Fujimori, prompted charges of political corruption within the Fujimori administration. Fujimori responded to the increased criticism and mounting protests by calling for new presidential elections to be held in April 2001. He also announced that he would not seek reelection. Weeks later, however, the growing investigation into corruption charges and condemnation of Montesinos and his ties to Fujimori led Fujimori to resign. Congress refused to accept Fujimori’s resignation. Rather, Congress removed Fujimori from office, declared the post of Chief of State vacant due to moral incapacity and barred him from holding any Peruvian public office for ten years.

Fearing prosecution and claiming that he could not be tried in Peru because of his Japanese citizenship, Fujimori refused to return to Peru. Under the 1993 Constitution, the First Vice President was next in line for the presidency, but Peru’s First Vice President had resigned in October 2000 in protest of Montesinos’ influence within the Fujimori administration. The Second Vice President also resigned following Fujimori’s removal as a result of his connection to Fujimori and pressure by opposition congressmen. Under the 1993 Constitution, executive authority shifted to Valentín Paniagua Corazao, the president of Congress, who became president on November 22, 2000.

Presidential and congressional elections were held on April 8, 2001. In the presidential contest, Alejandro Toledo Manrique of the Perú Posible party obtained 36.5% of the vote, former President Alan García Pérez of the APRA obtained 25.8% of the vote and Lourdes Flores Nano of the Unidad Nacional party, or UN, obtained 24.3% of the vote. In June 2001, Toledo won the presidency in a runoff election against García, receiving 53.1% of the vote to García’s 46.9% of the vote.

On August 27, 2001, Congress voted to lift Fujimori’s presidential immunity. On September 5, 2001, Peru’s Attorney General formally charged Fujimori with the murder of 15 people in 1991 and the forced disappearance and murder of nine students and a professor in 1992. Since 2000, Congress has, at seven different times, approved charges against Fujimori, including embezzlement and murder. In July 2003, the government presented a formal extradition request to the Japanese government. Peru and Japan do not have an extradition treaty and Fujimori, the son of Japanese immigrants, is protected from extradition by his Japanese citizenship.

Government

Regional Governments. Peru is a representative democracy that is geographically and administratively divided into 25 regional governments. Prior to January 1, 2003, Peru was divided into 24 Temporary Regional Administration Councils, or “regional councils.” The regional councils were divided into 193 provinces and the constitutional province of Callao, Peru’s principal port, adjacent to Lima, and 1,828 districts. Each regional council was governed by an administrative official appointed by the President and formed part of the government. Provinces and districts have their own civil governments, which are independent of the government.

As of January 1, 2003, Peru’s regional councils were replaced by 25 new regional governments, each governed by elected officials and independent of the government. Elections were held on November 17, 2002 for the presidents, vice presidents and members of local councils for each of the regional governments. The elected officials will serve four-year terms. The APRA won 12 of the 25 regional presidencies, including the presidency of the Region of Lima, the Union por el Perú, or UPP, won two and Perú Posible-FIM, the coalition in government, won two. The nine other regional presidencies were won by independents and smaller parties.

On November 8, 2002, Congress passed the law establishing the framework under which the regional governments operate. The law grants to the regional governments the authority to borrow money and issue debt domestically or internationally, so long as, in the latter case, the debt is guaranteed by the government. In addition, the law grants to the regional governments the power to propose the creation or elimination of regional taxes. Under the 1993 Constitution, only Congress and the Executive Branch pursuant to legislative authority delegated by Congress may create, amend or eliminate taxes.

On January 1, 2003, Congress granted to the government the exclusive power to determine, conduct and manage national and regional policies in accordance with national and regional needs. Additionally, Congress granted to the government the power to issue Decretos de Urgencia, or extraordinary decrees, on economic and financial matters if the financial or budgetary status of one or more of the regional governments puts the national economy and finances at significant risk.

The 2003 budget distributes the national budget among the government, the regional governments and the municipal governments in accordance with the new governmental structure. A portion of the national budget that was earmarked for the regional governments was to be funded from privatization proceeds. Because privatization proceeds in 2003 have been lower than expected, the government had used other sources of funds to finance privatization-related transfers to the regional governments.

National Government. The 1993 Constitution provides for a presidential system of government in which national powers are divided among independent executive, legislative and judicial branches.

Executive power is exercised by the President, who appoints ministers, enacts the laws passed by the legislative branch and is the commander-in-chief of the armed forces. The President may enter into treaties without prior congressional approval, except for treaties relating to human rights, Peru’s sovereignty, national defense, financial obligations to be assumed by the government and treaties that create, modify, or repeal taxes or overrule existing laws. The President is directly elected for a five-year term. The 1993 Constitution abrogated the ban on presidential reelection and provided that a President may be reelected only to one consecutive term. The 1993 Constitution was amended in November 2000, reinstating the ban on consecutive presidential terms. Former presidents may seek the presidency again after a presidential term has elapsed.

The 1993 Constitution provides for two electoral rounds. If the first round does not yield a majority vote for any one presidential candidate, a majority in the first round being 50% plus one of the total votes cast, a second round is held between the two presidential candidates that obtained the greatest number of votes in the first round. The 1993 Constitution introduced the positions of First and Second Vice President. These officials are popularly elected but have no constitutional functions unless the President is unable to discharge his duties. If the President cannot discharge his duties, the First Vice President assumes the presidency. The Second Vice President assumes the presidency if the First Vice President is unable to discharge his duties.

Congress is in the process of a comprehensive review of the 1993 Constitution, which may lead to the enactment of constitutional amendments, including amendments to rescind measures adopted during the Fujimori administration relating to executive power.

After the President, executive authority is vested in the Council of Ministers, which is headed by the President of the Council of Ministers, who is appointed by the President. The Council of Ministers oversees and coordinates the activities of Peru’s various ministries and approves all legislative proposals sent by the President to Congress. However, the Counsel of Ministers may not approve laws without the President’s approval. Each member of the Council of Ministers may approve ministerial resolutions without the President’s consent, but these are regulations that do not have the force of laws approved by Congress and are superseded by laws proposed by the Council of Ministers and approved by the President.

The legislative branch consists of a unicameral congress composed of 120 members who are elected for a five-year term, with all seats subject to reelection at the end of each five-year period. There are 25 electoral districts and the number of members elected by each district is proportional to the district’s population. Lima, the most populous district, elects 35 members. The next congressional elections are scheduled for April 2006. In April 2003, Congress voted to amend the 1993 Constitution to create a 50-seat Senate and return to a bi-cameral legislature, as well as to expand the existing chamber to 150 members. If this amendment is approved for a second time in the current ordinary legislature, it will be in effect for the general elections scheduled for 2006.

In addition to passing laws, Congress is empowered to approve the government’s budget and to approve treaties. Congress may delegate to the executive branch, for definite periods of time, legislative authority over specific matters.

The highest courts in Peru are the 18-member Supreme Court of Justice and the seven-member Constitutional Tribunal. The Peruvian judicial system is also composed of:

•	justices of the peace, who preside over district court proceedings related to alimony, landlord-tenant, personal debt and real and personal property disputes and who function as arbiters but cannot issue legally-binding decisions;

•	courts of first instance, which include civil, penal and special-chamber courts having jurisdiction over all cases not under the express jurisdiction of other courts, and a series of specialized courts dealing with matters such as drug-related cases and which were established to reduce the backlog of cases pending final action in the other courts of first instance;

•	military courts, which adjudicate charges of criminal conduct brought against members of the armed forces and the police while discharging their duties and charges of national treason and terrorism brought against civilians; and

•	superior courts, which review judgments rendered by all lower courts, except military courts.

All judges in the Peruvian judicial system, with the exception of justices of the peace, who are elected by popular vote, and members of the Constitutional Tribunal, who are elected by Congress, are appointed and may be removed only by the Consejo Nacional de la Magistratura, or Judiciary Council. This independent body is composed of seven members who are elected for five-year terms by several national entities, through secret votes, as follows:

•	one member is elected by the Supreme Court of Justice;

•	one member is elected by the Junta de Fiscales Supremos, or Board of Supreme Prosecutors;

•	one member is elected by the members of the bar associations;

•	one member is elected by the presidents of the national universities;

•	one member is elected by the presidents of the private universities; and

•	two members are elected by Peru’s other collegiate associations of professionals.

In addition, the Judiciary Council may elect two additional members. The Judiciary Council reviews and ratifies all judges every seven years, including the members of the Supreme Court of Justice and justices of the peace.

The Supreme Court of Justice has ultimate jurisdiction over all matters adjudicated by the superior courts and over all military court rulings in which the death penalty is imposed. Its members must be over age 45 and must retire by age 70. The Judiciary Council may refuse to ratify or may remove a member of the Supreme Court of Justice only because of physical or mental incapacity, or for engaging in conduct incompatible with his or her duties.

The Constitutional Tribunal is the final arbiter of the Constitution. Its members are appointed by Congress for five-year terms, are not subject to reelection and cannot be removed before their term expires, unless Congress determines that a magistrate has:

•	become physically incapacitated or morally unfit;

•	engaged in conduct incompatible with his or her duties; or

•	been found guilty of a crime.

Political Parties

With the exception of the APRA and AP, Peru’s political parties do not have deep historical roots and often change, merge or dissolve. Currently, the principal political parties in Peru are Perú Posible, APRA, UN, AP, UPP and Frente Independiente Moralizador, or the FIM.

Perú Posible. Perú Posible seeks to promote economic growth through a liberal economic program designed to foster domestic and foreign investment and fiscal and macroeconomic stability, while investing in social programs designed to alleviate poverty and create employment. Peru’s current president, Alejandro Toledo, founded the party in 1994. Because this party does not have an absolute majority in Congress, the Toledo administration must seek alliances with members of other parties to enact its policies.

APRA. Initially left wing in its outlook, the APRA became a conservative force during the 1950s and is now a center-left party. Alan García, a member of the APRA, became President in 1985. Despite that his presidency is associated with hyperinflation and economic mismanagement, García obtained significant support in the 2001 presidential election, forcing a runoff in which Alejandro Toledo prevailed. Although defeated in the latest presidential election, the APRA wields significant political influence, as it is the party with the second-highest representation in Congress.

UN. The UN is an electoral alliance formed by three parties: Partido Popular Cristiano, Solidaridad Nacional and Avancemos. The UN supports socially oriented market policies with a focus on promoting Christian values. Lourdes Flores Nano ran as the UN’s presidential candidate in 2001.

AP. The AP supports a moderate reform program that emphasizes modernization and development through an activist public sector. Fernando Belaúnde, who served as President from 1963 to 1968 and from 1980 to 1985, founded the AP in 1956. The AP’s membership includes Valentín Paniagua, who became President during the transition government that followed Fujimori’s removal in 2000. The AP continues to base its platform on Belaúnde’s governing philosophy.

UPP. The UPP adheres to socially oriented market policies focused on job creation, labor protection and environmental initiatives. Javier Pérez de Cuellar founded the UPP in 1995, when he unsuccessfully challenged Fujimori for the presidency. In the 2001 elections, the UPP formed an alliance with two smaller movements, Movimiento por la Democracia and Movimiento Social Demócratas Independientes.

FIM. The FIM emphasizes measures to expose and eliminate corruption in government. The FIM promotes an activist Congress that is able to maintain proper checks on executive power. The FIM’s economic platform advocates reducing income taxes and increasing public sector wages. Fernando Olivera Vega, a former Minister of Justice, founded the FIM in 1990.

The following table provides congressional representation of each of the political parties as of the most recent election in 2001.

	Congress
	Seats	%
Perú Posible	41	34.2%
APRA	28	23.3
UN	14	11.7
Somos Perú-AP-UPP	10	8.3
FIM	10	8.3
Independent Democratic Parliamentary Group(1)	7	5.8
Perú Ahora(2)	6	5.0
Non-affiliated	4	3.3

Total	120	100.0%

(1)	An informal alliance of independent members of Congress.
(2)	An informal alliance of independent members of Congress.

Source: Ministry of Finance.

Foreign Policy and Membership in International and Regional Organizations

Peru has not been involved in any significant international conflicts since the end of its border dispute with Ecuador in 1998. A brief diplomatic dispute erupted in 2001 between Peru and Venezuela in connection with the capture of the former advisor to Peru’s intelligence agency, Vladimiro Montesinos, in Venezuela. Peru alleged that Venezuela had temporarily hidden and protected Montesinos after formal charges had been brought against him in Peru, a claim that Venezuela denied. Venezuela temporarily severed relations with Peru between June 28 and July 28, 2001, but relations between the two countries have since been completely restored.

In July 2003, Peru presented a formal extradition request to the Japanese government to extradite Alberto Fujimori to Peru to face charges ranging from embezzlement to murder. The Japanese government is reviewing the request. Peru and Japan do not have an extradition treaty. Fujimori, the son of Japanese immigrants, is protected from extradition by his Japanese citizenship. The Toledo administration intends to continue to seek Fujimori’s extradition, but it does not expect Peru’s commercial and other ties with Japan to be adversely affected by the dispute.

Peru maintains diplomatic relations with 153 countries and is a member of 153 regional and international organizations and forums, including:

•	the United Nations;

•	the Organization of American States;

•	the Community of Andean Nations, formerly known as the Andean Pact;

•	the World Trade Organization, or WTO;

•	the Economic Commission for Latin America and the Caribbean;

•	the Latin American Integration Association;

•	the IADB;

•	the IMF;

•	the World Bank;

•	the International Finance Corporation;

•	the CAF;

•	the Group of 15;

•	the Asia-Pacific Economic Cooperation; and

•	the Free Trade Area of the Americas.

Peru joined the General Agreement on Tariffs and Trade in 1951 and is a founding member of the WTO, which was established in January 1995. In addition, Peru participates in several regional initiatives designed to promote trade and foreign investment. The most significant of these initiatives are the following:

•	Since 1980, Peru has been a member of the Latin America Integration Association, which promotes and coordinates bilateral trade agreements between its member countries. Under the auspices of this association, Peru has signed preferential tariff agreements with Argentina, Brazil, Cuba, Mexico, Paraguay and Uruguay.

•	Since 1990, Peru has been a member of the Community of Andean Nations, which also includes Bolivia, Colombia, Ecuador and Venezuela. This organization seeks to promote economic integration and cooperation to develop gradually a common market by 2005. The common market will provide for the free trade of goods, services, capital and people between its member countries. A tariff reduction schedule has been in place since 1997, which currently applies a 15% to 100% tariff reduction on various products. In April 1998, the Community of Andean Nations signed a framework agreement with the Common Market of the South, or Mercosur, whose members are Argentina, Brazil, Paraguay and Uruguay, to create a free trade zone between the two economic blocs. The Community of Andean Nations has also reached bilateral agreements with Brazil and Argentina as a first step towards the creation of free-trade arrangements with these countries.

•	Since 1990, Peru has been a beneficiary of the General System of Preferences for the Andean Countries, a program of unilateral trade preferences granted by the European Union that is intended to promote economic development in the Andean region. Under the program, the European Union sets zero tariffs for fishing, agriculture and textile products from Peru. This program was scheduled to expire on December 31, 2001, but was automatically renewed for three years on December 10, 2001. The renewed program will be in effect from January 1, 2002 until December 31, 2004, when a new round of negotiations on the terms of the program will take place.

•	Since 1991, Peru has been, together with Ecuador and Colombia, a beneficiary of the U.S. Andean Trade Preferences Act, a program of unilateral trade preferences granted by the United States to promote export diversification and broad-based economic development as an alternative to drug-crop production in the Andean region. For 2002, Peru supplied approximately 19.6% of the products that entered the U.S. market under this program. The Act expired on December 4, 2001. On August 8, 2002, the U.S. renewed the Act for five years. The renewed Act provides benefits retroactively to December 2001 and expands Peru’s low-tariff benefits to products including Peruvian textiles, footwear, fruits and tuna.

•	In 1994, Peru participated in the Summit of the Americas in Miami, which led to the establishment of the Free Trade Agreement of the Americas. This agreement seeks to create a free trade zone in the Western Hemisphere by 2005, which, if implemented, would grant preferential treatment to Peruvian goods and services exported to other member countries.

•	In June 1998, Peru signed an agreement with Chile as a first step towards establishing a free-trade zone with this neighboring country. This agreement, which took effect on July 1, 1998, gradually eliminates all custom duties between the two countries, provides for a substantial reduction in tariffs over a ten-year period and establishes a framework for cooperation in the areas of foreign investment, customs procedures, tourism, services trade, dispute resolution and sanitary requirements.

•	Since November 1998, Peru has been a member of the Asia-Pacific Economic Cooperation, which seeks to achieve free trade in the Asia-Pacific region through a progressive reduction in the tariffs of its member countries. This organization establishes trade rules in areas of foreign investments, rules of origin, customs procedures, technical barriers to trade, unfair trade practices, promotion of competition, intellectual property and dispute resolution.

•	In August 2003, Peru signed an agreement with Brazil to become an associate member of the Mercosur. The agreement becomes effective on November 1, 2003. The Mercosur, formed by members Argentina, Brazil, Paraguay and Uruguay, also includes associate members Bolivia and Chile. The Mercosur seeks to create a full common market in goods, services and factors of production among its members and to establish common external tariffs for trade with non-members. Peru expects to eliminate gradually its trade barriers with the members of the Mercosur, with a goal of barrier-free trade with Paraguay and Uruguay in 13 years and with Argentina and Brazil in 15 years.

Relations with Ecuador

Peru has had several territorial disputes with Ecuador dating back to colonial times. A significant military clash occurred in 1941, which came to an end in 1942 with the signing of the Rio de Janeiro Protocol. This settlement, sponsored by Argentina, Brazil, Chile and the United States, established territorial limits between Peru and Ecuador but failed to delineate clearly their border in a 78-kilometer section of the Andean foothills. Further disputes over the border in this region led to additional clashes in 1981 and 1995. In the latest clash, thousands of soldiers from each country fought an intense but localized war in the disputed territory of the upper Cenepa valley.

A peace agreement brokered in February 1995 by the four sponsors of the Rio de Janeiro Protocol led to the cessation of hostilities and established the Military Observers Mission to Ecuador-Peru to monitor activities in the disputed area. In 1996, Peru and Ecuador began a series of meetings that led to the 1998 Brasilia Agreement, which defined the border in the disputed area. The agreed upon border tracks the peaks of the Cordillera del Cóndor mountain range. The 1998 Brasilia Agreement granted Ecuador private ownership of a hill known as Tiwinza, but it was agreed that the hill would remain under Peruvian sovereignty. In May 1999, a complete demarcation of the border was completed. The 1998 Brasilia Agreement also established terms of bilateral trade and navigational understandings between the two nations and created the Bi-National Commission for Border Integration. This commission led to the launch of a US$3.0 billion regional development program to improve social and economic conditions along the border.

Peru currently maintains strong political and economic relations with Ecuador. The two governments have signed further agreements on border development, navigation, security and trade. On July 30, 1997, Peru reached an agreement with the other members of the Community of Andean Nations for its full incorporation into the Community of Andean Nations’ Free Trade Area. The Community of Andean Nations approved a tariff reduction schedule that became effective on August 1, 1997 and which will end no later than 2005. As part of this process, Peru and Ecuador signed the Agreement on Acceleration and Further Development in October 1998 and the corresponding Instrument of Execution in August 1999, allowing the elimination of tariffs between the two countries on a variety of exports in 2003.

Subversive Activities

In the 1980s and early 1990s, the Shining Path and Tupac Amaru conducted indiscriminate bombings and selective assassinations in Peru. The government estimates that from 1980 to 1995, the Shining Path’s terrorist activities led to the death of over 60,000 people. The capture in 1992 of the Shining Path’s founder, Abimael Guzmán, his subsequent life sentence and the jailing of most of the Shining Path’s central committee, considerably weakened the Shining Path.

In December 1996, Tupac Amaru assaulted the residence of the Japanese ambassador to Peru and held 42 hostages for more than four months. In April 1997, Peruvian armed forces stormed the residence, rescued all but one of the remaining hostages and killed 14 members of Tupac Amaru, including Néstor Cerpa Cartolini, its leader. As a result of that defeat, Tupac Amaru was weakened dramatically and no longer poses a significant terrorist threat.

Between 1996 and 2000, there were several violent incidents in Peru’s jungles, but there is no evidence that these incidents were connected to the activities of the Shining Path or Tupac Amaru. Since late 2001, however, there have been signs of a resurgence of Shining Path activity. In August 2001, individuals believed to be members of the Shining Path killed four police officers in the Amazon province of Satipo. In November 2001, the Ministerio del Interior, or Interior Ministry, announced that it had thwarted a plan by the Shining Path to attack the United States Embassy in Lima. In December 2001, terrorists believed to be members of the Shining Path bombed an electricity tower 30 miles east of Lima. In response to these signs of terrorist activity, the U.S. State Department in December 2001 warned U.S. travelers to Peru and U.S. residents of Peru to exercise caution when in Peru.

In March 2002, three days before a visit to Lima by U.S. President George W. Bush, a car bomb exploded at a Lima shopping center across the street from the United States Embassy, killing ten persons and wounding 30. Of the three suspects arrested for the incident, two were members of the Shining Path. In response to this incident, the U.S. State Department issued another warning alerting U.S. travelers to Peru of the continued potential for terrorist activity in Peru.

The Shining Path was responsible for a number of terrorist activities during the summer of 2003. In particular:

•	On June 10, 2003, members of the Shining Path took hostage 71 employees of the Argentine firm Techint who were constructing a portion of the Camisea gas pipeline in Ayacucho department in Peru’s central highlands. The hostages were released unharmed the next day amid rumors that the government paid a ransom for the hostages’ release.

•	In June 2003, members of the Shining Path ambushed an army patrol in the Huanta province in Peru’s central highlands, killing one soldier.

•	In July 2003, members of the Shining Path ambushed a marine patrol near Matucana in Peru’s central highlands, killing seven soldiers and wounding ten. This was the worst loss by the Peruvian military to the Shining Path in four years.

On June 25, 2003, as a result of terrorist activity, the government declared a state of emergency in three regions. As of November 11, the state of emergency remained in effect in these regions and is scheduled to expire on November 24, 2003.

Although the Shining Path is no longer as powerful as it was during the 1980s and early 1990s, members still operate in remote mountainous and jungle areas in central and southern Peru, where military patrols have decreased due to military spending cutbacks. Shining Path members have formed alliances with coca farmers and drug traffickers in drug-growing areas of the Upper Huallaga and Apurimac valleys to provide armed protection against the government’s interdiction efforts. In response to this activity, security forces in Peru continue to monitor subversive activities and have maintained their efforts to prevent the resurgence of a significant terrorist threat, including by reactivating anti-terrorist bases in the valleys, training farmers in areas where the Shining Path operates to assist the military and heightening security in Lima. The government, however, cannot assure you that a resurgence of terrorism in Peru will not occur, or that, if there is a resurgence, it will not have a material adverse impact on the economy and prospects of Peru.

Anti-Narcotics Efforts

In the 1970s and 1980s, Peru experienced a surge in coca cultivation, and became, until the mid-1990s, the world’s largest coca producer. Coca cultivation was initially concentrated in the Upper Huallaga valley but later expanded to other regions as international demand for cocaine increased. Traffickers and terrorists formed alliances to protect cultivation.

Some coca was also grown legally in Peru for traditional purposes, such as medicinal uses to counteract the effects of the high altitude and brewing it for tea. The government estimates that these legal uses require a nationwide crop of approximately 12,000 hectares.

Beginning in the 1970s, Peru worked to reduce illegal drug production, trafficking and consumption. In 1996, the government established Contradrogas, a government agency responsible for planning and supervising the government’s anti-narcotics efforts. This agency is also responsible for securing and negotiating the terms of financial assistance from foreign governments and international organizations directed to Peru’s anti-narcotics programs. This agency has collaborated with several countries and international agencies, including the United States Agency for International Development, or USAID, to implement alternative development programs in Peru’s leading coca-growing areas.

The government’s anti-narcotics efforts as well as other factors contributed to a reduction in coca production between 1995 and 2000. The factors contributing to this reduction were:

•	Peru’s coca alternative development program;

•	interdiction by the Peruvian air force;

•	eradication of coca fields and laboratories;

•	seizures of drugs and precursor chemicals;

•	prosecution of drug traffickers; and

•	a significant reduction in international demand for cocaine.

During 2001, however, evidence of an increase in the production of coca emerged. During 2001, despite the eradication of 6,400 hectares of coca fields, the size of Peru’s coca crop remained stable, covering 34,000 hectares, a decrease of only 200 hectares from the crop size in 2000. During 2002, Peru’s coca crop increased 7.6% to 36,600 hectares, despite the eradication of 7,200 hectares.

The recent increase in Peru’s coca crop is attributable to a shift in production from Colombia to Peru due to the Colombian government’s increased eradication of drug crops, and to the decrease in the price of suitable substitute crops for Peruvian farmers, such as coffee, to levels below the cost of production. In addition, Peru’s aerial interdiction program was suspended in 2001 after a U.S. missionary and her infant daughter were killed when their aircraft was mistaken for a drug cartel flight and shot down over the Amazon River. U.S. officials have acknowledged the effect on Peru of Colombia’s increased drug eradication efforts and tripled anti-drug aid for Peru in 2002 to US$156 million.

In April 2003, the government agreed with coca growers to suspend its forced eradication of coca crops. This was in response to protests by coca farmers, claiming that private organizations that run anti-coca programs absorb aid money provided by USAID and that crop substitution programs offered them inadequate substitutes. The government agreed with coca growers to a joint, gradual, sustainable reduction of coca crops, with the goal of reducing coca crops to the level needed for traditional production. For 2003, however, the government does not expect to meet its goal of eradicating 8,000 hectares of coca crops and expects Peru’s overall coca crop to increase.

In addition to the recent increase in Peru’s coca crop, production of poppies, the source of heroin, has also increased in Peru since 2001. In 2001, the government eradicated 135 hectares of poppies, up from 26 hectares in 2000. Estimates of the size of the poppy crop are sketchy because poppies grow at high altitudes, above the ceiling of police helicopters. Evidence indicated that opium poppy cultivation remains at relatively low levels; however, the government intends to expand its monitoring efforts to detect opium poppies.

The government has also undertaken efforts to impede financial transactions related to drug trafficking. For example, to prevent money laundering in connection with drug trafficking and other activities, Peru requires financial institutions to conduct employee training in preventive methods, obtain basic knowledge about their clients and adhere to a code of conduct.

THE ECONOMY

History and Background

Between 1930 and the mid-1960s, Peru had one of the most successful economies in Latin America. During this time, Peru generally deviated from the import-substitution model adopted by other countries in the region. Peru adhered, except for brief intervening periods, to laissez-faire, non-interventionist economic policies. The government encouraged foreign investment through tax incentives and legislation guaranteeing equal treatment of foreign and domestic investors. Aided by its main exports, consisting of fish, fish products, copper, petroleum and agricultural products, Peru’s economy grew steadily during this period.

Beginning in the mid-1960s, the Peruvian economy sustained a series of setbacks. Public sentiment began to turn resolutely against foreign investment. Pressure for change in economic policies increased as a result of:

•	class and social conflicts, characterized by populist resentment against the small economic elite that ruled Peru and against the presence of foreign companies in industries related to Peru’s national resources, such as petroleum and mining, and in other prominent sectors of the economy;

•	an economic slowdown brought about by a reduction in production and exports due principally to a sudden drop in fish catch and reduced mining and metal processing following the exhaustion of a number of the principal copper and other mines; and

•	the increased cost of living brought about by higher domestic food prices.

In 1968, the military government headed by General Juan Velasco Alvarado nationalized numerous private enterprises and conducted a campaign against foreign participation in the Peruvian economy. In 1969, the Velasco administration enacted Ley de Reforma Agraria, or the Agrarian Reform Law, which confiscated large estates from wealthy owners, turning the estates into cooperatives run by the former workers of the estates, and adopted high tariffs to shield local industry and manufacturing from foreign competition.

Peru’s currency became overvalued, making exports less competitive, and its debt grew sharply during the 1970s. Peru experienced large current account deficits and the Velasco administration borrowed abroad to finance these deficits rather than change its policies. Many cooperative farms, operated by people with little management experience, went bankrupt and agricultural production suffered.

In 1975, General Francisco Morales-Bermúdez Cerruti implemented an economic austerity program to correct the economic disequilibrium reflected in Peru’s fiscal and current account deficits and high external debt burden. The government implemented fiscal and monetary restraints and devalued the currency. These measures coincided with increases in world prices of Peru’s main exports. The fiscal deficit narrowed and by 1979 Peru had achieved a significant current account surplus.

In 1980, the civilian government led by Fernando Belaúnde reinstituted high spending and borrowing but was forced to adopt more restrained spending policies in later years. Alan García Pérez, who assumed the presidency in 1985, brought Peru to a deepening economic crisis. García increased spending, declared a debt moratorium and attempted to nationalize the banking system and other key industries. Private investment collapsed, the public sector deficit increased and exports dwindled. By 1990, the inflation rate had increased to 7,650%, net international reserves had been completely depleted and the economy had entered its third year of recession. The García administration was also beset by the terrorist activities of the Shining Path and Tupac Amaru.

In 1990, Alberto Fujimori, a university professor, won the presidential election on a campaign platform that emphasized his “outsider” status and his opposition to “traditional” politicians. Fujimori inherited an economy beset by recession, hyperinflation and high levels of external debt. Fujimori immediately moved to cut public spending, increase taxes, tame inflation and open domestic markets to foreign investment.

Within the first few years of his presidency, Fujimori dismantled protectionist and interventionist laws and policies to create a liberal economy dominated by private sector and market forces. In order to encourage foreign investment, the Fujimori administration undertook an ambitious privatization program, strengthened and simplified Peru’s tax system, opened Peru to foreign investment and lifted exchange controls and restrictions on remittances of profits, dividends and royalties. Although the Fujimori administration successfully privatized many state entities, the privatization program waned in the later years of the administration because of adverse market conditions and Fujimori’s adoption of a more populist stance prior to the 2000 elections.

As time went on, the Fujimori administration became increasingly authoritarian, as evidenced by his dissolution of Congress in 1992, his consolidation of power in the hands of the presidency following adoption of the 1993 Constitution and his allegiance with Vladimiro Montesinos. Fujimori’s authoritarianism exacted a price on Peru’s political system and undermined the success of his economic program. The Fujimori administration eventually failed to redistribute the benefits of economic growth to the poor and, in the last years of the administration, provoked civil unrest and political instability, which deterred foreign investment.

On November 20, 2000, Congress removed Fujimori from office and Valentín Paniagua assumed the presidency on a provisional basis. The Paniagua administration adopted fiscal policies to reduce spending, restore confidence, reform the tax system and stabilize the economy.

In June 2001, the Peruvian people elected Alejandro Toledo Manrique to the presidency based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealings. President Toledo vowed to restore democracy, fiscal discipline and transparency to the government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic strides achieved between 1990 and 2000, poverty remains a persistent problem in Peru. More than half of the population lives below the poverty line, which the World Bank defines as a monthly per capita income of less than US$60, adjusted to reflect differences in purchasing power. A significant number of Peruvians live on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. Toledo’s policies have spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration has fallen in popularity polls and faces ongoing social protests and unrest spurred by disappointment that Toledo’s policies have not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty.

In an effort to maintain his political alliances and quell public unrest, Toledo has twice changed his cabinet. In July 2002, several ministers viewed as proponents of neo-liberal economic policies resigned their posts. On July 12, 2002, Toledo swore in a new cabinet. In July 2003, in response to continuing social protests, Toledo accepted the resignations of several government officials, including that of the President of the Council of Ministers.

In May 2003, Toledo declared a 30-day, nationwide state of emergency in response to protests by hundreds of thousands of state workers and farmers and work stoppages by unionized workers. The protestors demanded higher wages and greater job security and called on the Toledo administration to abandon its free-market policies and close ties to the IMF, which the protestors claim have not benefited Peru’s poorer classes. The protests waned after the state of emergency was declared and the Toledo administration agreed to revise the 2003 budget to raise the salaries of striking teachers and spend more on social programs.

Developments From 1998 to 2002

Introduction

During the period from 1998 to 2002, Peru, after an initial economic contraction, experienced a period of general economic growth. The economy contracted slightly in 1998, but grew slightly in 1999 and moderately in 2000. The economy stagnated in 2001 and then grew 5.3% in 2002. Provided below is a discussion of the trends and events affecting the economic results during this period.

1998 and 1999

During 1998 and 1999, the Peruvian economy suffered a sharp reversal from its levels of growth in the mid-1990s. GDP contracted 0.5% in 1998 and grew only modestly, by 0.9%, in 1999. This downturn in economic activity was the result of several external shocks, including the following:

•	The Asian crisis, which began at the end of 1997 after several Asian countries encountered severe economic problems and were forced to devalue their currencies and, in some instances, default on their debt. Foreign investors retreated from investing in emerging markets as a whole, including Latin American markets, that were located far from the center of the crisis.

•	The Russian crisis in late 1997 and 1998, which arose when Russia devalued its currency and defaulted on its debt. This crisis exacerbated the lack of investor confidence in emerging markets provoked by the Asian crisis.

•	El Niño in 1998, which had an adverse impact on Peru’s agriculture and fishing industries and led to a decrease in exports.

•	The devaluation of the Brazilian real in 1999 after Brazil encountered economic problems and the consequent regional contagion affecting Argentina and other neighboring countries.

•	A decrease in commodity prices that led to a decrease in the value of Peru’s exports.

The Fujimori administration’s tight monetary and fiscal policies exacerbated these economic problems. The stagnation in the economy during these years depressed the banking sector and led to a credit crunch and increasing bad loan portfolios. Nonetheless, the presence of foreign financial institutions in the banking system, strict provisioning requirements and a federal program to facilitate commercial debt restructuring helped the banking system to endure the stagnation more successfully than did other banks in the region during the same period.

2000

During 2000, GDP grew 3.1%, spurred by growth of 5.5% during the first half of 2000 that declined to 0.9% during the second half of 2000, as compared to the corresponding periods in 1999. The growth during the first half of 2000 resulted principally from increased government spending and investment, as the Fujimori administration turned to more populist economic measures to gain public support for Fujimori’s third presidential bid. Economic growth stagnated following Fujimori’s controversial election to a third term in May 2000, primarily as a result of the political controversy that led to Fujimori’s removal in November 2000 and a reduction in government spending to balance Peru’s fiscal accounts.

The fiscal deficit expanded in 2000 due to lower-than-expected tax receipts and an increase in expenditures. Bank credit declined and bank loan quality continued to deteriorate. The current account deficit totaled US$1.6 billion as of December 31, 2000, representing 2.9% of GDP.

The pace of the government’s privatization program slowed during the years prior to the 2000 election, even as privatization proceeds could have helped bridge the current and fiscal account deficits. This was due to Fujimori’s turn toward more populist policies ahead of the 2000 election and to poor market conditions.

2001

During 2001, the economy grew only 0.6%, despite the government’s efforts to stabilize the economy following Fujimori’s removal in November 2000. The economy contracted during the first half of 2001 due to continued political fallout from Fujimori’s removal, uncertainty over the outcome of the elections scheduled for April 2001 and the lack of investor confidence and private investment in the Latin American region. In addition, a reduction in public spending, as the government sought to balance Peru’s fiscal accounts following Fujimori’s spending increase prior to the 2000 elections, also contributed to the economic contraction during the first half of 2001.

The economy began to expand in August 2001 in response to a government-implemented fiscal stimulus package that included reducing from 5.0% to 2.0% the extraordinary solidarity tax, starting a temporary jobs program in the most impoverished areas of Peru and increasing public sector pensions and wages by 9.0% on average. In addition, Peru experienced an average inflation rate of only 2.0% and record gold, silver and zinc production that offset a sharp drop in world metals prices.

2002

During 2002, the economy grew 5.3%. This growth resulted from improvements in a few sectors, primarily mining and hydrocarbons, as production from Antamina, the world’s largest copper and zinc mining project, increased, and investment flowed toward the Camisea gas project. Also contributing to this growth was an expansion in manufacturing, construction and other sectors that benefited from increased public building projects.

The current account deficit during 2002 increased 2.1% to US$1.2 billion. This increase was primarily due to a decrease in net financial and investment income, that was partially offset by a trade surplus as the growth of exports outpaced that of imports.

The following are the economic results for 2002:

•	the non-financial public sector fiscal deficit as of December 31, 2002 was 2.3% of GDP, as compared to 2.5% as of December 31, 2001;

•	the average inflation rate for 2002 was 0.2%, as compared to 2.0% for 2001; and

•	the net international reserves of the Central Bank as of December 31, 2002 increased 11.4% to US$9.6 billion, as compared to US$8.6 billion as of December 31, 2001.

First Six Months of 2003

During the first six months of 2003 the economy grew 3.4%, as compared to the first six months of 2002. This growth resulted primarily from an increase in private consumption, as the benefits of the sustained economic growth began to trickle down to poorer income classes, and increased public and private investment.

During the first six months of 2003, the current account deficit remained flat at US$648 million, or 2.1% of GDP, as compared to a current account deficit of US$645 million, or 2.2% of GDP, for the first six months of 2002.

Developments in Argentina, Bolivia, Brazil and Venezuela

Argentina is experiencing a severe economic crisis. In December 2001, the crisis led Argentina to declare a moratorium on its payments under its public external indebtedness. Brazil experienced economic difficulties in the months preceding the election of Luiz Inácio da Silva, of the Workers’ Party, as President of Brazil on October 27, 2002. Brazilian markets continue to be volatile. Venezuela and Bolivia have recently experienced political and social unrest, including labor strikes and regular, and sometimes violent, social protests. In April 2002, Venezuela’s military aborted a takeover of the government of Hugo Chávez. In October 2003, Bolivian president Gonzalo Sanchez de Lozada resigned after several weeks of riots due in part to Bolivia’s plans to export natural gas and resentment by Bolivia’s poor to Sanchez de Lozada’s free-market economic policies. While the Bolivian, Brazilian and Venezuelan difficulties are limited in comparison to Argentina’s profound economic crisis, in each case negative investor reaction to developments in any of these countries could adversely affect the market for securities issued by Latin and South American countries, cause foreign investors to withhold capital from the region and cause uncertainty about plans for further integration of the region’s economies. Any of these events could adversely and materially affect Peru.

The Economic Policies of the Toledo Administration

Upon taking office in July 2001, Toledo faced continuing economic weakness and social need more severe than the Fujimori administration had acknowledged.

The Toledo administration established and continues to support the following priorities:

•	achieving sustained economic growth;

•	increasing exports of Peruvian goods;

•	reducing unemployment, underemployment and poverty;

•	reforming the tax system, primarily by increasing the size of tax base and improving tax collection mechanisms;

•	fostering private investment by reinvigorating structural reforms and promoting investment through concessions, joint ventures and other similar business forms;

•	increasing public investment in education, public health, job training, low-income housing and other social programs, while reducing overall public spending;

•	maintaining low inflation and a floating exchange rate system;

•	improving the efficiency of the pension system by fostering participation in the private pension system;

•	stimulating growth in private sector credit by enhancing creditors’ rights;

•	reducing public sector debt;

•	improving oversight of the financial system and adopting transparency guidelines and requirements in regulated sectors of the economy;

•	improving the efficiency of the public sector; and

•	maintaining open trade policies.

These priorities are the basis for various initiatives that Toledo has pursued since assuming office. These initiatives include the following:

•	submitting fiscally austere budgets;

•	increasing the corporate income tax rate from 20.0% to 27.0%;

•	reducing the extraordinary solidarity tax from 5.0% to 2.0%;

•	initiating a temporary-jobs placement program in impoverished areas of Peru;

•	increasing public sector wages by 9.0% on average;

•	creating an agrarian bank to provide the agricultural sector with greater access to credit;

•	transforming Mivivienda, a public development fund offering subsidized mortgages, into a mortgage securitization agency, with the goal of increasing mortgage lending and addressing the scarcity of affordable low-income housing; and

•	securing a commitment from donor nations to provide Peru with US$1.8 billion for social and economic development programs.

The Toledo administration’s key economic targets for 2003, as revised, included:

•	GDP growth of 3.5% to 4.0%;

•	a non-financial public sector deficit of 2.0% of GDP;

•	net international reserves of the Central Bank of approximately US$9.3 billion by the end of 2003;

•	a current account deficit of 2.3% of GDP; and

•	an inflation rate of 2.5%.

These targets were reflected in a letter of intent that Peru negotiated in January 2002 with the IMF, as amended on November 26, 2002 and March 17, 2003. For a description of the letter of intent, see “Public Sector Debt—External Debt” below.

Gross Domestic Product and Structure of the Economy

During the period from 1998 to 2002, private consumption fell sharply from 1998 to 1999, but has increased gradually from 1999, while gross investment decreased steadily from 1998 until it increased in 2002. The decrease in private consumption and gross investment in 1998 and 1999 reflected a decrease in the confidence of foreign investors and Peruvian consumers. Modest increases in government consumption and in exports throughout the period partially offset the declines in private consumption and private investment. The increase in government consumption was spurred by the adoption of more populist measures by the Fujimori administration in its later years and higher spending prior to the 2000 elections. The increase in exports after 1998 reflected recuperating export commodity prices and a rebound from the adverse effects of El Niño in 1997 on agricultural and fishing exports.

During 2001, private consumption increased, as consumers did not adjust their spending to the downturn in economic activity. Gross investment decreased during the first part of the year when the uncertainty of the April 2001 elections deterred capital investment.

During 2002, private consumption increased slightly, as the benefits of Peru’s economic growth began to trickle down to the poorer income classes. Gross investment increased during 2002 because of a sharp increase in investments in commercial inventories.

The following tables provide GDP by expenditure for the periods shown.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	1998		1999		2000(1)		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Government consumption	US$	6,006	US$	5,626	US$	5,979	US$	6,084	US$	6,182	US$	2,932	US$	3,118
Private consumption		40,556		36,109		37,775		39,027		40,759		21,009		22,208

Gross investment:
Public sector		2,578		2,497		2,134		1,670		1,588		699		736
Private sector		10,810		8,685		8,635		8,147		8,196		3,913		4,237
Change in inventories		31		(90)		(8)		175		732		507		533

Total gross investment		13,420		11,092		10,761		9,991		10,515		5,119		5,506

Exports of goods and services		7,547		7,640		8,553		8,512		9,204		4,270		4,943
Imports of goods and services		10,603		8,838		9,555		9,472		9,790		4,646		5,190

Net (exports) imports		(3,055)		(1,197)		(1,002)		(959)		(587)		(376)		(247)

GDP	US$	56,926	US$	51,629	US$	53,513	US$	54,143	US$	56,870	US$	28,683	US$	30,585

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(in millions of nuevos soles, at constant 1994 prices)

	1998		1999		2000(1)		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Government consumption	S/.	10,832	S/.	11,210	S/.	11,784	S/.	11,825	S/.	12,015	S/.	5,639	S/.	5,879
Private consumption		83,376		83,055		86,288		87,863		91,752		46,767		48,505

Gross investment:
Public sector		5,331		5,663		4,820		3,714		3,530		1,549		1,599
Private sector		22,779		19,324		18,912		17,825		17,911		8,611		9,112
Change in inventories		145		(532)		(178)		280		1,968		1,236		1,247

Total gross investment		28,254		24,455		23,554		21,820		23,408		11,395		11,958

Exports of goods and services		17,274		18,594		20,069		21,419		22,760		10,582		11,367
Imports of goods and services		23,251		19,724		20,428		20,984		21,501		10,339		10,779

Net (exports) imports		(5,977)		(1,130)		(359)		435		1,258		243		588

Real GDP	S/.	116,485	S/.	117,590	S/.	121,267	S/.	121,943	S/.	128,434	S/.	64,044	S/.	66,931

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Government consumption	10.6%	10.9%	11.2%	11.2%	10.9%	10.2%	10.2%
Private consumption	71.2	69.9	70.6	72.1	71.7	73.2	72.6

Gross investment:
Public sector	4.5	4.8	4.0	3.1	2.8	2.4	2.4
Private sector	19.0	16.8	16.1	15.0	14.4	13.6	13.9
Change in inventories	0.1	(0.2)	0.0	0.3	1.2	1.8	1.7

Total gross investment	23.6	21.5	20.1	18.5	18.4	17.8	18.0

Exports of goods and services	13.3	14.8	16.0	15.7	16.2	14.9	16.2
Imports of goods and services	18.6	17.1	17.9	17.5	17.2	16.2	17.0

Net (exports) imports	(5.4)	(2.3)	(1.9)	(1.8)	(1.0)	(1.3)	(0.8)

GDP	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(percentage change from previous year, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Government consumption	2.5%	3.5%	5.1%	0.3%	1.6%	0.1%	2.1%
Private consumption	(0.8)	(0.4)	3.9	1.8	4.4	4.9	3.0

Gross investment:
Public sector	2.9	6.2	(14.9)	(22.9)	(5.0)	(7.4)	(3.1)
Private sector	(2.4)	(15.2)	(2.1)	(5.7)	0.5	(0.1)	4.8
Change in inventories	(52.6)	(466.9)	(66.5)	(67.4)	3,015.0	(166.7)	0.9

Total gross investment	(2.0)	(13.4)	(3.7)	(7.4)	7.3	10.1	0.3

Exports of goods and services	5.6	7.6	7.9	6.7	6.3	10.9	7.6
Imports of goods and services	2.3	(15.2)	3.6	2.7	2.5	3.0	1.4

Net (exports) imports	5.5	81.1	68.2	221.2	104.3	108.7	142.0

Real GDP	(0.5)%	0.9%	3.1%	0.6%	5.3%	6.7%	3.4%

(1)	Preliminary data.

Source: Central Bank.

For the period from 1998 to 2002, Peru experienced a 15.4% increase in private savings that was partially offset by an 85.0% decrease in public savings. Total domestic savings as a percentage of GDP fluctuated during this period.

Private savings as a percentage of GDP increased sharply between 1998 and 1999, reflecting a tendency toward savings in uncertain economic times. Private savings fluctuated slightly between 1999 and 2002, but remained above 1998 levels.

Public savings decreased from 1998 levels because of higher expenditures by the Fujimori administration in 1998 and 1999 and government petroleum subsidies in 1999 and 2000. For the years 2001 and 2002, public savings remained at the relatively lower levels recorded in 2000 because of government social expenditures.

External savings fell substantially from 1998 to 1999 and then continued at lower levels in 2000 and declined further in 2001 as the growth of exports exceeded that of imports.

Domestic investment showed a steady decline from 1998 to 2002, reflecting lagging confidence in response to political uncertainty and transition.

Investment and Savings

(as a percentage of current GDP)

	As of December 31,					As of June 30,
	1998	1999	2000(1)	2001(1)	2002(1)	2002(1)	2003(1)
Domestic savings:
Public savings	4.0%	1.8%	0.8%	0.7%	0.6%	1.1%	1.5%
Private savings	13.6	16.8	16.4	15.6	15.7	14.5	14.4

Total domestic savings	17.6	18.6	17.2	16.3	16.3	15.6	15.9

External savings	6.0	2.9	2.9	2.2	2.1	2.3	2.2

Total savings	23.6%	21.5%	20.1%	18.5%	18.4%	17.8%	18.0%

Domestic investment	23.6%	21.5%	20.1%	18.5%	18.4%	17.8%	18.0%

(1)	Preliminary data.

Source: Central Bank.

As indicated in the table below, for the period from 1998 to 2002, the standard of living of the Peruvian population fell from 1998 levels, reflecting overall economic and political instability and population growth. In 2000, per capita GDP rose 1.9% as economic growth was restored by increased government expenditures. In 2001, per capita GDP fell 0.4% due to population growth that exceeded the relatively flat growth in GDP. In 2002, per capita GDP rose 3.5% as the relative economic stability spurred GDP growth that outpaced population growth. While GDP has grown during the Toledo administration, per capita GDP and per capita income have not yet reflected this improvement. Public impatience with the rate of improvement in living conditions has manifested itself in public demonstrations and other social unrest.

Per Capita GDP(1) and Per Capita Income(2)

(in U.S. dollars, at current prices)

	1998(3)		1999(3)		2000(1)(3)		2001(1)(3)		2002(1)(3)		For the first 6 months of:
											2002(3)		2003(3)
Per capita GDP	US$	2,268	US$	2,023	US$	2,063	US$	2,055	US$	2,126	US$	1,073	U$	1,127
Per capita income		2,227		1,970		1,997		1,988		2,045		1,038		1,087

(1)	Without adjustment to reflect changes in purchasing power.
(2)	Per capita national disposable income, which is equal to national gross GDP plus net investment and financial income from abroad plus foreign remittances, divided by Peru’s population.
(3)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism) manufacturing, agriculture and livestock and mining.

The following tables present the distribution of GDP in the Peruvian economy, indicating for each sector its percentage contribution to GDP and its growth rate for the periods shown, in each case as compared to the previous corresponding period.

Gross Domestic Product by Sector

(in millions of nuevos soles, at constant 1994 prices)

	1998		1999		2000(1)		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Primary production:
Agriculture and livestock(2)	S/.	9,240	S/.	10,325	S/.	10,968	S/.	11,018	S/.	11,659	S/.	6,592	S/.	6,811
Fishing		497		642		700		618		640		363		298
Mining and hydrocarbons(3)		5,708		6,445		6,600		7,418		8,254		3,977		4,281

Total primary production		15,445		17,412		18,268		19,054		20,553		10,932		11,391

Secondary production:
Manufacturing		17,188		17,095		18,241		18,092		18,843		9,308		9,581
Construction		7,289		6,521		6,244		5,844		6,327		3,005		3,127
Electricity and water		2,423		2,485		2,600		2,701		2,845		1,410		1,477

Total secondary production		26,900		26,100		27,085		26,636		28,015		13,723		14,184

Services:
Wholesale and retail trade		16,797		16,482		17,322		17,603		18,266		9,360		9,785
Other services(4)		57,344		57,595		58,592		58,650		61,599		30,030		31,570

Total services		74,140		74,077		75,914		76,253		79,865		39,390		41,356

Total GDP	S/.	116,485	S/.	117,590	S/.	121,267	S/.	121,943	S/.	128,434	S/.	64,044	S/.	66,931

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Primary production:
Agriculture and livestock(2)	7.9%	8.8%	9.0%	9.0%	9.1%	10.3%	10.2%
Fishing	0.4	0.5	0.6	0.5	0.5	0.6	0.4
Mining and hydrocarbons(3)	4.9	5.5	5.4	6.1	6.4	6.2	6.4

Total primary production	13.3	14.8	15.1	15.6	16.0	17.1	17.0

Secondary production:
Manufacturing	14.8	14.5	15.0	14.8	14.7	14.5	14.3
Construction	6.3	5.5	5.1	4.8	4.9	4.7	4.7
Electricity and water	2.1	2.1	2.1	2.2	2.2	2.2	2.2

Total secondary production	23.1	22.2	22.3	21.8	21.8	21.4	21.2

Services:
Wholesale and retail trade	14.4	14.0	14.3	14.4	14.2	14.6	14.6
Other services	42.9	48.9	48.3	48.3	48.0	46.7	47.2

Total services	63.7	62.9	62.6	62.6	64.2	61.5	61.8

Total GDP	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Gross Domestic Product by Sector

(percentage change from previous year, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Primary production:
Agriculture and livestock(2)	1.5%	11.7%	6.2%	0.5%	5.8%	6.8%	3.3%
Fishing	(13.4)	29.2	9.1	(11.7)	3.6	(5.3)	17.9
Mining and hydrocarbons(3)	3.8	12.9	2.4	12.4	11.3	22.2	7.7

Total primary production	1.8	12.7	4.9	4.3	7.9	11.5	4.2

Secondary production:
Manufacturing	(3.2)	(0.5)	6.7	(0.8)	4.2	1.9	2.9
Construction	0.6	(10.5)	(4.3)	(6.4)	8.3	9.2	4.1
Electricity and water	8.3	2.5	4.7	3.9	5.4	6.2	4.7

Total secondary production	(1.3)	(3.0)	3.8	(1.7)	5.2	3.8	3.4

Services:
Wholesale and retail trade	(3.2)	(1.9)	5.1	1.6	3.8	3.6	4.5
Other services	0.1	0.4	1.7	0.0	5.0	5.9	5.1

Total services	(0.7)	(0.0)	2.5	0.7	0.4	1.4	4.9

Total GDP	(0.5)%	0.9%	3.1%	0.6%	(5.3)%	4.8%	4.5%

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Primary Production

Primary production in Peru encompasses agriculture, livestock, forestry, fishing, mining and hydrocarbon extraction. Of these, the most important activities in terms of their contribution to GDP are agriculture and livestock, which, together with forestry, accounted for 9.0% of GDP in 2001 and 9.1% of GDP in 2002. In total, the primary sector contributed 15.6% to GDP in 2001 and 16.0% in 2002. During the period from 1998 to 2002, the primary sector experienced its highest growth rate in 1999 when it grew 12.7% primarily due to the recovery of the fishing and agricultural sectors following El Niño.

The following table presents the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(in millions of nuevos soles, at constant 1994 prices)

	1998		1999		2000(1)		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Agriculture:
Cotton	S/.	152.5	S/.	216.1	S/.	246.2	S/.	214.6	S/.	203.9	S/.	170.7	S/.	156.1
Rice		557.3		703.5		680.9		730.0		760.4		553.3		533.6
Coffee		384.2		464.2		507.1		512.4		544.3		407.8		400.1
Sugar cane		387.6		426.5		484.5		501.7		572.1		253.5		285.6
Corn		577.5		651.0		742.0		766.0		768.1		449.7		503.9
Potato		1,044.7		1,237.1		1,320.9		1,081.3		1,329.2		984.9		975.5
Wheat		157.6		170.7		186.6		175.5		192.0		82.4		86.0
Vegetables		726.1		821.9		896.8		913.0		904.0		412.4		438.0
Fruits		963.0		1,076.2		1,126.5		1,112.8		1,154.3		630.5		646.8
Tubers		413.0		419.8		428.8		424.3		426.9		223.2		223.4
Other agricultural		1,800.2		1,960.6		2,051.7		2,065.2		2,074.0		1,289.7		1,373.6

Total crops	S/.	7,163.6	S/.	8,147.6	S/.	8,672.0	S/.	8,496.8	S/.	8,929.2	S/.	5,458.0	S/.	5,622.5

Livestock:
Poultry	S/.	2,284.5	S/.	2,455.3	S/.	2,692.3	S/.	2,835.3	S/.	3,024.6	S/.	1,468.9	S/.	1,544.1
Eggs		295.8		310.4		310.1		319.7		381.4		185.3		191.8
Milk		506.0		513.7		541.0		565.3		605.5		304.2		316.2
Lamb		275.4		363.4		378.3		387.1		387.2		201.1		203.0
Pork		326.1		303.9		332.0		393.8		391.6		192.5		197.2
Beef		1,074.4		1,158.0		1,181.5		1,195.0		1,227.1		610.9		627.9
Other		561.1		573.9		597.9		608.2		621.5		229.8		237.3

Total livestock	S./	5,323.3	S/.	5,678.6	S/.	6,033.1	S/.	6,304.4	S/.	6,638.9	S/.	3,192.7	S/.	3,317.5

Fishing	S/.	497.0	S/.	637.0	S/.	703.5	S/.	625.6	S/.	661.1	S/.	371.4	S/.	305.3

(1)	Preliminary data.
(2)	Includes secondary production.

Source: INEI.

The following table provides the annual percentage change in the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(percentage change from previous year, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Agriculture:
Cotton	(34.7)%	41.7%	14.0%	(12.8)%	(5.0)%	9.0%	(8.5)%
Rice	6.1	26.2	(3.2)	7.2	4.2	4.3	(3.6)
Coffee	6.2	20.8	9.3	1.0	6.2	4.3	(1.9)
Sugar cane	(17.7)	10.0	13.6	3.6	14.0	21.9	12.7
Corn	14.8	12.7	14.0	3.2	0.3	2.2	12.0
Potato	8.0	18.4	6.8	(18.1)	22.9	27.7	(1.0)
Wheat	19.4	8.4	9.3	(6.0)	9.4	24.1	4.4
Vegetables	(2.6)	13.2	9.1	1.8	(1.0)	(5.8)	6.2
Fruits	(6.7)	11.8	4.7	(1.2)	3.7	5.9	2.6
Tubers	11.2	1.7	2.1	(1.0)	0.6	(5.7)	0.1
Other agricultural	(4.4)	8.9	4.6	0.7	0.4	13.9	6.5

Livestock:
Poultry	3.7	7.5	9.7	5.3	6.7	6.3	5.1
Eggs	(5.7)	4.9	(0.1)	3.1	19.3	13.9	3.5
Milk	5.3	1.5	5.3	4.5	7.1	4.5	3.9
Lamb	5.1	31.9	4.1	2.3	0.0	2.4	0.9
Pork	(18.4)	(6.8)	9.2	18.6	(0.6)	1.1	2.4
Beef	4.8	7.8	2.0	1.1	2.7	3.7	2.8
Other	4.7	2.3	4.2	1.7	2.2	4.9	3.3

Fishing	(13.4)	28.2	10.4	(11.1)	5.7	(3.2)	(17.8)

(1)	Preliminary data.
(2)	Includes secondary production.

Source: INEI.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector represented 7.2% of total exports in 2002. Approximately 3.0% of Peru’s land area is devoted to arable production and permanent crops. Subsistence farming predominates and productivity is low due to drainage and salinity problems, although productivity increased during the 1990s.

The agriculture and livestock sector grew every year in the period from 1998 to 2002, despite the adverse effects of El Niño in 1998, increasing its annual contribution to GDP from 7.9% in 1998 to 9.1% in 2002. In 1998, floods and landslides caused by El Niño resulted in the loss of arable land and led to irrigation deficiencies and plagues. The damage adversely affected growth of agricultural output, which caused an increase in local prices of primary goods. Despite the damage, the agriculture and livestock sector as a whole grew 1.5% in 1998, partly due to improved livestock-breeding conditions that resulted from increased rainfall. The recovery from the effects of El Niño began in the fourth quarter of 1998.

Normal weather conditions and several assistance and development programs undertaken by the Ministerio de Agricultura, or Ministry of Agriculture, led to 11.7% growth in 1999 and 6.2% growth in 2000. In 2001, the agriculture and livestock sector was stagnant, growing only 0.5% due to a 2.0% decline in agricultural production as a result of a reduction in the area of land farmed, offset in part by a 4.5% growth in the amount of livestock raised as a result of the increased production of milk, chicken and cattle. In 2002 this sector grew 5.8%, primarily due to increased production per hectare farmed.

Peru’s main agricultural products are vegetables, potatoes and fruits, which together accounted for approximately 37.9% of Peru’s agricultural production in 2002. Peru’s traditional agricultural products include cotton, sugar, coffee and rice. Agricultural production has increasingly focused on non-traditional export products destined primarily for the winter markets of Europe and the United States. The northern coast of Peru is the main area for cultivation of non-traditional export crops such as asparagus, mangos, passion fruit and oranges. Animal husbandry—sheep, poultry and cattle—is predominant in the southern regions of Peru.

Peru’s main agricultural export products are coffee, sugar and asparagus, which together accounted for approximately one-third of agricultural exports in 2002. Other important export crops include cochineal, cocoa, carmine and marigold flour. In recent years, production of fruit, particularly mangos and grapes, for the export market has increased. Cotton, rice and sugar are produced for both the domestic and the export markets.

During the 1990s, the government gave priority to farming as part of its program to channel resources to poorer regions and increase the self-sufficiency of subsistence farmers. The highest priority crops included rice, corn and wheat. By reviving traditional irrigation and terracing methods, the government extended cultivation through the use of marginal land, while also promoting modern farming techniques.

In 1996, the government adopted measures to promote agricultural development. These measures consisted of the following three new laws:

•	Ley de Saneamiento Económico-Financiero de las Empresas Agrarias Azucareras, or the Law for the Financial Rehabilitation of Sugar Companies, which established the Programa Extraordinario de Regularización Tributaria, or Extraordinary Program for Tax Reform, or PERTA. PERTA was designed to facilitate the payment by sugar companies of overdue tax liabilities through the introduction of various alternative payment methods and a partial tax amnesty.

•	Ley de Reestructuración de las Empresas Agrarias, or the Law for the Restructuring of Agricultural Companies, which expanded PERTA to include independent farmers and irrigation companies.

•	Ley de Promoción del Sector Agrario, or the Agricultural Sector Promotion Law, which established a special tax regime for the agricultural sector.

The Toledo administration expects to foster agricultural development by implementing the following policies:

•	improving supervisory standards and technical guidelines, such as seed quality and growing conditions, to promote the production of important crops;

•	providing technical assistance to small-scale farmers in areas such as land management, irrigation and sowing techniques; and

•	organizing small-scale farmers into farming cooperatives to improve their production and distribution capacity and enhance their ability to generate jobs.

The Toledo administration supports an agricultural development program that reduces the tariff on agricultural machinery and equipment from 12.0% to 7.0% and reduces the tariff on imports of agricultural inputs from 12.0% to 4.0% to increase agricultural production.

Fishing

Fishing is a small part of the Peruvian economy, contributing between 0.4% to 0.5% annually to GDP from 1998 to 2002. Fish products, however, are Peru’s second leading export, accounting for 11.7% of exports 2002.

In the late 1960s, Peru was the world’s leading fishing nation. Its importance as a leading exporter of fishmeal declined during the 1970s and early 1980s due to ecological factors and over-fishing. Peru has since recovered its position as one of the world’s leading fishmeal producers and exporters.

Peru’s fish-processing industry is made up primarily of the processing of anchovies into fishmeal. The industry has suffered frequently from the destruction of fish stocks caused by changes in oceanographic conditions. The government, from time to time, imposes seasonal fishing bans based on factors such as marine wildlife conditions and fish processing capacity. Although these bans limit fishing extraction, their adverse impact on fishing production is outweighed by the increased stock of protected species.

The fishing sector contracted 13.4% in 1998 as a result of El Niño, which had a devastating impact on catches for industrial consumption, particularly of anchovies, that was not compensated by a greater extraction of other sea species. In 1999 and 2000, the fishing sector recovered, growing 29.2% in 1999 and 9.1% in 2000. This growth was caused by the improved oceanographic conditions. In 2001, the fishing sector declined 11.7% due to climactic changes that dispersed the fish stock. In 2002, the fishing sector increased 3.6%, primarily due to a slight increase in fish stocks as a result of improving oceanographic conditions.

Mining and Hydrocarbons

The mining and hydrocarbons sector grew 11.3% in 2002 as a result of an approximately 12.0% growth in the production of metals and development of the Camisea gas field. Antamina, the world’s largest copper and zinc mining project that began its production phase in July 2001, contributed to the growth in the volume of copper, zinc and silver extracts.

Mining. Peru is the leading producer in Latin America of gold, silver, tin, copper, lead and zinc. Although mining constitutes a small part of the country’s GDP, contributing on average 4.8% to GDP between 1998 and 2002, it is Peru’s leading export sector, accounting for 48.8% of Peru’s total export earnings in 2002. Gold alone accounted for 19.3% of total export earnings in 2002.

Between 1998 and 2002, investment in the mining subsector totaled approximately US$5.8 billion, with an average annual investment of US$1.2 billion. The most important projects in this period were:

•	the Antamina copper and zinc project, in which US$525 million was invested in 1999, US$825 million in 2000, US$530 million in 2001 and US$49.7 million in 2002;

•	the expansion of the Cuajone and Toquepala copper projects, in which US$259 million was invested in 1998, US$250 million in 1999, US$132 million in 2000, US$161 million in 2001 and US$129.0 million in 2002; and

•	the expansion of the Yanacocha gold project, in which US$83 million was invested in 1998, US$126 million in 1999, US$277 million in 2000, US$277 million in 2001 and US$146.2 million in 2002.

Hydrocarbons. The hydrocarbons subsector, which encompasses petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy.

The petroleum companies in Peru are oriented towards the exploration and development of oil fields located mainly in the Amazon jungle. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil used in local refineries. Petroleum products for industrial and residential use are supplemented with imports.

Between 1998 and 2002, petroleum production decreased consistently due to the exhaustion of oil producing fields and a reduction in drilling of exploration wells that was triggered in part by a drop in the international prices of petroleum.

Peru is currently only a minor producer of natural gas. As of December 31, 2002, Peru had approximately 13.1 trillion cubic feet of natural gas proven reserves, of which approximately 482 billion cubic feet had been developed. In the period from 1998 to 2002, natural gas production increased approximately 8.1%, from 23.4 million cubic feet daily in 1998 to 42.7 million cubic feet daily in 2002. This increase resulted primarily from the launch of the Aguaytía thermoelectric plant in 1998, which extracts the natural gas it requires for power generation directly from the Amazon basin.

Peru’s natural gas reserves are concentrated in the Camisea gas field, which is located approximately 300 miles east of Lima. In February 2000, the Government granted a 40-year operating concession over the Camisea gas field to the private consortium Pluspetrol-Hunt Oil-SK Corporation. Under the concession, the government receives in royalties 37.2% of the profits generated. In October 2000, the government granted concessions over the distribution and transportation of Camisea’s natural gas to a private consortium led by the Argentine company Techint.

The government expects successful development of the Camisea gas field to increase significantly production of natural gas, providing Peru with a low cost and abundant source of energy and potentially turning Peru into a net exporter of this commodity by 2007. In addition, development of the Camisea gas field contributed 0.5% to GDP in 2002. The government expects Camisea to contribute 1.0% to GDP annually over the productive life of the gas field and to create 40,000 new jobs. Operations at Camisea are expected to begin by August 2004, which is expected to lead to an increase of 160% in the production of natural gas during the two-year period from 2004 to 2005.

Secondary Production

Manufacturing

The principal components of the manufacturing sector are:

•	primary manufacturing, consisting principally of:

•	processing sugar;

•	processing meat products;

•	producing fishmeal, fish oil and other fish products;

•	refining non-ferrous metals;

•	refining petroleum; and

•	non-primary manufacturing, consisting principally of:

•	producing food, drinks and tobacco;

•	producing textiles, leather products and footwear;

•	producing paper products;

•	producing chemical, rubber and plastic products;

•	refining non-metallic minerals;

•	producing iron and steel; and

•	manufacturing machinery, equipment and metal products.

The manufacturing sector contracted 3.2% in 1998 and 0.5% in 1999, primarily as a result of the adverse effects of El Niño and the Asian financial crisis, and 0.8% in 2001, due to reduced production of fishmeal and anchovy sources. This sector grew 6.7% in 2000, primarily as a result of the recovery of both primary and non-primary manufacturing from the adverse effects of El Niño, and grew 4.2% in 2002, primarily as a result of growth in non-primary manufacturing.

During the first six months of 2003, this sector increased 2.9% as compared to the same period in 2002. This increase was primarily as a result of growth in non-primary manufacturing that was partially offset by a decrease in primary manufacturing due to a government imposed ban on anchovy fishing for the fist four months of 2003.

Primary manufacturing. Between 1998 and 2002 primary manufacturing production fluctuated greatly, growing 20.6% in 1999 and 8.5% in 2000 as the subsector recovered from the effects of El Niño. The subsector contracted 8.7% in 1998 as a result of the effects of El Niño and 2.4% in 2001 because of a reduction in the fish stock due to adverse oceanographic conditions. The sector remained stagnant in 2002, increasing only 0.1% primarily because of the continued reduced fish stock that has led to a decrease in fishing and the production of fish products. During the period, primary manufacturing contributed on average approximately 3.3% annually to GDP.

The following table provides information regarding primary manufacturing production for the periods shown.

Primary Manufacturing Production

(percentage change from previous year, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Sugar	(29.3)%	34.5%	18.9%	5.1%	15.4%	23.2%	16.6%
Meat products	10.2	11.2	7.4	1.7	5.0	7.1	(1.6)
Fishmeal and fish oil	(49.6)	129.8	21.6	(28.7)	2.8	(17.4)	(34.1)
Canned and frozen fish products	(43.8)	4.7	26.2	8.7	(22.9)	(18.6)	20.7
Refining of non-ferrous metals	9.4	5.7	3.4	3.5	(1.9)	2.5	1.0
Petroleum refining	2.4	(6.8)	(1.2)	3.5	0.1	(3.8)	2.8
Overall change	(8.7)	20.6	8.5	(2.4)	0.1	(2.5)	(4.0)

(1)	Preliminary data.

Sources: INEI and Central Bank.

Non-primary manufacturing. Non-primary manufacturing contracted by 1.8% in 1998 and 5.6% in 1999 as Peru experienced a decline in domestic demand due to the effects of the Asian and Russian financial crises. Non-primary manufacturing increased 6.1% during 2000 as a result of the recovery from the low levels the previous two years, but contracted by 0.4% in 2001 due to the suspension of investment programs by some businesses. During 2002, non-primary manufacturing increased 5.3%, due primarily to increases in production of paper products used in agriculture and non-metallic minerals used in construction. During this period, non-primary manufacturing contributed on average approximately 11.3% annually to GDP.

The following table provides information regarding non-primary manufacturing production for the periods shown.

Non-Primary Manufacturing Production

(percentage change from previous year, at constant 1994 prices)

	1998	1999	2000(1)	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Food, drinks and tobacco	6.5%	6.4%	1.3%	(1.0)%	4.7%	3.3%	0.3%
Textiles, leather products and footwear	(8.7)	(6.4)	10.1	(2.4)	3.3	0.4	10.6
Paper products	2.6	4.2	20.1	(1.0)	24.7	10.6	14.5
Chemical, rubber and plastic products	(2.8)	(1.0)	7.5	4.2	4.9	6.2	1.3
Non-metallic minerals	4.0	(12.4)	(1.4)	(1.7)	10.1	3.4	6.6
Iron and steel production	1.6	(8.7)	7.0	1.0	(5.6)	(14.7)	4.6
Manufacturing of machinery, equipment and metal products	0.5	(17.3)	9.1	(1.4)	(2.7)	(1.9)	6.8
Other	8.0	(10.3)	(6.3)	4.2	(1.2)	4.6	(4.4)
Overall change	(1.8)	(5.6)	6.1	(0.4)	5.3	3.7	4.8

(1)	Preliminary data

Sources: INEI and Central Bank.

Construction

The construction sector grew 0.6% in 1998, but contracted 10.5% in 1999, 4.3% in 2000 and 6.4% in 2001, before growing 8.3% in 2002. From 1998 to 2002, the sector contributed between 4.8% and 6.3% annually to GDP.

The slight increase in the construction sector in 1998 was due primarily to private investment and increased public spending on preventive projects in preparation for El Niño. The decline in construction from 1998 through 2001 was due primarily to:

•	a reduction in public and private investment, due to a limited supply, of credit;

•	a drop in informal housing construction due to lower nominal incomes; and

•	a delay of public highway construction, rehabilitation and expansion projects.

In 2002, the construction sector grew 8.3%, primarily due to public works projects, including road construction, and a slight increase in private sector building activity. During the first six months of 2003, the construction sector increased 4.7%, as compared to the first six months of 2002, primarily due to the performance of projects such as Mivivienda, Techo Propio and Camisea.

Electricity and Water

During the period from 1998 to 2002, the electricity and water sector contributed an average of approximately 2.1% annually to GDP.

Electricity. The electricity subsector in Peru was traditionally under the purview of the public sector until Peru embarked on a deregulation and privatization of the industry in 1992 and 1993. Under this initiative, the electricity subsector was divided into production, distribution and transmission segments. The government initially focused most of its deregulation and privatization efforts in the energy production and distribution segments, but gave open access to Peru’s transmission grid. The government also granted concessions of its transmission lines with the concession of the Mantaro-Socabaya transmission line in 1998 and of its Southern Power Grid in 1999. In 2001, concessions for the construction, maintenance and operation of power lines were granted to La Oroya-Paragsha-Antamina and Aguaytía-Pucallpa. The electricity subsector has grown primarily because of the expansion of the power grid, lower fuel prices and the introduction of more efficient centers to the system.

As of December 31, 2002, Peru’s power plants had an effective capacity of 20,149 GW/hr, of which 86.4% came from hydroelectric plants and 13.6% from thermoelectric plants. This dependence on hydroelectric generation has left Peru vulnerable to electricity shortages in times of drought. In 2002, 20,149 GW/hr were generated, serving 17,582 GW/hr to end users.

The following table provides information regarding the development of the electricity subsector for the years shown.

Principal Economic Indicators of the Electricity Sector

	1998		1999		2000		2001		2002		For the first 6 months of:
											2002		2003
Production of electricity sector (in GW/hr):
Thermal		3,437		3,297		2,546		1,997		2,747		1,104		1,091
Hydroelectric		13,338		14,074		15,692		17,134		17,402		8,945		9,421

Total generation (in GW/hr)		16,774		17,371		18,238		19,131		20,149		10,049		10,512

Losses, transmission and distribution (in GW/hr)		2,349		2,542		2,469		1,267		1,263		512		701

Energy production (in millions of US$)	US$	676	US$	746	US$	833	US$	864	US$	870	US$	414	US$	451
Energy sale income (in millions of US$)	US$	990	US$	1,004	US$	1,112	US$	1,153	US$	1,161	US$	564	US$	612

Consumption by economic sector (in GW/hr):
Residential		3,637		3,767		3,929		4,045		4,252		2,106		2,200
Industrial		7,672		8,132		8,628		9,343		9,907		4,917		5,165
Government		534		535		541		542		558		274		279
Commercial		2,141		2,215		2,427		2,487		2,865		1,415		1,481

Total consumption		13,984		14,648		15,525		16,417		17,582		8,712		9,125

Source: OSINERG.

Water. The government is responsible for water services in Lima while Peru’s various municipalities are responsible for water services in the urban and suburban areas of their respective jurisdictions. The central and municipal governments designate special service companies, which may be private, public or a mixture of both, to supply water services. In rural areas, communal administrative commissions supply water services. The water subsector is regulated by the Superintendencia Nacional de Servicios de Saneamiento, or National Superintendence for Sanitary Services.

Services

Wholesale and Retail Trade

Wholesale and retail trade contracted 3.2% in 1998 and 1.9% in 1999 due to a drop in domestic demand during those years. This sector grew 5.1% in 2000, 1.6% in 2001 and 3.8% in 2002. The growth since 2000 is primarily due to increases in domestic demand. During the period from 1998 to 2002, this sector contributed on average 14.3% annually to GDP, making it the second most important sector of the Peruvian economy.

Transportation and Telecommunications

The transportation and telecommunications subsector has, with the exception of a 1.0% decline in 1998, registered positive growth each year since 1999 due to increased domestic demand for telephone services. From 1997 to 2000, a large portion of Peru’s telecom investment has been directed to the mobile telephony market. As a result, Peru had approximately 2.4 million mobile subscribers by 2002.

Transportation. Peru’s transportation infrastructure has historically been state-controlled. During the 1990s, as part of its privatization initiative, the government sought greater private sector involvement in this field. The government granted private concessions over transportation facilities such as Lima’s Jorge Chávez International Airport and the national railway network.

Telecommunications. The following table provides information on the evolution of the telecommunications sector.

Summary of Telecommunications Sector

	As of December 31,					As of June 30, 2003
	1998	1999	2000	2001	2002
Fixed wire lines in service	1,553,874	1,609,884	1,617,582	1,570,956	1,656,600	1,713,500
Cellular phones	736,294	1,045,710	1,339,667	1,798,928	2,361,900	2,492,800
Public phones	49,399	63,276	83,855	94,596	109,500	115,900

Total lines	2,339,567	2,718,870	3,041,104	3,464,480	4,128,000	4,322,200

Sources:	Telefónica del Perú S.A.A., BellSouth Perú S.A., AT&T Perú S.A., Nextel del Perú S.A., TIM Perú S.A.C. y Gilat To Home Perú S.A.

Tourism

See “Balance of Payments and Foreign Trade—Services Trade” below for information on the tourism subsector.

Public Administration

Based on a survey of households conducted by the Ministry of Labor, the government estimates that the public sector employed approximately 768,000 workers or approximately 10.0% of the labor force in 2001, the most recent year for which data exists.

Other Services

The private sector in Peru offers a variety of services that in the aggregate constitute an important part of the Peruvian economy. These services include financial services, health services and education services. In the aggregate, these services grew at an annual rate of 0.1% in 1998, 0.4% in 1999, 1.7% in 2000, 0.0% in 2001 and 5.0% in 2002. For a description of the evolution of the financial services subsector between 1998 and 2002 see “The Monetary System—Financial Sector” below.

Privatization and the Role of the State in the Economy

Privatization

In 1991, Peru initiated an ambitious privatization program beginning with the enactment of various laws for the promotion of private investment. In 1991, in order to stimulate private investment, the Executive Branch enacted Legislative Decree No. 662, Ley de Promoción de la Inversión Extranjera, or the Foreign Investment Promotion Act, which authorized the government to enter into legal stability agreements with foreign and domestic investors. These agreements guarantee that current statutes on income taxes, remittances, export promotion, administrative procedures and labor, as applied to a particular investment, will remain unchanged for a period of ten years. Originally, pursuant to Legislative Decree No. 662 and the regulations under it, in order to qualify for these agreements, an investor needed to invest at least US$2 million within two years of the agreement, or at least US$500,000 if the investment creates 20 jobs or produces US$2 million in exports during the three years following the agreement. In September 2002, Legislative Decree No. 662 was amended by Law No. 27342, which provides that an investor must invest at least US$5 million, or US$10 million in the case of mining and hydrocarbon sectors, within two years of the agreement. As of December 31, 2002, investors had signed 402 legal stability agreements with the government worth approximately US$11.4 billion in investment. In 2002, 12 privatization and concession-granting processes were completed, for a value of US$356 million, that generated investment projects of US$77 million.

In 1991, the Executive Branch also enacted Ley Marco para el Crecimiento de la Inversión Privada, or the Private Investment Growth Framework Act. These investment laws provide for:

•	equal treatment of both national and foreign investors;

•	automatic authorization of foreign investments, which must then be registered with the Comisión Nacional de Inversiones y Tecnologías Extranjeras, or National Commission on Foreign Investment and Technology, or CONITE;

•	the protection of the property rights of foreign investors;

•	the free repatriation of property, dividends and profits; and

•	the elimination of restrictions on the participation of foreigners in banks and insurance companies.

The principle of non-discrimination against foreign investors was incorporated into the 1993 Constitution. Additionally, the 1993 Constitution allows foreign investors to hold and dispose freely of foreign currency. Foreign investors are, however, precluded from owning national radio and television stations, mines, lands, forests, water, fuel or energy sources within 31 miles of an international border, although foreign investors, under current laws, may obtain a resolution from the executive branch authorizing those investments.

Peru also established the Comisión de Promoción de la Inversión Privada, or Commission for the Promotion of Private Investment, or COPRI. COPRI’s main function was to design and implement a comprehensive program to foster private investment through the privatization and concession of large-scale infrastructure and public utility projects. COPRI’s board of directors oversaw all privatizations and concessions, while two special privatization committees established the procedures for privatizations and executed the privatization transactions in specific industries. The members of the special privatization committees have historically been current and former senior executives from the private sector.

In 2002, COPRI merged with CONITE and one other entity to become part of the Agencia de Promoción de la Inversión, or the Private Investment Promotion Agency, or PROINVERSION. The responsibilities and authority of COPRI and CONITE have been transferred to PROINVERSION.

Since 1992, the government has privatized most of its assets in the finance, fishing and telecommunications sectors. The government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The more than 267 privatizations that have been completed in Peru since 1992 have generated revenues of approximately US$9.8 billion. As of June 30, 2003, no concessions have been awarded to private companies. Significant privatizations and concessions include:

•	the Antamina copper and zinc mining project;

•	the Camisea natural gas project;

•	the concession to operate Lima’s Jorge Chávez International Airport;

•	the concession to operate the railway systems in the south, southeast and central regions of Peru;

•	the sale of controlling equity interests in the telecommunications companies Empresa Nacional de Telecomunicaciones, or ENTEL, and Compañía Peruana de Teléfonos, or CPT;

•	the concessions to operate the Mantaro-Socobaya transmission line and the Southern Power Grid;

•	the concession to operate the Rio Chillón water treatment plant; and

•	the privatization of the Relapasa petroleum refinery.

The telecommunications subsector in Peru underwent extensive liberalization during the 1990s, and a large number of foreign companies have entered the market. Although private competition was originally limited to wireless services, the telecommunications industry grew to include more than 120 companies as of the end of 1997. The total number of telephone lines in Peru increased from approximately 2.3 million in 1998 to approximately 4.1 million in 2002.

The liberalization of the telecommunications market began in 1994 when the government sold to Telefónica de España majority interests in the state-owned telecommunication companies ENTEL and CPT. Peru followed this initial step by opening the wireless market to private competition. Telefónica de España maintained a monopoly over fixed-line services until 1998 when it voluntarily ended its exclusivity service concession a year ahead of schedule. Eight private companies have since been granted concession rights to operate in the fixed-line market. As of September 30, 2003, 279 concessions have been granted to a total of 111 businesses to provide public telecommunications services.

Substantially all of the stock of privatized companies is held by foreign companies, such as Telefónica de España (telecommunications), Repsol (energy), Endesa (electricity), Banco Bilbao Vizcaya Argentaria (financial services) and Telecom Italia (telecommunications).

The pace of privatizations began to slow after 1996, when privatization proceeds reached record levels. This decline resulted in part from a shrinking supply of state-owned enterprises, Fujimori’s retreat from unpopular privatization initiatives to gain support for his presidential bid and the political turmoil that accompanied Fujimori’s reelection. Privatizations since 1996 have consisted primarily of the sale of remnant government shares in privatized companies.

Upon taking office in July 2001, the Toledo administration sought to revitalize Peru’s privatization agenda by charging two special privatization committees to develop privatization programs for projects including highway networks, ports, airports and tourism, penal facilities, mining and agricultural development.

The privatization program has generally been viewed unfavorably by Peruvians, fearful they will lose their jobs with privatizations and opposed to the sale of well-known state assets to non-Peruvians. Moreover, reports of bribery and misappropriation of privatization proceeds during the Fujimori administration have tainted the process.

In June 2002, violent protests against the privatization of power generation companies Egasa and Egesur, led the government to suspend the privatization of the two companies and reevaluate the privatization process. Regional authorities also challenged the sale. The government’s plan had been to privatize these companies by the end of September 2002 in a single bidding process. Together, Egasa and Egesur own approximately 7.0% of the power generation market.

Since June 2002, the privatization process has been suspended, except for the sale of some mining concessions, a take-or-pay contract for gas from the Camisea gas project and small-scale sales on the local stock exchange of government-owned shares in various companies. Privatization proceeds of US$421 million in 2002 were short of the government’s projected goal of US$700 million for that year.

To quell opposition to the privatization process, the government has sought to reach agreements with presidents of the regional governments regarding resumption of the privatization process. The first of these agreements was reached on June 16, 2003 with the regional government of Pasco to proceed with the privatization of a 30-year concession for the Yuncan hydroelectric plant. For the first six months of 2003, the government had raised approximately US$10 million through privatizations and concessions. The government expects to raise a total of US$59.3 million (including the US$10 million raised during the first six months of 2003) in 2003 through privatizations and concessions.

In the letter of intent negotiated with the IMF in January 2002 to establish a stand-by credit facility for 2002 to 2004, privatizations and concessions were considered “[a]n essential element to generate confidence among investors and to help finance fiscal deficits in 2002 and 2003.” The government’s aim, as agreed with the IMF as part of a two-year program, was to generate income of at least US$700 million through the sale of concessions and of state assets. Since the government placed the privatization process on hold in 2002, the IMF has agreed to adjust both the 2002 and 2003 targets for Peru’s consolidated public sector deficit to 2.3% of GDP for 2002 and 1.9% of GDP for 2003.

Role of the State in the Economy

As a result of the privatization program undertaken by the government during the 1990s, the public sector currently plays a more limited role in the Peruvian economy than it did in previous decades. The Toledo administration supports the privatization process and further deregulation, based on the view that sustainable economic growth is driven primarily by private investment.

Employment and Labor

Employment

A significant portion of the Peruvian population lacks regular full-time employment. Despite periods of economic growth in recent years, unemployment and underemployment remain one of Peru’s most entrenched problems. The Toledo administration has placed job creation through the private sector as one of its most important goals.

Unemployment grew during 1998, 1999 and 2001, the most recent year for which data is available, due primarily to an increase in the participation rate, which is the percentage of the population 14 years old or older that is in the labor force. Unemployment decreased in 2000, as the participation rate fell slightly.

Underemployment remained at high levels, between 47.6% and 43.1%, during the period from 1998 to 2000, but increased to 47.6% in 2001 from 43.1% in 2000. This increase was primarily due to an increase in the participation rate combined with stagnant economic growth.

The government stopped conducting nationwide employment surveys after 2001.

The economic sectors employing the most persons are services, wholesale and retail trade and manufacturing. The continuously high levels of unemployment and underemployment have fueled social tensions and protests against privatizations and large industrial projects. In addition, this unrest has led to political tensions, resulting in the resignations of a number of the Counsel of Ministers in both July 2002 and 2003, and threatens the continuity of the coalition supporting the Toledo administration.

The following table provides employment statistics for the years shown.

Employment and Labor

(in percentages)

	1998	1999	2000	2001
Participation rate(1)	65.4%	66.9%	64.3%	67.7%
Underemployment rate(2)	43.9	43.2	43.1	47.6
Unemployment rate(3)	7.8	8.0	7.4	7.9

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.
(2)	Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.

Source: Convenio MTPS - INEI Encuesta Nacional de Hogares III Trimestre, 1997-2001.

The following table provides information on employment by sector, as a percentage of total employment, for the years shown.

Employment

(percentage by sector)

	1998	1999	2000	2001
Agriculture, livestock, fishing and forestry	5.3%	5.8%	6.8%	8.8%
Mining	0.9	0.4	0.7	0.6
Manufacturing	13.4	12.4	13.6	12.6
Construction	5.6	5.2	4.2	4.5
Electricity, gas and water	0.4	0.6	0.4	0.3
Transportation and telecommunications	8.4	8.6	9.0	8.4
Wholesale and retail trade	29.4	28.8	28.9	27.8
Services	35.1	35.3	34.1	34.6
Other	2.8	2.6	2.3	2.4

Total	100.0%	100.0%	100.0%	100.0%

Source:	Convenio MTPS - INEI Encuesta Nacional de Hogares III Trimestre, 1996-2000.

The Peruvian economy has a significant “informal sector” that provides employment to the majority of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal business practices. It generally involves the production and exchange of legal goods and services without the appropriate business permits, without reporting tax liability, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring its contribution to the Peruvian economy.

For purposes of measuring the activity in the informal sector, the government defines it, in the area of wholesale and retail trade, to be all businesses that have one to four workers, and in the manufacturing field, to be all businesses that have one to nine workers, in both cases regardless of whether those businesses are within the formal economy. The government, however, excludes from its definition of the informal sector all public and independent workers.

In 2001, approximately 30.5% of the population worked in the formal sector, represented mostly in medium and large businesses and the public sector. In 2001, approximately 69.5% of the population worked in the informal sector. 2001 is the most recent year for which this data is available.

Wages and Labor Productivity

The Ministerio de Trabajo y Promoción del Empleo or Ministry of Labor, sets a single minimum wage for all sectors of the economy based on macroeconomic indicators such as GDP growth and the inflation rate. The minimum wage was last adjusted in September 2003 and is currently S/. 460 per month, equivalent to US$132 per month.

Peru does not currently compile statistics on labor productivity.

Poverty and Income Distribution

In the early 1990s, the poverty level in Peru declined as a result of economic expansion and a significant decline in inflation. Poverty increased in the late 1990s as a result of the downturn in the Peruvian economy. The political tensions and instability in the later years of the Fujimori administration, and the negative impact they had on private investment and bank credit, further increased the incidence of poverty.

Peru classifies households with a monthly per capita income of less than US$60 as falling below the poverty line. Using this standard, the percentage of the population living below the poverty line increased from approximately 49.0% in 1997 to approximately 54.0% in 2000. A significant number of Peruvians have a monthly per capita income of less than US$30. The poorest 40% of the population earned 14.1% of the national income in 2001, as compared to 13.9% in 1998, while the share of the national income earned by the wealthiest 10% decreased slightly from 34.6% in 1998 to 33.9% in 2001. 1998 and 2001 are the most recent years for which income distribution data is available.

The following table provides information regarding income distribution for the years shown.

Evolution of Income Distribution

(percentage of total national income)

Income group	1998	2001
Lowest 40%	13.9%	14.1%
Next 20%	13.9	14.2
Next 20%	21.4	21.7
Highest 20%	50.9	49.9
Highest 10%	34.6	33.9

Source: INEI – Encuesta Nacional de Hogares 1998 – 2001.

The Toledo administration has declared raising the standard of living of the Peruvian population and remedying poverty to be among its most important goals. Its strategy to reduce poverty is based on:

•	achieving the fiscal balance and macroeconomic stability necessary to foster private investment, both foreign and domestic, which the administration believes will lead to economic growth and job creation; and

•	directing a greater share of public funds towards social programs, particularly education and health.

These policies are reflected in the 2003 budget, which reduces overall expenditures by 6.1% but directs approximately 47.5% of expenditures to education, health services and anti-poverty programs. The 2003 budget also increases allocations to Peru’s seven poorest regions by 22% as compared to the 2002 budget.

Poverty in Peru has been attributed to unemployment and underemployment and the increasing disparity in income between skilled, educated workers and unskilled and relatively less educated workers. The educational system has suffered from a lack of resources and inadequate teacher training. The 2003 budget provides a 9.0% increase in education spending as compared to the 2002 budget. The Toledo administration’s plan to improve education includes the following elements:

•	improving teacher training;

•	increasing gradually salaries of teachers in rural areas by a total of approximately 30.0% by 2006;

•	building more schools;

•	expanding bilingual education programs; and

•	providing Internet access in public schools.

One of the most significant aspects of the Toledo administration’s anti-poverty plan is the establishment of a social program known as “A Trabajar.” A Trabajar is a two-year initiative that places unemployed workers in public sector jobs in the development and maintenance of infrastructure for up to six months. The program also invests in job training and technical assistance to small businesses and in improving the capacity of municipal governments and public sector agencies to formulate, coordinate and monitor effectively social initiatives.

The government expects the A Trabajar program to cost approximately US$597 million and to generate approximately 439,500 jobs by 2004. In October 2001, the Toledo administration secured US$1.0 billion from a group of 18 countries and eight international organizations to help to finance the program and its other poverty initiatives. Of this amount, the government expects approximately US$615.3 million to be disbursed in the form of donations, US$226.4 million in the form of debt exchanges and US$158.5 million in the form of credit concessions.

As of September 30, 2003, the A Trabajar program has generated an estimated 111,000 jobs in rural areas at a cost of S/. 307 million and an estimated 125,000 jobs in urban areas at a cost of S/. 257 million.

The Toledo administration’s plan to reduce poverty also includes the following measures:

•	a 9.0% nominal increase in public sector wages, on average, which was implemented in 2001;

•	the creation of a Peruvian agency for international cooperation to elicit and administer international financing for the government’s anti-poverty initiatives; and

•	greater investment in improving roads, sanitation facilities and sub-standard housing.

Environment

The most serious environmental problems confronting Peru are:

•	scarcity and quality of the water supply;

•	soil erosion;

•	air pollution;

•	deforestation; and

•	inadequate waste management in urban centers.

The government intends to address these environmental problems through greater supervision, regulation and community and private-sector awareness and involvement. To coordinate the government’s environmental policies more efficiently, the Consejo Nacional del Ambiente, or National Council for the Environment, or CONAM, launched an environmental initiative in 1997 to improve transparency within CONAM and collaboration between the government, municipalities and environmental interest groups. CONAM has organized and trained Comisiones Ambientales Regionales, or Regional Environmental Commissions, to direct environmental initiatives at the regional level. CONAM has also developed a program known as the Sistema Nacional de Información Ambiental, or National System of Environmental Information, which seeks to create a national database of environmental statistics. CONAM’s budget in 2002 was S/. 8.9 million and in 2003 is S/. 11.1 million.

The government requests environmental impact studies before authorizing any public or private construction project. Each regulatory agency within each sector of the economy issues regulations to protect the environment and imposes its own sanctions for the violation of those rules. The Ministry of Energy and Mines has designed an effective environmental program that is viewed as a model for other governmental agencies. The Ministry’s Programa para Ahorro de Energía, or Energy Savings Program, actively promotes energy savings and fuel-efficient energy alternatives. The Ministry also developed and implemented an environmental curriculum for public schools that emphasizes conservation.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of two accounts:

•	the current account, which comprises:

•	net exports of goods and services;

•	net financial and investment income;

•	net transfers; and

•	the capital account, which is the difference between financial capital inflows and financial capital outflows.

Current Account

One of the most important aspects of the current account is the trade balance. The four primary factors that drive the trade balance are the following:

•	The relative rate of economic growth of a country as compared to that of its trading partners. Generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise and its level of imports will tend to increase more rapidly than does its level of exports.

•	The relative level of domestic prices against foreign prices, as reflected by the real exchange rate. Generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s level of exports to decline and for its level of imports to increase.

•	Changes in production costs, technology and worker skills. More efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there will be a tendency for the country’s level of exports to increase.

•	Changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

Between 1998 and 2002, Peru’s current account registered annual deficits that were partially offset by capital account surpluses from 1998 through 2000 and completely offset by a capital account surplus in 2001 and 2002. During this period, the current account deficit decreased from US$3.4 billion in 1998 to US$1.2 billion in 2002.

In 1998, the effects from El Niño led to a substantial decrease in the volume of fishing and agricultural exports, while sharp decreases in the international prices of Peru’s primary exports led to a significant decline in the value of total exports. As a result, Peru’s trade deficit increased 43.2% as compared to 1997, which contributed to an increase in the current account deficit to US$3.4 billion.

In 1999, the current account deficit decreased to US$1.5 billion, as compared to US$3.4 billion in 1998. This was primarily due to a 71.8% improvement in the trade balance that was caused by weaker domestic consumer demand and a decrease in private investment, which led to a decline in the level of imports, and a slight increase in the level of exports.

In 2000, the current account deficit remained flat at US$1.6 billion, as compared to US$1.5 billion in 1999.

In 2001, the current account deficit decreased to US$1.2 billion, as compared to US$1.6 billion in 2000. This decrease was mainly attributable to:

•	a decline in imports, due to weaker domestic demand, and an increase in non-traditional exports, which reduced the trade deficit;

•	reduced remittances and dividends by utilities out of Peru as a result of economic instability;

•	and lower international interest rates.

In 2002, the current account deficit remained at US$1.2 billion, primarily a result of a decrease in net financial and investment income that was offset by a trade surplus as the growth of exports outpaced that of imports.

During the first six months of 2003, the current account deficit remained flat at US$648 million, as compared to a current account deficit of US$645 million for the first six months of 2002.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets. Between 1998 and 2002, Peru attracted considerable foreign investment, despite significant reductions in investment inflows in 1999 and 2000. For a description of foreign direct investment trends, see “—Foreign Direct Investment” below.

From 1998 to 1999, the capital account surplus contracted 69.4% as a result of significant withdrawals of short-term capital in response to the adverse effects of the Asian and Russian financial crises and the effects from El Niño on Peru’s primary exports. In 2000, the capital account surplus increased 77.2% to US$1.0 billion, as compared to US$566 million in 1999. This increase was due to a 50.2% decrease in short-term capital outflows and a 95% increase in medium- and long-term disbursements to the private sector, which were partially offset by a 55.3% drop in foreign direct investment as a result of political turmoil, which fostered uncertainty among investors. The sharp decrease in short-term capital outflows followed the significant prepayments in foreign debt that banking institutions undertook in 1999 in response to a tightening of domestic credit.

In 2001, the capital account registered a surplus of US$1.6 billion, as compared to a surplus of US$1.0 billion in 2000. Despite the political uncertainty surrounding the April 2001 elections, the capital account surplus in 2001 was due primarily to increased capital flow toward Antamina, the world’s largest copper and zinc mining project, and the telecommunications sector. However, portfolio investment declined significantly, from US$123 million in 2000 to US$43 million in 2001, due to an unfavorable international economic environment.

In 2002, the capital account surplus grew 27.7% to US$2.0 billion, as compared to a surplus of US$1.6 billion in 2001. This growth was primarily a result of a 123.5% increase in foreign direct investment due primarily to increased capital flows toward the mining and hydrocarbons sector. This growth was offset in part by continued decrease in portfolio investment, the prepayment of bond issues by a mining company and the acquisition of foreign bonds by the non-banking financial sector.

During the first six months of 2003, the capital account surplus decreased 53.5% to US$481 million, as compared to US$1.0 billion for the first six months of 2002. This decrease was a result of decreases in foreign direct investment, and in both short-and long-term capital inflows to Peru, reflecting fewer privatizations and weaker investor confidence.

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

											For the first 6 months of:
	1998		1999		2000		2001		2002		2002		2003
Current account:
Trade balance:
Exports (FOB)(1)	US$	5,757	US$	6,087	US$	6,951	US$	7,007	US$	7,647	US$	3,540	US$	4,206
Imports (FOB)		(8,262)		(6,793)		(7,407)		(7,273)		(7,440)		(3,505)		(4,019)

Trade balance		(2,505)		(706)		(456)		(267)		207		35		186

Services, net		(657)		(663)		(691)		(835)		(948)		(484)		(513)
Of which:
Net income from tourism(2)		392		446		381		196		185		53		54
Net income from transportation(3)		(651)		(556)		(612)		(657)		(657)		(331)		(319)
Financial and investment income, net(4)		(1,205)		(1,115)		(1,409)		(1,123)		(1,509)		(693)		(870)
Current transfers, net		977		966		999		1,042		1,043		497		550
Of which:
Workers’ remittances		647		670		718		753		705		327		390

Current account balance		(3,390)		(1,519)		(1,557)		(1,184)		(1,206)		(645)		(648)

Capital account:
Foreign direct investment		1,582		1,812		810		1,070		2,391		785		587
Portfolio investment		(346)		(107)		123		43		(9)		20		(9)
Other medium- and long-term capital(5)		686		337		805		248		392		157		(56)
Of which:
Disbursements to the public sector		790		1,237		1,485		1,344		2,902		1,826		939
Other capital, including short-term capital		(72)		(1,476)		(735)		189		(794)		74		(41)

Capital account balance		1,851		566		1,003		1,550		1,980		1,035		481

Errors and omissions(6)		289		148		423		51		7		14		530

Balance of payments	US$	(1,250)	US$	(805)	US$	(131)	US$	417	US$	781	US$	405	US$	363

Financing:
Change in gross Central Bank reserves(7)	US$	1,151	US$	922	US$	331	US$	(310)	US$	(695)	US$	(338)	US$	(308)
Use of IMF resources		(145)		(147)		(141)		(138)		(137)		(67)		(73)
Exceptional financing, net		244		30		(58)		31		51		0		19

Total financing	US$	1,250	US$	805	US$	131	US$	(417)	US$	(781)	US$	(405)	US$	(363)

Memorandum item:
Current account balance (deficit) (as % of GDP)		(6.0)%		(2.9)%		(2.9)%		(2.2)%		(2.1)%		(2.2)%		(2.1)%

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserves used to finance balance of payments.

Source: Central Bank.

Foreign Trade

In 1991, Peru began to liberalize its trade regime, reducing substantially tariffs and promoting regional free trade agreements. Between 1995 and 1997, Peru imposed two principal tariffs on imports:

•	a 15% tariff applicable to raw materials used in a variety of industries; and

•	a 25% tariff imposed on capital goods and a variety of selected items.

The tariff reform approved in 1997 reduced the 15% rate to 12% and the 25% rate to 20% but increased the tariff on some agricultural goods to 17% and 25%. In April 2001, the transition government of Valentín Paniagua reduced the tariff on some raw materials from 12% to 4%.

The import tariff structure for the year 2002, which included a temporary 5% surcharge, was as follows:

•	a 4% tariff that applied to 17.7% of goods imported into Peru during 2002, principally including raw materials not produced in Peru and capital goods used in a variety of industries, including the chemical, food, metal, mining, paper, textile and steel industries;

•	a 7% tariff that applied to 19.8% of goods imported into Peru during 2002, principally including capital goods used in the agriculture, construction and transportation sectors;

•	a 9% tariff that applied to grape must;

•	a 12% tariff (which replaced the previous tariff of 15%) that applied to 52.0% of goods imported into Peru during 2002, including capital goods, intermediate goods, consumer goods and raw materials;

•	a 17% tariff that applied to 0.7% of goods imported into Peru during 2002, including pork products, corn, beer and other alcoholic beverages;

•	a 25% tariff that applied to 3.5% of goods imported into Peru during 2002, principally including a variety of consumer items, such as textiles, footwear, clothing, heaters, refrigerators and air conditioning equipment; and

•	a 25% tariff that applied to 6.3% of goods imported into Peru during 2002, including milk products, sugar, meat, potatoes, onions, coffee and a number of other agricultural products.

In 2002, the average import tariff, which varies according to the volume of import goods subject to each tariff imposed by law, was 10.7%.

Between 1998 and 2001, the trade deficit decreased from US$2.5 billion to US$267 million. In 2002, Peru registered a trade surplus of US$207 million. This was primarily as a result of a 9.1% increase in exports as compared to 2001, particularly gold and other metals, that was partly offset by an increase in imports. Total exports increased from US$5.8 billion in 1998 to US$7.6 billion in 2002, a compound annual growth rate of 7.4%. Total imports decreased from US$8.3 billion in 1998 to US$7.4 billion in 2002, a compound annual decrease of 2.7%. In 2002, the combined value of Peru’s imports and exports of goods and services equaled 33.6% of GDP.

Peru maintains close commercial ties with the United States, its principal trading partner. In 2002, approximately 25.9% of Peru’s total exports were bound for the United States, while 27.0% of Peru’s total imports originated from ports in the United States.

Peru classifies its non-free trade zone exports as traditional and non-traditional exports. Traditional exports consist of goods that historically have constituted a greater share of Peru’s exports and include mostly raw materials. Non-traditional exports include goods that historically have not been exported in significant quantities and traditional export goods that have been transformed through manufacturing or other processing into non-traditional export goods.

In 2002, Peru’s exports consisted primarily of:

•	traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at US$3.7 billion, representing 48.8% of total exports;

•	traditional fishing exports, such as fishmeal and fish oil, valued at US$892 million, representing 11.7% of total exports;

•	non-traditional textile exports, such as textile fibers and cloth, valued at US$677 million, representing 8.8% of total exports; and

•	non-traditional agriculture and livestock exports valued at US$554 million, representing 7.2% of total exports.

The following tables provide further information on exports for the periods shown.

Exports

(in millions of U.S. dollars, at current prices)

											For the first 6 months of:
	1998		1999		2000		2001		2002		2002		2003
Traditional:
Fishing	US$	410	US$	601	US$	955	US$	926	US$	892	US$	441	US$	462
Agricultural		323		282		249		207		216		56		68
Mineral		2,747		3,008		3,216		3,187		3,734		1,749		2,120
Petroleum and derivatives		233		251		402		422		469		205		344

Total traditional		3,712		4,142		4,821		4,742		5,312		2,451		2,994

Non-traditional:
Agriculture and livestock		302		406		394		437		554		238		252
Fishing		225		190		177		197		164		93		108
Textiles		534		575		701		664		677		315		383
Timbers and papers and manufactures		69		101		123		142		177		87		80
Chemical		197		195		212		247		256		119		144
Non-metallic minerals and jewelry		52		51		47		58		68		33		35
Basic metal industries and jewelry		355		255		265		242		222		99		108
Fabricated metal products and machinery		105		76		96		160		109		57		47
Other products(1)		129		27		29		36		33		15		21

Total non-traditional		1,968		1,876		2,044		2,183		2,260		1,056		1,178

Other:
Other products(2)		78		69		86		82		75		33		34

Total exports	US$	5,757	US$	6,087	US$	6,951	US$	7,007	US$	7,647	US$	3,540	US$	4,205

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the reparation of capital goods.

Sources: Central Bank and SUNAT.

Exports

(as a percentage of total exports, at current prices)

						For the first 6 months of:
	1998	1999	2000	2001	2002	2002	2003
Traditional:
Fishing	7.1%	9.9%	13.7%	13.2%	11.7%	12.5%	11.0%
Agricultural	5.6	4.6	3.6	3.0	2.8	1.6	1.6
Mineral	47.7	49.4	46.3	45.5	48.8	49.4	50.4
Petroleum and derivatives	4.0	4.1	5.8	6.0	6.1	5.8	8.2

Total traditional	64.5	68.0	69.4	67.7	69.5	69.2	71.2

Non-traditional:
Agriculture and livestock	5.2	6.7	5.7	6.2	7.2	6.7	6.0
Fishing	3.9	3.1	2.5	2.8	2.1	2.6	2.6
Textiles	9.3	9.5	10.1	9.5	8.8	8.9	9.1
Timbers and paper and manufacturers	1.2	1.7	1.8	2.0	2.3	2.5	1.9
Fabricated metal products and machinery	1.8	1.3	1.4	2.3	1.4	1.6	1.1
Chemical	3.4	3.2	3.1	3.5	3.3	3.4	3.4
Basic metal industries and jewelry	6.2	4.2	3.8	3.5	2.9	2.8	2.6
Non-metallic minerals	0.9	0.8	0.7	0.8	0.9	0.9	0.8
Other products(1)	2.2	0.4	0.4	0.5	0.4	0.4	0.5

Total non-traditional	34.2	30.8	29.4	31.2	29.6	29.8	28.0

Other:
Other(2)	1.4	1.1	1.2	1.2	1.0	0.9	0.8

Total exports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the reparation of capital goods.

Sources: Central Bank and SUNAT.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

						For the first 6 months of:
	1998	1999	2000	2001	2002	2002	2003
United States	32.7%	29.2%	27.8%	25.2%	25.9%	26.5%	24.0%
Canada	2.2	2.0	1.8	2.1	1.9	2.2	1.7
Mexico	2.4	2.8	2.2	1.9	1.7	1.7	1.2

Total North America	37.3	34.0	31.8	29.2	29.5	30.3	27.0

Brazil	3.1	2.9	3.2	3.3	2.6	3.1	2.6
Colombia	2.5	1.7	2.1	2.2	2.1	2.2	2.3
Chile	2.4	2.9	3.9	4.1	3.3	2.9	5.1
Venezuela	1.9	1.5	1.6	2.1	1.5	1.7	0.7
Other	5.9	5.1	6.1	6.9	6.3	6.3	7.0

Total Latin America and the Caribbean	15.9	14.0	16.9	18.6	15.8	16.1	17.5

United Kingdom	4.9	9.4	8.5	13.6	11.6	11.4	13.6
Switzerland	8.5	9.2	8.0	4.5	7.5	6.6	8.2
Germany	4.1	4.1	3.1	3.0	3.3	2.7	2.9
Spain	2.7	3.0	2.8	3.1	3.2	3.4	3.7
Other	11.7	10.1	8.7	8.6	9.3	9.1	8.2

Total Europe	31.9	35.8	31.0	32.8	34.9	33.0	36.4

Japan	3.8	4.3	4.7	5.4	4.9	4.7	4.3
China	4.1	3.6	6.5	6.1	7.9	9.3	8.0
Other	6.3	7.5	8.0	7.0	6.3	6.2	6.1

Total Asia	14.2	15.4	19.2	18.6	19.1	20.2	18.4

Africa and others	0.7	0.8	1.0	0.9	0.7	0.5	0.8

Total exports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Central Bank.

In 2002, Peru’s imports consisted primarily of:

•	intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at US$3.7 billion, representing 50.4% of total imports;

•	capital goods, such as transportation and building equipment, valued at US$1.8 billion, representing 24.8% of total imports; and

•	consumer goods valued at US$1.8 billion, representing 23.8% of total imports.

The following tables provide further information regarding imports for the periods shown.

Imports

(in millions of U.S. dollars, at current prices)

											For the first 6 months of:
	1998		1999		2000		2001		2002		2002		2003
Consumer goods:
Durable goods	US$	753	US$	523	US$	606	US$	654	US$	734	US$	337	US$	384
Non-durable goods		1,165		946		892		994		1,036		481		499

Total consumer goods		1,918		1,469		1,498		1,649		1,770		818		883

Intermediate goods:
Petroleum products, lubricants		580		641		1,084		907		978		422		688
Raw materials for agriculture		204		186		214		232		249		118		118
Raw materials for manufacturing		2,604		2,181		2,348		2,453		2,521		1,227		1,319

Total intermediate goods		3,388		3,008		3,645		3,592		3,747		1,767		2,125

Capital goods:
Construction materials		215		199		212		169		272		124		115
For agriculture		45		62		30		20		20		8		10
For manufacturing		1,771		1,400		1,433		1,358		1,226		581		675
Transportation equipment		575		478		441		372		324		159		174

Total capital goods		2,606		2,138		2,117		1,919		1,843		874		974

Other		350		178		147		114		80		45		37

Total imports	US$	8,262	US$	6,793	US$	7,407	US$	7,273	US$	7,440	US$	3,505	US$	4,019

Memorandum items:
Temporal admission imports(1)	US$	326	US$	246	US$	305	US$	306	US$	265	US$	144	US$	100
Imports into free trade zones(2)		80		79		95		110		113		57		46

(1)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(2)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

						For the first 6 months of:
	1998	1999	2000	2001	2002	2002	2003
Consumer goods:
Durable goods	9.1%	7.7%	8.2%	9.0%	9.9%	9.6%	9.6%
Non-durable goods	14.1	13.9	12.0	13.7	13.9	13.7	12.4

Total consumer goods	23.2	21.6	20.2	22.7	23.8	23.3	22.0

Intermediate goods:
Petroleum products, lubricants	7.0	9.4	14.6	12.5	13.1	12.0	17.1
Raw materials for agriculture	2.5	2.7	2.9	3.2	3.3	3.4	2.9
Raw materials for manufacturing	31.5	32.1	31.7	33.7	33.9	35.0	32.8

Total intermediate goods	41.0	44.3	49.2	49.4	50.4	50.4	52.4

Capital goods:
Construction materials	2.6	2.9	2.9	2.3	3.7	3.5	2.9
For agriculture	0.5	0.9	0.4	0.3	0.3	0.2	0.2
For manufacturing	21.4	20.6	19.4	18.7	16.5	16.6	16.8
Transportation equipment	7.0	7.0	6.0	5.1	4.4	4.5	4.3

Total capital goods	31.5	31.5	28.6	26.4	24.8	24.9	24.2

Other	4.2	2.6	2.0	1.6	1.1	1.3	0.9

Total imports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Memorandum items:
Temporal admission imports(1)	3.9	3.6	4.1	4.2	3.6	4.1	2.5
Imports into free trade zones(2)	1.0	1.2	1.3	1.5	1.5	1.6	1.1

(1)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(2)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Geographic Distribution of Imports

(percentage of total imports, at current prices)

						For the first 6 months of:
	1998	1999	2000	2001	2002	2002	2003
United States	32.4%	31.6%	29.1%	29.8%	26.9%	27.3%	27.3%
Canada	2.3	2.0	2.5	1.4	1.0	1.1	1.0
Mexico	2.9	2.7	2.8	2.6	2.7	2.9	2.6

Total North America	37.7	36.4	34.5	33.8	30.6	31.2	30.4

Brazil	4.2	3.9	4.4	3.8	4.6	4.6	4.7
Colombia	3.2	4.7	4.7	4.0	4.5	4.4	4.8
Chile	5.6	6.7	7.1	8.1	7.8	8.0	6.9
Venezuela	3.3	4.4	4.8	3.9	3.2	3.7	2.1
Other	9.3	8.1	8.9	10.6	13.9	13.5	11.1

Total Latin America and the Caribbean	25.6	27.9	30.0	30.4	34.0	34.2	29.6

United Kingdom	1.6	1.2	1.4	1.1	1.1	1.1	0.9
Switzerland	1.4	1.6	1.4	1.3	1.6	1.3	3.6
Germany	4.3	3.8	3.1	3.3	3.4	3.7	3.7
Spain	7.4	7.5	9.2	8.8	8.1	7.8	9.4
Other	9.3	8.7	7.6	7.5	7.2	7.3	8.0

Total Europe	24.0	22.7	22.6	21.9	21.5	20.7	25.6

Japan	4.3	4.6	4.3	3.4	2.9	3.2	2.5
China	1.3	1.7	2.2	2.4	3.2	3.1	3.4
Other	6.1	5.3	5.4	6.4	6.7	6.7	6.7

Total Asia	11.7	11.6	11.9	12.2	12.8	12.9	12.5

Africa and others	1.1	1.3	1.0	1.5	1.1	1.2	1.7

Total imports	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Central Bank.

Services Trade

Peru’s services trade consists primarily of tourism, telecommunications, freight services and financial services. Of these, the most important is tourism. Tourism is also the most important individual item driving Peru’s foreign currency earnings. The commerce, restaurant, hotel, construction and real estate services subsectors depend significantly on tourism.

From 1998 to 2002, gross income from tourism declined from US$845 million, or 1.5% of GDP, in 1998 to US$801 million, or 1.4% of GDP, in 2002. In 1998, gross income from tourism increased 3.6%, as compared to the level registered for 1997, despite the effects from El Niño on Peru’s infrastructure and economy. In 1999, gross income from tourism increased 5.3%, as compared to the levels registered in 1998, due to a 15.2% increase in the number of tourists, who visited Peru for longer average stays. In 2000, gross income from tourism increased by 2.4%, as compared to the level registered in 1999, due to an 8.8% increase in the number of tourists visiting Peru despite Peru’s political crisis. In 2001, gross income from tourism decreased by 10.3%, as compared to the level registered in 2000, as a result of recessionary conditions abroad and the effects of September 11, 2001. In 2002, gross income from tourism decreased by 2.0%, as compared to the level registered in 2001, as a result of continuing fears of terrorism, the global economic slowdown and nervousness about political instability in Peru.

In 2001, the most recent year for which data is available, Peru attracted visitors principally from the following countries:

•	United States (23.0%);

•	Chile (15.4%);

•	France and England (9.0%); and

•	Argentina (4.5%).

Tourism Statistics

											For the 6 months ended and as of June 30,
	1998		1999		2000		2001		2002		2002		2003
Foreign non-resident arrivals(1)		725,589		694,084		800,491		801,334		913,562		401,808	497,752
Average length of stay (number of nights)(2)		9.3		10.3		10.1		10.0		9.6		9.6	9.6

Hotel activity:
Number of rooms available(3)		98,375		104,474		114,581		119,228		113,737		113,737	114,862
Occupancy rate by total number of rooms available (in %)		29.9%		28.7%		27.2%		25.4%		24.4%		23.6%	N/A
Aggregate value of hotels and restaurants (as % of GDP)		4.0%		4.0%		4.0%		4.0%		4.0%		4.0%	4.0%
Income from tourism (in millions of US$)(5)	US$	845	US$	890	US$	911	US$	817	US$	801	US$	372	N/A
Expenses from tourism (in millions of US$)(6)		(452)		(443)		(530)		(592)		(616)		(319)	N/A

Balance (income less expenses, in millions of US$)	US$	393	US$	447	US$	381	US$	225	US$	185	US$	53	N/A

(1)	Preliminary data.
(2)	Calculated from a survey of arriving foreign non-residents.
(3)	Preliminary estimates for June 2003.
(4)	Preliminary data.
(5)	Amounts spent by foreigners in Peru.
(6)	Amounts spent by Peruvians abroad.

N/A = Not Available.

Sources:	Dirección General de Migraciones y Naturalización, or Office of Migration and Naturalization, Central Bank, MITINCI and INEI.

Foreign Direct Investment

Peru has an open investment regime and a legal framework that generally promotes and protects foreign investment. The basis of this open investment regime was established in 1991 through the Foreign Investment Promotion Act and the Private Investment Growth Framework Act, as amended. This framework allows both foreign and domestic investors to enter into agreements with the government. For a description of these measures, see “The Economy—Privatization and Role of the State in the Economy” above.

Peru attracted more than US$11.4 billion in foreign direct investment between 1990 and 2002. As of June 30, 2003, approximately US$11.6 billion in foreign funds were directly invested in the Peruvian economy. The high level of foreign investment from 1990 to 2002 is a result of various factors, including:

•	the relative social and political stability achieved between 1994 and 1998 that resulted from the Fujimori administration’s successful campaign against subversive movements and the peace settlement reached with Ecuador in 1998;

•	the continued erosion of protectionist and interventionist policies through a reduction in tariffs, simplification of the tax system and elimination of subsidies; and

•	the influx of foreign capital in connection with the government’s privatization program.

Foreign direct investment (excluding privatizations) increased 140.0% in 2002 to US$2.4 billion, as compared to US$1.1 billion in 2001. This increase was a result of greater investor confidence due to the increased political stability during 2002, an increase in the level of investment in the mining and hydrocarbon sector and capital increases of approximately US$150 million in each of Banco Wiese - Sudameris and Telecom Italia Mobile - Peru. Foreign investments related to privatizations decreased 30.3% in 2002 to US$186 million, as compared to US$267 million in 2001, as a result of the government’s sale of remnant shares in companies already privatized.

During 2002, Peru completed 12 privatizations and concession grants for US$356 million, which generated US$77 million in additional investment. Privatization proceeds in 2002, however, fell short of the US$700 million the government had originally projected. For a description of Peru’s privatization efforts, see “The Economy—Privatization and the Role of the State in the Economy—Privatization” above.

During the first six months of 2003, foreign direct investment (excluding privatizations) decreased 25.2% to US$587 million, as compared to US$785 million for the first six months of 2002, due to the US$300 million capital increases in Banco Wiese - Sudameris and Telecom Italia Mobile - Peru. For 2003, Peru expects foreign direct investment (excluding privatizations) to total US$948 million.

The main recipients of foreign direct investment in recent years have been the telecommunications, mining and hydrocarbon, energy, industry and finance sectors.

The following table provides information, by sector, on the stock of foreign direct investment registered with PROINVERSION as of the dates indicated. The stock of foreign direct investment refers to the level of foreign funds directly invested in the Peruvian economy as of the dates indicated and does not reflect investment flows.

Registered Stock of Foreign Direct Investment by Sector(1)

(in millions of U.S. dollars and as a percentage of the total accumulated stock of foreign direct investment, at current prices)

	As of December 31,										As of June 30, 2003(2)
	1998		1999		2000		2001		2002
	US$	%	US$	%	US$	%	US$	%	US$	%	US$	%
Agriculture	26.2	0.3	42.1	0.4	44.4	0.4	44.4	0.4	44.4	0.4	44.4	0.4
Commerce	555.6	6.9	564.6	6.0	826.0	8.1	842.2	7.8	839.7	7.3	831.1	7.2
Telecommunications	2,098.7	26.0	2,354.1	24.8	2,640.6	26.0	2,654.6	24.5	2,957.0	25.8	2,968.9	25.7
Construction	44.5	0.6	55.9	0.6	60.2	0.6	70.6	0.7	70.6	0.6	70.6	0.6
Energy	1,364.2	16.9	1,517.2	16.0	1,513.7	14.9	1,599.2	14.7	1,602.3	14.0	1,610.9	13.9
Finance	911.2	11.3	1,400.9	14.8	1,434.7	14.1	1,804.1	16.6	1,703.1	14.9	1,809.3	15.6
Industry	1,377.6	17.1	1,507.6	15.9	1,548.0	15.2	1,710.3	15.8	1,845.0	16.1	1,846.1	16.0
Mining	1,371.7	17.0	1,652.7	17.5	1,687.0	16.6	1,692.7	15.6	1,696.4	14.8	1,696.4	14.7
Fishing	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0	0.6	0.0
Petroleum	97.9	1.2	97.9	1.0	97.9	1.0	97.9	0.9	97.9	0.9	97.9	0.9
Services	97.7	1.2	115.1	1.2	138.1	1.4	156.8	1.5	394.3	3.5	395.3	3.4
Forestry	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0	1.2	0.0
Transportation	81.6	1.0	81.8	0.9	92.8	0.9	105.8	1.0	118.6	1.0	118.6	1.0
Tourism	41.8	0.5	58.4	0.6	58.4	0.6	58.4	0.5	58.4	0.5	62.1	0.5
Housing	10.9	0.1	13.2	0.1	13.4	0.1	15.0	0.1	14.3	0.1	14.7	0.1

Total	8,081.2	100.0	9,463.3	100.0	10,157.0	100.0	10,853.9	100.0	11,443.8	100.0	11,568.3	100.0

(1)	Principal foreign direct investment with privatization, as registered with CONITE. Foreign direct investment figures for balance-of-payments purposes reflect inflows and outflows of capital for a particular period and are compiled by the Central Bank. CONITE and the Central Bank employ different methodologies when calculating foreign direct investment; CONITE considers only shareholder capital, while the Central Bank includes additional elements.
(2)	Preliminary data.

Source: PROINVERSION.

Foreign direct investment in Peru has come primarily from the United Kingdom, Spain and the United States, which, together accounted for approximately 64.3%, on average, of total foreign direct investment that entered Peru each year from 1998 to 2002.

The following tables provide information on the stock of foreign direct investment by country of origin in dollars and as a percentage of total foreign direct investment, as registered with PROINVERSION or its predecessor, as of the dates shown.

Registered Stock of Foreign Direct Investment by Country of Origin

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30, 2003
	1998		1999		2000		2001		2002
Argentina	US$	142.3	US$	62.9	US$	65.4	US$	65.5	US$	65.7	US$	65.7
Austria		3.4		3.4		3.4		4.6		5.0		5.0
Bahrain		25.0		25.0		25.0		25.0		25.0		25.0
Belgium		57.3		57.3		57.3		57.3		78.7		87.3
Bolivia		4.7		4.7		4.7		4.7		4.7		4.7
Brazil		39.8		54.6		54.9		35.1		10.7		8.8
Canada		150.6		157.9		159.3		160.4		160.4		160.4
Chile		337.0		436.4		457.2		576.6		597.5		597.6
China		122.2		122.2		122.2		122.2		122.2		122.2
Colombia		62.8		71.5		71.7		79.0		192.8		192.8
Cyprus		68.0		68.0		68.0		68.0		68.0		68.0
Ecuador		22.3		31.9		35.5		35.5		35.5		35.5
France		64.6		147.2		198.7		412.5		354.6		460.8
Germany		51.8		63.5		75.1		92.0		100.0		100.4
Italy		33.0		33.0		37.7		45.5		50.3		50.3
Japan		45.0		74.2		98.6		98.6		102.1		102.2
Korea		9.5		19.5		20.7		20.7		20.7		20.7
Liechtenstein		12.8		15.8		13.9		13.9		13.9		13.9
Luxembourg		22.2		22.2		22.2		31.1		41.1		41.1
Mexico		30.3		32.8		34.4		36.5		36.8		36.8
Netherlands		500.4		593.2		820.3		1,055.5		1,254.8		1,278.6
New Zealand		3.5		6.9		6.9		6.9		6.9		6.9
Panama		520.9		539.5		541.3		544.4		639.7		640.1
Portugal		10.7		15.4		15.4		35.4		35.4		37.3
Spain		2,387.3		2,411.4		2,428.0		2,401.6		2,431.2		2,432.2
Sweden		46.4		46.6		59.8		57.1		55.8		55.5
Switzerland		187.1		204.5		210.2		213.4		214.0		214.5
United Kingdom		1,284.7		2,031.1		2,192.7		2,371.2		2,690.8		2,699.0
United States		1,665.5		1,929.7		2,066.2		1,968.0		1,810.9		1,794.9
Uruguay		110.9		119.2		127.5		151.5		151.0		142.7
Venezuela		10.7		10.5		10.2		10.2		10.2		10.2
Other		48.7		51.4		53.3		54.2		57.6		57.6

Total	US$	8,081.2	US$	9,463.3	US$	10,157.6	US$	10,853.9	US$	11,443.9	US$	11,568.3

Source: PROINVERSION.

Registered Stock of Foreign Direct Investment by Country of Origin

(as a percentage of total direct investment, at current prices)

	As of December 31,					As of June 30, 2003
	1998	1999	2000	2001	2002
Argentina	1.8%	0.7%	0.6%	0.6%	0.6%	0.6%
Austria	0.0	0.0	0.0	0.0	0.0	0.0
Bahrain	0.3	0.3	0.3	0.2	0.2	0.2
Belgium	0.7	0.6	0.6	0.5	0.7	0.8
Bolivia	0.1	0.1	0.1	0.0	0.0	0.0
Brazil	0.5	0.6	0.5	0.3	0.1	0.1
Canada	1.9	1.7	1.6	1.5	1.4	1.4
Chile	4.2	4.6	4.5	5.3	5.2	5.2
China	1.5	1.3	1.2	1.1	1.1	1.1
Colombia	0.8	0.8	0.7	0.7	1.7	1.7
Cyprus	0.8	0.7	0.7	0.6	0.6	0.6
Ecuador	0.3	0.3	0.4	0.3	0.3	0.3
France	0.8	1.6	2.0	3.8	3.1	4.0
Germany	0.6	0.7	0.7	0.9	0.9	0.9
Italy	0.4	0.4	0.4	0.4	0.4	0.4
Japan	0.6	0.8	1.0	0.9	0.9	0.9
Korea	0.1	0.2	0.2	0.2	0.2	0.2
Liechtenstein	0.2	0.2	0.1	0.1	0.1	0.1
Luxembourg	0.3	0.2	0.2	0.3	0.4	0.4
Mexico	0.4	0.4	0.3	0.3	0.3	0.3
Netherlands	6.2	6.3	8.1	9.7	11.0	11.1
New Zealand	0.0	0.1	0.1	0.1	0.1	0.1
Panama	6.5	5.7	5.3	5.0	5.6	5.5
Portugal	0.1	0.2	0.2	0.3	0.3	0.3
Spain	29.5	25.5	23.9	22.1	21.2	21.0
Sweden	0.6	0.5	0.6	0.5	0.5	0.5
Switzerland	2.3	2.2	2.1	2.0	1.9	1.9
United Kingdom	15.9	21.5	21.6	21.9	23.5	23.3
United States	20.6	20.4	20.3	18.1	15.8	15.5
Uruguay	1.4	1.3	1.3	1.4	1.3	1.2
Venezuela	0.1	0.1	0.1	0.1	0.1	0.1
Other	0.6	0.5	0.5	0.5	0.5	0.5

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: PROINVERSION.

Portfolio Investment

Flows of portfolio capital into and out of Peru fluctuated between 1998 and 2002.

•	Peru experienced portfolio capital outflows of US$346 million in 1998 and US$107 million in 1999 as a result of the adverse effects that the Asian and Russian financial crises and the devaluation of the Brazilian real in 1999 had on investment in emerging markets.

•	In 2000, Peru experienced portfolio capital inflows of US$123 million, despite Peru’s political instability, principally as a result of Telefónica del Perú’s repurchase of its own ADRs.

•	In 2001, Peru experienced portfolio capital inflows of US$43 million, primarily due to purchases by non-Peruvians of stock of Compañía de Minas Buenaventura S.A.A. and Empresa Minera Iscaycruz S.A., which were partially offset by sales of stock of Union de Cervecerías Peruanas Backus y Johnston S.A.A. and Cementos Lima S.A.

•	In 2002, Peru experienced portfolio capital outflows of US$9 million as a result of outflows from industrial and public service sectors.

THE MONETARY SYSTEM

Central Bank

Established in 1922, the Central Bank serves as Peru’s monetary authority. The Central Bank exists and operates under Chapter V of the 1993 Constitution and Ley Orgánica del Banco Central de Reserva del Perú, or the Central Bank’s charter, enacted that same year. The 1993 Constitution and the Central Bank’s charter establish that the goal of the Central Bank is to maintain monetary stability. Congress vested with the Central Bank authority to regulate Peru’s monetary base, manage Peru’s international reserves and gather and publish data on Peru’s finances. The Central Bank is also the sole issuer of Peruvian currency.

The Central Bank is headed by a board of directors composed of seven members who each serve five-year terms that are coterminous with the Peruvian President’s term. Congress appoints three of the Central Bank’s directors, and the Executive Branch appoints four, including the president of the Central Bank’s board. Appointment of the president of the Central Bank’s board is subject to ratification by Congress. The Central Bank’s charter requires directors of the Central Bank to have extensive experience in and knowledge of economics and finance. The responsibility of the Central Bank’s board is to formulate a monetary program consistent with the Central Bank’s mandate to maintain price stability.

The Central Bank’s daily operations are under the supervision of its General Manager and the Money and Foreign Exchange Committee. This committee meets daily to decide monetary operations, such as the amount of U.S. dollars to be purchased in the foreign exchange market, whether to auction Central Bank certificates of deposit and the interest rate that the Central Bank will charge on short-term credits, which is generally known as the discount rate.

Reform of the Central Bank and of Peru’s monetary policy has been a centerpiece of Peru’s economic program that began in the early 1990s. These reforms were based on the following two key elements that were promulgated under the 1993 Constitution and the Central Bank’s charter:

•	the Central Bank’s principal purpose is to maintain price stability by preserving the value of the currency; and

•	the Central Bank possesses full autonomy.

These reforms were implemented to address the high rates of inflation that Peru, along with other South American countries, experienced during the 1980s and early 1990s. The premise underlying these reforms was that the Central Bank could contribute most effectively to economic prosperity by focusing its activities on achieving price stability. Prior to these reforms, the Central Bank operated under a much broader mandate that made it directly responsible for fueling growth and for establishing credit and exchange rate conditions. Pursuit of these broader and occasionally incompatible objectives resulted in erratic policy choices that exacerbated adverse economic conditions and contributed to the hyperinflation experienced in the late 1980s and early 1990s.

The Central Bank was granted autonomy based on the belief that, to operate effectively, the Central Bank must be immune from political pressures. In the past, the Central Bank had often been required to pursue ill-advised policies, such as printing currency in order to finance public spending, as a result of government intervention. Since the reforms were implemented, technical rather than political management of Peru’s monetary policy has built confidence in the government’s ability to formulate and implement a sound and stable monetary policy.

The 1993 Constitution and the Central Bank’s charter guarantee the autonomy of the Central Bank by prohibiting it from:

•	providing financing to the public sector, except indirectly through limited purchases of treasury bonds;

•	issuing guarantee certificates, surety bonds or any other kind of guarantees, using any other form of indirect financing, or providing insurance of any kind;

•	imposing sectoral or regional ratios on the composition of the loan portfolios of financial institutions; and

•	establishing multiple currency exchange regimes.

The reform of the Central Bank’s role has been instrumental in the sharp decline in inflation experienced during the 1990s. Between 1994 and 2000, the Central Bank met or slightly exceeded its annual inflation targets. Since 2001, the Central Bank has maintained a restrictive monetary policy that produced a marked deceleration in the CPI, which averaged 2.0% in 2001 and 0.2% in 2002. During the first six months of 2003, the CPI has been relatively stable, with an average monthly inflation rate of 0.7%. This record has served to foster confidence in the stability of the Peruvian currency.

Monetary Policy

The Central Bank’s primary goal is to maintain a stable monetary environment. To conduct monetary policy, the Central Bank establishes a target inflation rate for each fiscal year and announces this target rate in order to shape market expectations. The Central Bank’s target inflation rate for 2003 is 2.5%, plus or minus 1.0%.

The Central Bank has chosen as its main variable for maintaining price stability the growth rate of the monetary base. Accordingly, subject to occasional intervention by the Central Bank in the foreign exchange market to prevent drastic exchange rate fluctuations, both exchange rates and interest rates are allowed to float freely. The Central Bank establishes an annual target growth rate for the monetary base based on Peru’s projected GDP and inflation rate. In order to control the growth rate of the monetary base, the Central Bank monitors and regulates the daily level of liquidity of the banking system, which it tracks by monitoring the average level of bank deposits held at the Central Bank. These deposits are used for Peru’s clearing system, by banks to pay taxes and by Banco de la Nación to make payments on behalf of Peru. Accordingly, these deposits provide a fairly accurate picture of the daily level of liquidity of the banking system.

The Central Bank employs several tools to implement its monetary operations. These tools fall into the following three major categories:

•	open market operations, which include:

•	auctions to financial institutions of Central Bank certificates of deposit;

•	temporary purchases of Central Bank certificates of deposits and of treasury bonds; and

•	purchases and sales of foreign currencies in the interbank market; and

•	discount-window transactions, which include:

•	monetary regulation loans, generally known as rediscounts, which consist of short-term loans made directly by the Central Bank to financial institutions to cover their short-term liquidity needs;

•	overnight foreign currency swaps that allow the Central Bank to provide financial institutions with short-term liquidity; and

•	remunerated overnight deposits in the Central Bank, in both domestic and foreign currencies, which allow the Central Bank to remove excess liquidity from the banking system; and

•	minimum reserve requirements.

As of June 30, 2003, the minimum reserve requirement for local currency deposits is 6%. Foreign currency deposits are subject to a 20% marginal rate. On average, 33% of total foreign currency deposits must be kept as reserves. Financial institutions may satisfy the minimum reserve requirements with funds that they hold in vaults or that they have deposited in their accounts at the Central Bank. They also must maintain at least 1% of local and foreign currency deposited in the Central Bank.

The Central Bank relies primarily on open market operations to regulate the liquidity of the banking system and promotes the perception of the Central Bank as a lender of last resort by imposing above-market rates and commissions on discount-window transactions.

The significant volatility of short-term capital flows has been a destabilizing factor in Peru’s monetary system in 1998 when large capital outflows occurred following the Russian financial crisis. Between 1998 and 2002, short-term capital fluctuated between a high of US$189 million of inflows in 2001 to US$1.5 billion of outflows in 1999. After rising from US$686 million in 1998 to US$805 million in 2000, medium- and long-term capital has generally declined to US$392 million in 2002. To confront the volatility of short-term capital flows, the Central Bank generally prescribes high foreign currency reserve requirements that discourage significant capital outflows and promote holdings of local currency.

Despite the positive impact that it may have on reducing cross-border transaction costs and preserving purchasing power, the high level of dollarization of the Peruvian economy has also hampered monetary policy by undermining the Central Bank’s ability to control the money supply. Dollarization generally refers to the degree to which the U.S. dollar has displaced Peru’s domestic currency in the economy. Dollarization began during the 1980s as inflation rates started to rise. As inflation reached triple-digit rates between 1983 and 1985, foreign currency-denominated assets were increasingly used to store value. By 1990, when the annual inflation rate had reached 7,650%, 47% of total deposits in the domestic financial system, and 76% of total deposits held by Peruvians domestically and abroad, were denominated in U.S. dollars. During the 1990s, the Peruvian economy remained highly dollarized. As of June 30, 2003, U.S. dollar-denominated deposits equaled 65% of total domestic deposits and U.S. dollar-denominated credits in the financial system to the private sector rose to 77% of total credits in the financial system.

The continued demand for local currency in the vast majority of transactions that take place in the Peruvian economy has preserved local currency as the main channel through which the Central Bank can affect aggregate demand and thus control inflation. The Central Bank expects that as it continues to meet its inflation targets, confidence in the value of the local currency will grow, gradually restoring the nuevo sol as the principal means of savings.

Supervision of the Financial System

Established in 1931, the Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency, or SBS, is responsible for regulating and supervising the financial, insurance and private social security systems in Peru. Since 1979, the SBS has had institutional autonomy from the Ministerio de Economía y Finanzas, or Ministry of Economy. In 1981, the first Ley Orgánica de la Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency Charter, was adopted, which outlined in greater detail the powers and functions of the SBS. The role of the SBS was expanded in 2000 when it was given jurisdiction over the private social security system.

The overarching goal of the SBS is to protect the interests of customers, depositors and beneficiaries of the financial, insurance and private social security systems, by ensuring the solvency and integrity of the companies that operate in this sector. In recent years, the SBS has pursued this goal from a free-market perspective, stepping away from the interventionist model that characterized the financial industry until the early 1990s. Accordingly, the SBS has sought to create incentives for financial institutions to manage adequately their levels of risk, while imposing minimum standards to ensure that the integrity and solvency of the industry are not jeopardized.

Under current banking law, and the regulatory norms and guidelines adopted by the SBS, financial institutions are subject to the following three basic kinds of regulations:

•

Market-entry requirements designed to ensure that the regulated entities have minimal capital levels to conduct their business and are otherwise reliable financial agents. In particular, the SBS requires that financial institutions have a capital base of no less than US$7.0 million and be managed by competent teams composed of persons of high integrity, aptitude and expertise in their particular fields.

•	Prudential standards designed to ensure that the quality of the financial system’s loan portfolio meets minimum levels. These prudential standards include the following requirements:

•	Strict limits on credit concentration. Financial institutions may not lend an amount equal to or greater than 10% of their capital to any single person or entity. This limit may be raised to 30% depending on the kind of guarantee or security offered. Additionally, financial institutions may not lend more than 5% of their capital to any single person or entity residing abroad. This limit may be raised to 10% depending on the kind of guarantee or security offered. The 1996 Banking Law also prescribes special limits for particular kinds of credits, such as loans to affiliates and other foreign and domestic financial institutions.

•	Capital adequacy ratios. The risk-weighted assets of financial institutions may not exceed 11 times their net worth, which is stricter than the Basel Accord guidelines.

•	Loan-loss reserve requirements. These requirements, which are strictly enforced, range from a minimum 0.5% reserve for loans with normal risk levels, to a maximum 100% reserve for loans that are being recovered in court and thus must be treated as a loss.

•	Disclosure requirements designed to regulators, economic agents in other sectors of the economy and the public, with sufficient information to evaluate the activities of financial institutions. The principal requirements include the following:

•	Banks must register their shares on the Bolsa de Valores de Lima, or Lima Stock Exchange, and thereby become subject to the disclosure guidelines established by the Comisión Nacional Supervisora de Empresas y Valores, or National Supervisory Commission of Companies and Securities, or CONASEV.

•	Banks must publish their quarterly financial statements in major newspapers.

•	Banks must have two credit rating agencies assess their credit risk and publish these ratings in major newspapers semiannually.

With respect to loan-loss reserve requirements, current regulations base the risk classification of outstanding credits primarily on the number of days a particular credit is past due. For commercial loans, a bank may also take into consideration the debtor’s level of solvency, economic trends in the debtor’s line of business and the quality of the debtor’s management and control systems. Additionally, guarantees or collateral may affect the specific level of reserves that must be maintained with respect to a particular credit.

The following table provides the risk-classification scheme mandated by the SBS.

Risk Category	Criteria
Normal:
Commercial loans	0 days past due, high solvency, growing economic sector and adequate management and control systems.

Consumer loans	Up to 8 days past due.

Mortgage loans	Up to 30 days past due.

Potential problems:
Commercial loans	Based on cash flow analysis the company is able to fulfill all of its financial obligations, exhibits moderate solvency and adequate management and control systems, but is part of a temporarily destabilized economic sector.

Consumer loans	9 to 30 days past due.

Mortgage loans	31 to 90 days past due.

Deficient:
Commercial loans	60 to 120 days past due, moderate to low solvency, unclear tendency in economic sector and inadequate management and control systems.

Consumer loans	31 to 60 days past due.

Mortgage loans	91 to 120 days past due.

Doubtful:
Commercial loans	121 to 365 days past due, low solvency, falling revenues in economic sector and inadequate management and control systems.

Consumer loans	61 to 120 days past due.

Mortgage loans	121 to 365 days past due.

Loss:
Commercial loans	More than 365 days past due, debtor insolvent, structural problems in economic sector and inadequate management and control systems.

Consumer loans	More than 120 days past due.

Mortgage loans	More than 365 days past due.

Source: SBS.

The following table presents the required loan-loss reserves as of June 30, 2003.

Required Loan-Loss Reserves by Risk Category

(as a percentage of total portfolio)

	Loan-loss reserve
	With liquid guarantees	With guarantees	Without guarantees
Normal:
Fixed	0.75%	0.75%	0.75%
Variable(1)	0.25	0.25	0.25
Potential problems:
Fixed	0.75	1.25	3.75
Variable(1)	0.50	1.25	1.25
Deficient	6.25	25.0	30.0
Doubtful	15.0	60.0	60.0
Loss	30.0	100.0	100.0

(1)	If profits are above a maximum level, the variable rate is added to the fixed rate.

Source: SBS.

The following tables provide information regarding loans of the financial system by risk category and type of institution and loan issued by commercial banks by risk category and type of loan.

Risk Classification of Aggregate Assets of the Financial System

by Type of Institution

(as a percentage of total loans, as of June 30, 2003)

	Commercial banks	Financial institutions	Savings and loans associations		Small- business development banks	Financial leasing companies	Total
Risk category			Municipal	Rural
Normal	72.7%	85.7%	85.6%	62.9%	80.1%	59.4%	72.8%
Potential problems	11.5	6.7	6.0	7.3	9.0	25.6	11.7
Deficient	5.4	4.5	3.4	14.1	3.0	7.0	5.4
Doubtful	6.1	1.4	1.8	6.3	2.7	4.5	5.8
Loss	4.3	1.6	3.3	9.4	5.3	3.3	4.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: SBS.

Risk Classification of Aggregate Assets of Commercial Banks

by Type of Loan

(as a percentage of total loans, as of June 30, 2003)

Risk category	Commercial loans	Consumer loans	Mortgage loans	Small-business loans
Normal	69.4%	86.2%	86.4%	83.3%
Potential problems	13.1	4.8	5.1	4.6
Deficient	6.2	2.3	1.6	3.2
Doubtful	7.1	2.3	1.6	2.9
Loss	4.1	4.5	5.3	5.9

Total	100.0%	100.0%	100.0%	100.0%

Source: SBS.

The following table provides the status of loans in the financial system.

Status of Loans in the Financial System

(as a percentage of total loans, as of June 30, 2003)

	Current loans		Refinanced and restructured loans	Loans 1 – 4 months past due	Loans > 4 months past due	Loans subject to judicial process
Kind of institution	Short-term	Long-term
Commercial banks	51.9%	33.8%	6.6%	0.9%	3.1%	3.7%
Financial institutions	57.2	34.8	3.5	2.0	0.8	1.8
Savings and loans associations:
Municipal	49.9	43.6	1.6	1.7	0.6	2.6
Rural	45.5	27.3	16.1	3.2	2.4	5.4
Small-business development banks	51.7	38.7	1.8	3.0	1.7	3.2
Financial leasing companies	1.6	86.9	5.8	0.8	2.7	2.3

Total	49.4%	36.7%	6.4%	1.0%	2.9%	3.5%

Source: SBS.

The SBS performs its supervisory role in the following two principal manners:

•	Direct supervision of regulated entities through on-site and off-site inspections. The SBS systematically reviews and analyzes the information that financial companies are required to disseminate through the media and CONASEV. Based on these inspections, the SBS conducts on-site inspections that focus on areas meriting further scrutiny.

•	Assessments made by third parties. The SBS regularly reviews the analyses of regulated entities conducted by auditors, foreign and domestic credit-rating agencies and other foreign and domestic supervisory agencies. These reviews allow the SBS to gain a broader perspective of the activities and performance of the Peruvian financial sector and to identify areas of concern.

In 1991, Peru introduced the Fondo de Seguros de Depósitos, or Deposit Insurance Fund, which, as of August 31, 2003, insures deposits in the banking system up to S/. 68,067, or US$19,610, per person per bank. The introduction of the Deposit Insurance Fund eased some of the burdens created by several closures of deficient banks that resulted from the banking reforms undertaken by Peru. Other than as discussed in “—Financial Sector” below, there have been no significant bank failures or bailouts since December 2000.

Financial Sector

Prior to 1990, Peru’s regulation of the financial system was characterized by interventionist measures that limited and directed the activities of banks, restricted foreign competition and prevented profit remittances and credit payments abroad. This regulatory environment undermined competition in the financial industry and limited the supply of medium- and long-term credit.

As part of its economic program, the Fujimori administration undertook to overhaul of Peru’s financial system. Its first measures included liberalizing interest rates and eliminating exchange rate controls. In 1996, Congress passed Ley General del Sistema Financiero y del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros, or the Financial and Insurance System Law, which:

•	adopted a policy of nondiscrimination among foreign and national banks, and state and private banks;

•	opened the financial market to foreign banks and insurance companies;

•	liberalized market-entry barriers for domestic banks; and

•	tightened prudential standards and disclosure requirements.

As of June 30, 2003, the Peruvian financial system was composed of 68 financial institutions, including:

•	14 commercial banks;

•	14 municipal and 12 rural savings and loan associations;

•	14 small-business development banks;

•	five consumer credit organizations;

•	six leasing companies; and

•	three state-owned banks (not including the Central Bank), Banco de la Nación, the Corporación Financiera de Desarrollo, or COFIDE, and Banco Agropecuario.

Of the 14 commercial banks in operation, 12 were partly foreign-owned and in ten of these, foreign owners held a majority equity stake. Other participants in the financial sector included, as of June 30, 2003, 14 insurance companies and four private pension funds.

Established in 1966, Banco de la Nación is a state-owned bank that offers a variety of services to the public sector, including regional governments and local governments. These services include:

•	collecting taxes on behalf of various governmental agencies;

•	making payments and transfers on behalf of the government;

•	serving as paying and centralized collection agent for Peru’s internal indebtedness and its medium- and long-term external indebtedness; and

•	providing banking and foreign exchange services for the government’s foreign trade transactions.

Established in 1971, COFIDE is a state-owned development bank that specializes in providing credit to the financial sector. Through these credits, COFIDE is expected to promote private sector credit for the various sectors of the economy.

Established in 2001, Banco Agropecuario is a state-owned bank that provides credit services to the agriculture, cattle ranch and aquaculture sectors, and to the activities of transformation and commercialization of products of the farming and aquaculture sectors.

The following table presents the percentage of loans and deposits corresponding to each category of financial institution as of June 30, 2003.

Percentage of Loans and Deposits(1)

	As of June 30, 2003
Kind of Institution	Loans		Deposits
	S/.	US$	S/.	US$
Rural savings and loans	1.2%	0.4%	0.7%	0.4%
Municipal savings and loans	7.4	1.3	3.1	2.0
Leasing companies	2.4	4.9	0.0	0.0
Financial institutions	7.4	0.4	3.1	0.0
Commercial Banks	63.9	80.2	74.2	94.8
Small business development banks	1.1	0.3	0.0	0.0
State-owned banks	16.6	12.4	19.0	2.8

Total	100.0%	100.0%	100.0%	100.0%

(1)	Does not include the Central Bank.

Source: SBS.

The following table presents the number of financial institutions and the percentage interest in total assets of the financial system held by each category of financial institution as of the dates shown.

Number of Financial Institutions

and Share of Total Assets of the Financial System

	Number of Institutions						Share of total assets
	As of December 31,					As of June 30, 2003	As of June 30, 2003
Kind of Institution	1998	1999	2000	2001	2002
Rural savings and loans	15	13	12	12	12	12	0.6%
Municipal savings and loans	14	14	14	14	14	14	2.5
Leasing companies	9	9	7	7	6	6	2.3
Consumer credit organizations	7	5	5	5	5	5	1.7
Commercial banks	26	20	16	15	15	14	77.9
Small business development banks	7	7	10	13	14	14	0.4
State-owned banks	2	2	2	2	3	3	14.7

Total	80	70	66	68	69	68	100.0%

Source: SBS.

Total assets of the Peruvian financial system decreased 18.7% between 1998 and 2001. This decrease was caused primarily by external financial shocks that led to a reduction in the extension of credit, including:

•	the negative effects of the El Niño weather phenomenon in 1998;

•	the Asian and Russian financial crises in 1998 and 1999;

•	the devaluation of the Brazilian real in 1999;

•	the financial crisis in Argentina in 2001; and

•	the events of September 11, 2001.

In 1998 and 1999, various banks in Peru, including Banco Wiese Ltdo., Banco Latino and Banco Republica, encountered financial difficulties. Recessionary conditions in Peru led to an increase in loan defaults, a decrease in liquidity and a deterioration in asset quality. To prevent the failure of these financial institutions, the government undertook rescue measures that included purchasing equity in the banks and financing portfolios of problem loans.

In the case of Banco Wiese Ltdo., then the second-largest bank in Peru in terms of loans, the bank’s reorganization, which was overseen by the government, included the merger of Banco Wiese Ltdo. with Banco de Lima – Sudameris. As part of the reorganization, the government contributed US$52 million to the capital of the bank and guaranteed payment in a promissory note for approximately US$195 million plus interest, due June 2006. The promissory note was issued by a special purpose vehicle which holds loan portfolios transferred by Banco Wiese Ltdo. The promissory note, including interest, will be worth approximately US$283 million when it comes due in June 2006.

Total assets of the Peruvian financial system decreased 1.0% in 2002. This decrease was primarily a result of a decrease in the assets of Banco Santander Central Hispano.

Total assets of the Peruvian financial system decreased by 0.3% for the first six months of 2003. This decrease was of primarily as a consequence of the application of generally accepted accounting principles in Peru to acquisition of Banco Santander Central Hispano by Banco de Crédito del Peru.

The following table provides the total gross assets of the Peruvian financial system as of the dates shown.

Total Gross Assets of the Peruvian Financial System(1)(2)

(in millions of U.S. dollars and percentage change from previous year)

	Financial system		Commercial banks
	US$	Growth rate (%)	US$	Growth rate (%)
As of December 31,
1998	23,838	0.9	21,761	(1.0)
1999	22,731	(4.6)	20,834	(4.3)
2000	20,835	(8.3)	19,110	(8.3)
2001	19,798	(7.0)	18,207	(4.7)
2002	19,604	1.2	17,960	0.1
2003:
March	19,500	(1.4)	17,853	(1.7)
June	19,387	(0.3)	17,692	(1.3)

(1)	In January 2001, there was a change in the Accounting Plan, which affected the level of total assets.
(2)	Excludes state-owned banks and leasing companies.

Source: SBS.

Private commercial banks are the primary source of private sector financing. As of June 30, 2003, they accounted for 74.2% of U.S. dollar-denominated loans and 63.9% of nuevo sole-denominated loans. From 1998 to 2002, the private sector received on average 89% of the total credits issued by the financial system, while the public sector received on average 11%. As of June 30, 2003, major private sector borrowers included companies engaged in manufacturing (26.2% of total loans) and wholesale and retail trade (13.3% of total loans).

The following tables provide information regarding the allocation of loans to each sector of the economy as of the dates shown.

Loans of the Financial System by Sector(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
Sector	1998		1999		2000		2001		2002		2002		2003
Agriculture and livestock	US$	494	US$	427	US$	444	US$	407	US$	382	US$	390	US$	391
Fishing		363		354		441		302		323		350		373
Mining		460		497		544		697		464		528		445
Manufacturing		3,580		3,165		3,034		2,488		3,045		3,196		3,035
Electricity, gas and water		220		314		403		362		638		550		577
Construction		601		535		500		322		309		311		321
Wholesale and retail trade		2,122		2,023		1,571		2,090		1,484		1,395		1,539
Hotels and restaurants		218		172		210		167		159		162		142
Transportation, warehousing and telecommunications		778		570		559		516		532		563		424
Financial intermediation		769		366		336		348		418		407		394
Real estate		940		673		869		722		727		698		667
Public administration and defense		112		84		96		98		73		85		38
Education		80		63		58		51		71		68		72
Health and social services		68		40		59		49		48		49		41
Other(2)		3,721		3,096		3,091		2,769		2,898		2,692		3,101

Total loans	US$	14,525	US$	12,378	US$	12,215	US$	11,389	US$	11,570	US$	11,443	US$	11,562

(1)	Excludes state-owned banks and leasing companies.
(2)	Includes consumer loans and mortgage loans.
N/A	= Not Available.

Source: SBS.

Loans of the Financial System by Sector(1)

(as a percentage of total loans)

	As of December 31,					As of June 30,
Sector	1998	1999	2000	2001	2002	2002	2003
Agriculture and livestock	3.4%	3.5%	3.6%	3.6%	3.3%	3.4%	3.4%
Fishing	2.5	2.9	3.6	2.7	2.8	3.1	3.2
Mining	3.2	4.0	4.5	6.1	4.0	4.6	3.8
Manufacturing	24.6	25.6	24.8	21.8	26.3	27.9	26.2
Electricity, gas and water	1.5	2.5	3.3	3.2	5.5	4.8	5.0
Construction	4.1	4.3	4.1	2.8	2.7	2.7	2.8
Wholesale and retail trade	14.6	16.3	12.9	18.4	12.8	12.2	13.3
Hotels and restaurants	1.5	1.4	1.7	1.5	1.4	1.4	1.2
Transportation, warehousing and telecommunications	5.4	4.6	4.6	4.5	4.6	4.9	3.7
Financial intermediation	5.3	3.0	2.8	3.1	3.6	3.6	3.4
Real estate	6.5	5.4	7.1	6.3	6.3	6.1	5.8
Public administration and defense	0.8	0.7	0.8	0.9	0.6	0.7	0.3
Education	0.6	0.5	0.5	0.5	0.6	0.6	0.6
Health and social services	0.5	0.3	0.5	0.4	0.4	0.4	0.4
Other(2)	25.6	25.0	25.0	24.3	25.0	23.5	26.8

Total loans	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Excludes state-owned banks and financial leasing companies.
(2)	Includes consumer loans and mortgage loans.
N/A	= Not Available.

Source: SBS.

The following table provides the bank credit to the private sector for the periods shown.

Bank Credit to the Private Sector

(as a percentage of total credit)

	Private Commercial Banks		Public Sector Banks
	S/.	Foreign Currency	S/.	Foreign Currency
1998	19.4	78.3	0.7	1.6
1999	17.3	80.7	0.3	1.7
2000	18.0	80.0	0.3	1.6
2001	19.0	78.8	0.7	1.5
2002	19.9	77.4	1.2	1.5
2003(1)	21.4	75.9	1.2	1.4

(1)	As of June 30, 2003.

Source: Central Bank.

Under the Central Bank’s charter, interest rates float freely in the Peruvian economy and are determined by market conditions. Only in exceptional circumstances may the Central Bank establish minimum and maximum interest rates. Since January 2003, the Central Bank has released its monetary policy decisions regarding the Central Bank’s interest rates for discount window operations and deposit facilities with commercial banks. These interest rates are intended to establish a reference rate for the interbank market.

The Financial and Insurance System Law and the charter of the SBS provide that financial companies may freely establish interest rates and the commissions they charge on loans, deposits and other services they provide.

The following table provides information on interest rates applicable to commercial bank loans as of the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
Domestic currency:
Interbank	12.9%	16.9%	11.4%	3.1%	3.8%	2.6%	3.7%
Prime(1)	24.2	21.2	15.4	5.0	5.1	3.7	4.6
Average loan rate	37.1	32.0	26.5	23.0	20.7	19.9	20.7

Foreign currency:
Interbank	11.2	6.6	8.4	2.1	2.2	2.2	1.5
Prime(1)	14.4	11.8	8.2	3.1	2.4	2.8	2.0
Average loan rate	16.8	14.8	12.6	10.2	10.2	10.1	9.6

(1)	For 2000, reflects only the prime rate on loans to the corporate sector.

Source: Central Bank.

The decline in interest rates on domestic currency loans since December 31, 2000 is a result of greater liquidity in the financial system, lower international interest rates and reduced credit risk since the second half of 2001.

The following table provides information on interest rates applicable to deposits as of the dates shown.

Interest Rates on Deposits Paid by Commercial Banks

(annual percentage rates)

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
Domestic currency:
Savings deposits	10.6%	8.1%	7.5%	3.0%	1.7%	1.7%	1.5%
Time deposits	18.4	14.1	12.5	5.8	5.3	3.2	4.1
Average deposit rate	12.6	10.6	9.4	5.1	3.6	3.0	3.3

Foreign currency:
Savings deposits	4.5	3.8	3.3	1.2	0.7	0.8	0.7
Time deposits	7.1	5.8	5.6	2.8	1.8	2.0	1.4
Average deposit rate	5.4	4.9	4.6	2.2	1.3	1.6	1.2

Source: SBS.

Liquidity and Credit Aggregates

The most significant money supply measures in Peru are M1, M2 and M3, which consist generally of the following:

•	M1 consists of currency in circulation plus demand and savings deposits in domestic currency held in private sector banks;

•	M2 consists of M1 plus time deposits in domestic currency held in private banks and mortgage certificates and other certificates, in domestic currency, issued by private banks; and

•	M3, or “broad money,” consists of M2 plus foreign currency in circulation.

From 1998 to 2002, Peru’s monetary base grew 20.8%, from US$1.6 billion in 1998 to US$1.9 billion in 2002. Most of this growth occurred during 2001 and 2002. M1 grew during this period at a compound annual rate of 3.8%, M2 at a compound annual rate of 6.5% and M3 at a compound annual rate of 3.5%.

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Currency in circulation and cash in vaults at banks	US$	1,535	US$	1,659	US$	1,583	US$	1,748	US$	1,899	US$	1,656	US$	1,768
Commercial bank deposits at the Central Bank		60		15		15		22		27		21		39

Monetary base	US$	1,595	US$	1,674	US$	1,598	US$	1,770	US$	1,926	US$	1,677	US$	1,807

Gross international reserves	US$	9,982	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	9,277	US$	10,009
Net international reserves		9,183		8,404		8,180		8,613		9,598		9,126		9,997

Source: Central Bank.

As of June 30, 2003, the ratio of gross international reserves at the Central Bank to the monetary base was approximately 5.5 to 1.

Between 1998 and 2002, the average amount held by financial institutions in current accounts at the Central Bank was US$27.8 million. During this period, the Central Bank successfully employed its monetary tools to ensure that current account deposits remained within the monthly targets it prescribed. The Central Bank was thus able to regulate the liquidity of the banking system in order to ensure a growth of the monetary base commensurate with Peru’s inflation and GDP growth targets.

As of December 31, 2002, outstanding credits of the financial system totaled US$9.7 billion and deposits in the financial system totaled US$12.4 billion. The private sector is the principal recipient of commercial loans. Private-sector credits from commercial banks showed only a moderate increase in 1998, as a result of a worldwide economic slowdown. After reaching a peak of US$14.7 billion in 1998, private-sector credits declined at a compound annual rate of 2.9% to US$13.1 billion in 2002. Aggregate deposits in commercial banks grew at a compound annual rate of 3.4%, from US$10.9 billion in 1998 to US$12.4 billion in 2002. Foreign currency denominated deposits in the banking system grew at a compound annual rate of 2.2%, from US$9.0 billion in 1998 to US$9.7 billion in 2002.

From December 31, 2002 to June 30, 2003, Peru’s public monetary base decreased 6.2% to US$1.8 billion as of June 30, 2003. This decrease was a result of reduced public currency demand. During the same period, gross international reserves increased 3.3% to US$10.0 billion, and net international reserves increased 4.2% to US$10.0 billion, as a result of increased public sector deposits due to the issuance of US$750 million of debt securities by Peru during the first six months of 2003.

The following table presents liquidity and credit aggregates as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Monetary aggregates
Currency in circulation	US$	1,254	US$	1,319	US$	1,285	US$	1,438	US$	1,600	US$	1,393	US$	1,501
M1		2,099		2,124		2,077		2,272		2,438		2,175		2,402
M2		4,001		4,008		4,084		4,760		5,159		4,790		5,281
M3		12,961		13,185		13,398		14,341		14,871		14,120		14,896

Credit by sector(1)
Public sector (Net)(2)	US$	(5,906)	US$	(4,683)	US$	(3,917)	US$	(3,207)	US$	(3,408)	US$	(3,388)	US$	(3,527)
Private sector		14,744		14,116		13,600		13,328		13,073		13,216		12,847

Total credit aggregates	US$	8,838	US$	9,433	US$	9,683	US$	10,121	US$	9,665	US$	9,828	US$	9,320

Deposits
Local currency(3)	US$	1,902	US$	1,884	US$	2,008	US$	2,488	US$	2,721	US$	2,615	US$	2,879
Foreign currency(4)		8,960		9,177		9,314		9,581		9,712		9,330		9,615

Total deposits	US$	10,862	US$	11,061	US$	11,322	US$	12,069	US$	12,433	US$	11,945	US$	12,494

(1)	Includes securities offerings and cash advances from checking accounts.
(2)	Net claims on public sector.
(3)	Includes savings deposits, time deposits and other certificates in domestic currency.
(4)	Includes demand deposits, savings deposits, time deposits and other certificates in foreign currency.

Source: Central Bank.

The following table shows changes in selected monetary indicators as of the dates shown.

Selected Monetary Indicators

(percentage change from previous year)(1)

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
M1	13.3%	2.6%	5.6%	1.5%	13.0%	9.8%	10.8%
M2	15.4	1.7	6.0	6.9	17.0	16.8	11.5
M3	14.8	14.0	5.3	4.2	4.8	2.6	6.1

(1)	Average indicators of the period.

Source: Central Bank.

Inflation

The economic and monetary program that the government implemented during the early 1990s achieved a sharp decline in inflation. Peru experienced hyperinflation during the late 1980s and in 1990. By 1998, inflation had declined to an average rate of 7.3% and continued to decline to an average rate of 0.2% in 2002.

During 1999 and 2000, fuel prices were primary contributors to inflation, rising 25.9% in 1999 and 30.3% in 2000. In 1999, the other significant contributors to inflation included transport services, rising 13.3%, and public services, rising 12.7%. In 2000, the other significant contributors to inflation included education services, rising 5.6%, and transport services, rising 5.0%.

In 2001, fuel prices fell 13.1%. In 2001, the primary contributors to inflation included education services, rising 4.0%, and health services, rising 3.0%.

In 2002, inflation decreased to an average annual rate of 0.2%. In 2002, the primary sectors experiencing increasing prices included fuel, rising 15.6%, and food prices, rising 2.1%.

During the first six months of 2003 prices have remained stable, with an average inflation rate of 0.7% for the six months ending June 30, 2003, as compared to 0.5% average deflation rate for the six months ending June 30, 2002. During the first six months of 2003, the primary sector experiencing increasing prices was fuel with prices, rising 6.1%. During October 2003, the average inflation rate remained stable.

The following table shows changes in the CPI for the periods shown.

	Consumer Price Index(1) (percentage change)
	End of period	Average
1998	6.0	7.3
1999	3.7	3.5
2000	3.7	3.8
2001	(0.1)	2.0
2002	1.5	0.2
2003:
March	1.8	0.8
June	(0.5)	0.7

(1)	For a description of how the CPI is and its rates of change are calculated, see “Defined Terms and Conventions—Defined Terms” above.

Source: Central Bank.

Foreign Exchange and International Reserves

Foreign Exchange

Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. In 1991, the Fujimori administration eliminated all foreign exchange controls and the exchange rates were unified. Currently, foreign exchange rates are determined by market conditions, with occasional intervention by the Central Bank to prevent drastic fluctuations.

The following table shows the nuevo sol/U.S. dollar exchange rates as of the dates and for the periods shown.

	Exchange Rates(1) (S/. per US$)
	End of period		Average
1998	3.15		2.93
1999	3.51		3.38
2000	3.53		3.45
2001	3.44		3.51
2002	3.51		3.52
2003:
March	3.47	(2)	3.49	(3)
June	3.47	(4)	3.48	(5)

(1)	Formal rates offered by banks.
(2)	As of March 31, 2003.
(3)	Average from January 1, 2003 to March 31, 2003.
(4)	As of June 30, 2003.
(5)	Average from January 1, 2003 to June 30, 2003.

Source: Central Bank.

International Reserves

Under Article 72 of the Central Bank’s charter, the international reserves administered by the Central Bank may consist of:

•	gold and silver reserves;

•	foreign currencies and notes generally accepted as a means of payment in the international markets;

•	negotiable bank acceptances with terms of less than 90 days from the date of acquisition by the Central Bank;

•	Special Drawing Rights, or SDRs, or any other gold substitute included in the Articles of Agreement of the IMF, corresponding to Peru;

•	reciprocal credit agreements between the Central Bank and similar entities;

•	contributions in gold, foreign currencies and SDRs to international monetary organizations; and

•	in the discretion of the Central Bank’s board:

•	foreign currency deposits of less than 90 days;

•	certificates of deposits of less than 90 days issued by banks; and

•	highly-liquid investment-grade securities issued by international organizations or public foreign entities.

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. International reserves help Peru to maintain economic and financial stability by ensuring the availability of foreign currency in extraordinary situations. These situations can include sudden, significant withdrawals of foreign currency deposits from the banking system and sharp downturns in exports and economic activity.

The policy of the Central Bank to manage its international reserves generally emphasizes capital preservation and liquidity. Nevertheless, once the international reserves have reached certain threshold levels, the policy of the Central Bank is to balance capital preservation with adequate returns on reserves.

In order to guide the optimal investment distribution of its reserves, the Central Bank uses a model benchmark portfolio that reflects the risk-return combination chosen by the Central Bank’s board to accomplish the general principals of capital preservation, liquidity and return. This portfolio is designed in light of actual market conditions to ensure that it provides feasible goals and shuns speculative assumptions. The Central Bank adjusts the value of its investment portfolio daily on the basis of market prices.

The Central Bank considers and actively manages the following four kinds of risks in investing its international reserves:

•	Liquidity risk. The Central Bank manages liquidity risk by distributing its investments among three kinds of assets, following the guidelines of its benchmark portfolio:

•	highly-liquid, short-term assets to cover unexpected contingencies;

•	liquid assets with maturities not exceeding one year, which include bank time deposits with maturities not exceeding three months and staggered maturity dates, and highly-liquid fixed-income securities; and

•	assets with maturities exceeding one year, generally consisting of bonds that offer a relatively higher return because of the longer maturity. To ensure an adequate level of liquidity, these bonds must have been issued in minimum amounts as prescribed by the Central Bank.

•	Credit risk. To minimize risks that may arise because of the insolvency of the creditor, the Central Bank does not invest in debt or equity issued by private entities and diversifies its investments among:

•	deposits in foreign banks that are rated in the three highest categories of Standard & Poor’s, a division of the McGraw-Hill Companies, Moody’s Investor Service and Fitch Ratings; and

•	fixed-income securities or securities guaranteed by international organizations, foreign governments or their agencies, which are rated in the three highest categories by Standard & Poor’s, Moody’s Investor Service and Fitch Ratings.

•	Foreign exchange risk. Fluctuations in the foreign exchange markets can pose a significant risk to the level of reserves at the Central Bank because the Central Bank accounts for its reserves in U.S. dollars and because of the significant U.S. dollar-denominated liabilities of the Peruvian banking system. Moreover, the majority of Peru’s foreign trade and capital flows are also denominated in U.S. dollars, which can also exert significant pressure on the Central Bank’s international reserves. To safeguard its international reserves from fluctuations in the foreign exchange markets, the Central Bank invests primarily in U.S. dollar-denominated assets.

•	Market risk. To mitigate market risk, the Central Bank tries to match the average maturity of its assets to that of its liabilities. The average duration, or length of time required to receive the present value of future payments, of the Central Bank’s portfolio does not exceed one year, which protects it significantly from market fluctuations. Additionally, the Central Bank imposes limits on the maximum term of its portfolio securities.

The Central Bank’s net international reserves experienced a net increase from U.S.$9.2 billion in 1998 to U.S.$9.6 billion in 2002:

•	Between 1998 and 2000, the Central Bank’s net international reserves decreased at a compound annual rate of 5.6%. This decrease was the result of reductions in public sector deposits and deposits of financial institutions in the Central Bank and a decrease in foreign exchange reserves at the Central Bank as a result of repurchases of treasury bonds.

•	In 2001, however, net international reserves increased 5.3% from 2000, due to increased deposits of financial institutions at the Central Bank.

•	In 2002, net international reserves increased 11.4% from 2001 due to increased deposits of financial institutions and the public sector at the Central Bank.

As of June 30, 2003, the Central Bank’s net international reserves totaled US$10.0 billion, representing a 4.2% increase over the level as of December 31, 2002.

During 1998, the net international reserves of the Peruvian banking system as a whole decreased by 10.5% from the level in 1997, but increased by 7.5% in 1999, decreased by 2.8% in 2000, and increased by 9.9% in 2001 and by 16.3% in 2002. From 1998 to 2002, the ratio of total gross reserves of the Peruvian banking system to total monthly imports fluctuated between 15.3% and 17.9%.

The following table provides composition of the international reserves of Peru’s banking system as of the dates shown.

Net International Reserves of the Banking System

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Central Bank
Assets	US$	9,982	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	9,277	US$	10,009
Liabilities		799		599		383		225		92		150		12

Total (assets less liabilities)		9,183		8,404		8,180		8,613		9,598		9,126	US$	9,997

Banco de la Nación and Banca de Fomento
Assets		246		152		77		103		44		28		36
Liabilities		3		1		1		0		0		0		0

Total (assets less liabilities)		243		151		76		103		44		28		36

Private banks
Assets		610		979		822		748		779		703		708
Liabilities		2,808		1,764		1,525		1,161		763		1,185		689

Total (assets less liabilities)		(2,197)		(785)		(703)		(413)		16		(483)		18

Net international reserves	US$	7,229	US$	7,769	US$	7,553	US$	8,303	US$	9,658	US$	8,672	US$	10,051

Memorandum items:
Gross reserves of the Central Bank	US$	9,982	US$	9,003	US$	8,563	US$	8,838	US$	9,690	US$	9,277	US$	10,009
Gross reserves of the banking system	US$	10,838	US$	10,134	US$	9,461	US$	9,689	US$	10,513	US$	10,007	US$	10,753
Gross reserves of the Central Bank (in months of total imports)		14.5		15.9		13.9		14.6		15.6		15.6		15.1
Gross reserves of the banking system (in months of total imports)		15.7		17.9		15.3		16.0		17.0		16.8		16.2

Source: Central Bank.

Securities Markets

The securities markets in Peru are regulated by CONASEV. CONASEV’s purpose is to protect investors and promote the efficient operations of the securities markets. In particular, CONASEV’s functions include:

•	supervising the activities and management of the various market participants, including the Lima Stock Exchange, brokerage firms, issuing companies, mutual and other investment funds and credit-rating agencies; and

•	promoting market transparency through disclosure requirements.

Peru’s capital markets underwent significant changes during the 1990s as a result of various reform initiatives undertaken by the government. These reforms began in 1991 with passage of the Ley del Mercado de Valores, or Securities Market Law of 1991. This law implemented a comprehensive set of measures that liberalized and modernized the operations of Peruvian capital markets. These measures included:

•	requirements for securities exchanges and broker dealers, such as the introduction of special funds that these entities must provide in order to guarantee the proper execution of trades;

•

market transparency and disclosure requirements, particularly through the creation of the Registro Público de Valores e Intermediarios, or Public Registry of Securities and Broker Dealers, a public record of all the participants in the Peruvian capital markets, including issuers, broker-dealers and credit-rating agencies;

•	a regulatory framework for new institutions that were authorized to operate in the Peruvian capital markets and which would play an increasingly important role (these new institutions included mutual funds and credit-rating agencies); and

•	requirements for the operation of primary and secondary markets, including guidelines for the settlement of securities transactions, dealer commissions, dispute resolution and asset securitization.

In 1996, a new Ley del Mercado de Valores, or Securities Market Law of 1996, was introduced. This law preserved the basic market structure adopted under the Securities Market Law of 1991, but introduced changes to streamline the operations of the Peruvian capital markets, making them more compatible with international standards. These changes included:

•	vesting with the Lima Stock Exchange self-regulatory authority;

•	creating CAVALI ICLV S.A., a private securities clearing and depository agency independent of the Lima Stock Exchange;

•	liberalizing the brokerage business by introducing less stringent minimum capital requirements and broadening the range of transactions in which brokerage firms may participate; and

•	restricting insider trading.

To stimulate the growth of Peru’s capital markets, the government also encouraged greater participation in the markets through economic incentives. In 1993, Peru adopted tax exemptions for both capital earnings generated through stock exchange trading and interest income obtained from any kind of bond. These tax exemptions, which are scheduled to expire in December 2006, have played a pivotal role in funneling funds toward Peruvian capital markets.

Another significant factor in the development of the Peruvian capital markets was the introduction in 1993 of private pension funds and mutual funds, both of which have become important institutional investors. Administradoras Privadas de Fondos de Pensiones, or Private Pension Fund Agencies, or AFPs, were created under Decree Law No. 25897, or the Private Pension System Law of 1992. These private pension funds were introduced not only to improve Peru’s social security system, but also to channel funds towards the capital markets. For a description of Peru’s private pension system see “Public Sector Finances—Social Security” below.

From 1998 to 2002, membership in these funds increased at an average annual rate of approximately 11.0%. As of June 30, 2003, there are four funds in operation with approximately 3.1 million members and approximately US$5.3 billion in assets under management. These funds invest in fixed-income securities, representing approximately 42.0% of their portfolios, floating-rate securities, representing approximately 40.0% of their portfolios, and bank time-deposits, representing approximately 18.0% of their portfolios.

Mutual funds entered the market as a result of the Securities Market Law of 1991, which established a regulatory framework for their operations. As of June 30, 2003, there are six mutual fund companies in operation that administer 27 mutual funds. As of June 30, 2003, these mutual fund companies managed approximately US$1.8 billion in assets for approximately 62,804 investors. These mutual funds invest primarily in fixed-income securities, representing approximately 57.0% of their portfolios, and bank time deposits, representing approximately 43.0% of their portfolios.

The Peruvian capital markets grew significantly during the 1990s as a result of the reforms implemented by the government during that period. Despite this growth, the Peruvian capital markets remain relatively small and illiquid. Accordingly, most businesses, particularly small- and medium-size businesses, raise capital through the local banking system. Large businesses also benefit from limited access to foreign credit.

Founded in 1971, the Lima Stock Exchange is the only securities exchange operating in Peru. The Lima Stock Exchange was privatized as part of the capital-market reforms implemented by the government in 1991 and currently operates as a self-regulatory entity under the supervision of CONASEV. The public trading of company shares (cash operations) accounted for approximately 39.0% of the total volume transacted on the exchange in 2002, while cash transactions with debt instruments accounted for approximately 51.0%.

As of June 30, 2003, there were 232 companies listed on the Lima Stock Exchange, not including companies listing only bonds or trading securities under the modality of market maker. Twenty-eight of the listed companies were foreign companies. From 1998 to 2002, market capitalization of domestic companies fluctuated between a low of US$10.5 billion in 2000 and a high of US$13.4 billion in 1999. During the same period, annual trading volume decreased at a compound annual rate of 22.1% to US$2.8 billion in 2002. Daily trading volume in 2002 averaged US$11.7 million.

Peru’s Capital Markets

Transaction Volume and Market Capitalization(1)

(in millions of U.S. dollars, at current prices)

	1998		1999		2000		2001		2002		For the first 6 months of:
											2002		2003
Equities:
Stocks	US$	3,077.2	US$	2,742.5	US$	2,436.6	US$	848.6	US$	1,122.0	US$	386.4	US$	460.2
Others		13.7		5.2		83.7		87.7		66.9		32.6		30.6

Total		3,090.9		2,747.7		2,520.3		936.3		1,189.0		419.0		490.9
Fixed Income Securities:
Auctions		0.0		141.6		144.1		0.2		0.0		0.0		0.0
Continued trading		0.0		0.0		339.3		1,282.8		919.0		645.5		351.1
Bonds-money market		2,089.9		853.8		247.8		450.4		501.7		362.2		165.2
Mortgage bills		90.1		43.2		0.0		0.0		0.0		0.0		0.0
Certificates of deposit		885.2		330.7		0.0		0.2		10.3		0.7		3.2
Others		491.8		26.5		0.9		0.9		5.2		2.4		1.0

Total		3,557.1		1,395.7		732.1		1,734.5		1,436.2		1,010.8		520.5
Report Transactions:
Equities		981.4		430.7		271.0		219.9		210.1		105.1		99.0
Debt instruments		104.6		124.3		70.3		108.8		5.7		3.8		2.9

Total		1,086.0		555.0		341.3		328.7		215.8		108.9		101.9
Non-massive issued instruments		0.0		0.0		0.0		11.3		1.0		0.9		0.5

Total Transaction Volume	US$	7,734.0	US$	4,698.4	US$	3,593.8	US$	3,010.8	US$	2,842.0	US$	1,539.5	US$	1,113.8
Market capitalization	US$	11,035.3	US$	13,407.4	US$	10,511.1	US$	10,861.0	US$	12,592.9	US$	11,603.9	US$	15,120.8

(1)	Lima Stock Exchange.

Source: CONASEV and Lima Stock Exchange.

PUBLIC SECTOR FINANCES

Non-Financial Public Sector

Peru’s non-financial public sector consists of:

•	the government;

•	the government’s various decentralized administrative and regulatory agencies, such as:

•	ESSALUD; and

•	the Superintendencia Nacional de Administración Tributaria, or National Superintendency for Tax Administration, or SUNAT;

•	the local governments;

•	non-financial state-owned enterprises, such as Petroleos del Perú S.A., or Petroperu; and

•	Empresa de Electricidad del Perú S.A., or Electroperu.

The non-financial public sector has registered an overall deficit every year from 1998 through 2002, ranging from a low of US$472 million, or 0.8% of GDP, in 1998 to a high of US$1.7 billion, or 3.2% of GDP, in 2000. In December 1999, the non-financial public sector deficit increased 243%, primarily as a result of a shift in the government’s fiscal accounts, from a US$424 million primary surplus in 1998 to a US$544 million deficit in 1999. This drastic shift was caused by a decline in tax revenues that was unaccompanied by a proportionate reduction in government expenditures. For a description of the government’s fiscal accounts see “—Central Government” below.

The Fiscal Prudence Act was approved in December 1999 to foster fiscal stability by establishing specific guidelines concerning non-financial public sector deficits, government spending growth and public sector debt growth. The Fiscal Prudence Act established the following targets for the non-financial public sector deficit, which were not met in 2000, 2001 or 2002:

•	The act targeted a deficit of 2.0% of GDP for 2000, which was exceeded by the actual deficit of 3.2% of GDP.

•	The act targeted a deficit of 1.5% of GDP for 2001, which was exceeded by the actual deficit of 2.5% of GDP.

•	The act targeted a deficit of 1.0% of GDP for 2002, which was exceeded by the actual deficit of 2.3% of GDP.

Congress granted waivers from compliance with the non-financial public sector deficit targets in 2000, 2001 and 2002.

The decrease in the deficit from 2000 to 2001 was a result of a reduction in the government’s non-financial expenses and the improved performance of state-owned enterprises and ESSALUD. On December 5, 2001, Congress temporarily suspended enforcement of the Fiscal Prudence Act’s limit on the non-financial public sector fiscal deficit for 2001.

The Fiscal Prudence Act also limited any increase in non-financial expenses of the government for 2002 to the average annual inflation rate plus 2.0%.

In May 2003, Congress amended the Fiscal Prudence Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to the recently-established regional governments. The Fiscal Responsibility and Transparency Act has targeted a non-financial public sector deficit of 2.0% of GDP for 2003, 1.5% of GDP for 2004 and 1.0% in 2005. It has also limited any increase of non-financial expenses of the government for 2003 to 3.0% in real terms. In July 2003, however, Congress suspended enforcement of the limit on non-financial expenses of the government for 2003.

For 2002, the non-financial public sector registered a deficit of US$1.3 billion, or 2.3% of GDP, a 3.5% decrease from 2001. This decrease resulted primarily from an increase in the government’s fiscal account due to increased government revenues and lower external debt payments, partially offset by increased expenses of decentralized agencies and weaker performance by state-owned enterprises. The government’s decision to abandon planned privatizations following protests against the sale of power generators Egasa and Egesur led to a decrease in private investment.

For the first six months of 2003, the non-financial public sector registered a deficit of US$316 million, or 1.0% of GDP, a 34.5% decrease from the US$425 million, or 1.5% of GDP, deficit for the first six months of 2002. The government projects a non-financial public sector deficit of 2.0% of GDP in 2003.

The proposed 2004 budget the Toledo administration sent to Congress in August 2003 projects a non-financial public sector deficit of US$1.0 billion, or 1.5% of projected GDP for 2004.

The following tables provide information on the non-financial public sector accounts for the periods shown.

Consolidated Accounts of the Non-Financial Public Sector

(in millions of U.S. dollars, at current prices)

	1998		1999		2000		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Primary balance:
Central government	US$	424	US$	(544)	US$	(309)	US$	(357)	US$	(117)	US$	76	US$	323
Decentralized agencies		225		69		31		41		(16)		(1)		(105)
Local governments		42		(34)		31		47		50		27		59
State-owned enterprises		(54)		15		(262)		115		(67)		35		4

Primary consolidated fiscal balance		637		(495)		(509)		(155)		(150)		136		282

Interest payments:
External debt		1,005		1,023		1,026		1,046		1,002		471		509
Domestic debt		104		106		201		174		177		90		88

Total interest payments		1,108		1,128		1,227		1,220		1,179		561		597

Overall consolidated fiscal balance	US$	(472)	US$	(1,623)	US$	(1,736)	US$	(1,376)	US$	(1,328)	US$	(425)	US$	(316)

Financing:
External	US$	224	US$	(20)	US$	655	US$	498	US$	1,174	US$	543	US$	316
Domestic		(15)		1,255		672		551		(267)		(238)		(9)
Privatization		263		388		409		327		421		121		10

Total financing	US$	472	US$	1,623	US$	1,736	US$	1,376	US$	1,328	US$	425	US$	316

(1)	Preliminary data.

Source: Central Bank.

Consolidated Accounts of the Non-Financial Public Sector

(as a percentage of GDP, at current prices)

	1998	1999	2000	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Primary balance:
Central government	0.7%	(1.1)%	(0.6)%	(0.7)%	(0.2)%	0.3%	1.1%
Decentralized agencies	0.4	0.1	0.1	0.1	0.0	0.0	(0.3)
Local governments	0.1	(0.1)	0.1	0.1	0.1	0.1	0.2
State-owned enterprises	(0.1)	0.0	(0.5)	0.2	(0.1)	0.1	0.0

Primary consolidated fiscal balance	1.1	(1.0)	(1.0)	(0.3)	(0.3)	0.5	0.9

Interest payments:
External debt	1.8	2.0	1.9	1.9	1.8	1.6	1.7
Domestic debt	0.2	0.2	0.4	0.3	0.3	0.3	0.3

Total interest payments	2.0	2.2	2.3	2.3	2.1	2.0	2.0

Overall consolidated fiscal balance	(0.8)%	(3.2)%	(3.2)%	(2.5)%	(2.3)%	(1.5)%	(1.0)%

Financing:
External	0.4%	(0.1)%	1.2%	0.9%	2.1%	1.9%	1.0%
Domestic	0.0	2.5	1.3	1.0	(0.5)	(0.8)	0.0
Privatization	0.5	0.8	0.8	0.6	0.8	0.4	0.0

Total financing	0.8%	3.2%	3.2%	2.5%	2.3%	1.5%	1.0%

(1)	Preliminary data.

Source: Central Bank.

Central Government

Peru’s central government comprises the executive branch, including its ministries and other centralized agencies, such as the Instituto Nacional de Bienestar Familiar, or National Institute of Family Welfare, and the Instituto Nacional de Becas y Crédito Educativo, or National Institute of Scholarships and Student Loans. Prior to January 1, 2003, the central government also included Peru’s 24 regional councils, whose representatives were appointed by the President and public universities. As of January 1, 2003, the regional councils were replaced by 25 regional governments governed by elected officials. See “The Republic of Peru—History, Government and Political Parties—Government—Regional Governments” above.

The government derives its revenues primarily from:

•	tax collections;

•	import tariffs;

•	non-tax revenues, such as fees, interest income and royalties from mining and hydrocarbon production; and

•	dividends from state-owned companies.

Between 1998 and 2002, total government revenues fluctuated between a low of US$7.6 billion, or 14.8% of GDP, in 1999 and a high of US$9.1 billion, or 16.0% of GDP, in 1998. During this period, tax revenues fluctuated between a low of US$6.5 billion, or 12.6% of GDP, in 1999 to a high of US$7.9 billion, or 13.9% of GDP, in 1998. Total government revenues in 2002 increased 5.2% to US$8.1 billion, or 14.3% of GDP, while tax revenues increased 1.8% to US$6.8 billion, or 12.0% of GDP, and non-tax revenue increased 28.8% to U.S.$1.2 billion, or 2.1% of GDP, in each case as compared to the levels registered in 2001.

During the first six months of 2003, total government revenues increased 13.5% to US$4.4 billion, or 14.4% of GDP, as compared to US$3.9 billion, or 13.5% of GDP, during the first six months of 2002.

Government expenditures consist primarily of:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

Between 1998 and 2002, total government expenditures, excluding interest payments on the government’s debt, fluctuated between a low of US$8.1 billion, or 14.9% of GDP, in 2001 and a high of US$8.7 billion, or 15.3% of GDP, in 1998. In 2002, total government expenditures, excluding interest payments on the government’s debt, increased 2.2% to US$8.2 billion, or 14.5% of GDP, as compared to US$8.1 billion, or 14.9% of GDP, in 2001.

During the first six months of 2003, total government expenditures, excluding interest payments on the government’s debt, increased 7.3% to US$4.1 billion, or 13.4% of GDP, as compared to US$3.8 billion, or 13.3% of GDP, during the first six months of 2002.

Between 1998 and 2002, the government registered overall fiscal deficits that ranged from a low of US$631 million, or 1.1% of GDP, in 1998 to a high of US$1.6 billion, or 3.2% of GDP, in 1999. In 1998, the government registered a primary surplus of US$424 million, or 0.7% of GDP. This trend changed in 1999 when the government registered a primary deficit of US$544 million, or 1.1% of GDP, primarily as a result of a 17.4% drop in tax revenues that was not accompanied by a proportionate reduction in government expenditures.

In 2000, an increase in non-tax revenues because of an increase in current transfers from state-owned enterprises led to a reduction in the government’s primary deficit to US$309 million, or 0.6% of GDP. The stabilizing effect of this increase in non-tax revenues was undermined by the Fujimori administration’s expansionary fiscal policies leading to the June 2000 elections and by low tax collections. The government financed its 2000 deficit through a combination of foreign credits, domestic credits and privatization proceeds. In 2001, the deficit was financed through foreign credits, privatization proceeds and issuances of bonds in the national currency.

In 2002, the government registered a primary deficit of US$117 million, or 0.2% of GDP. The government financed its 2002 deficit through a combination of privatization proceeds and issuances of bonds in the national currency and in U.S. dollars.

During the first six months of 2003, the government registered a primary surplus of US$323 million, a 325% increase over the US$76 million primary surplus registered for the first six months of 2002. The government financed its deficit during the first six months of 2003 through multilateral disbursements and issuances of bonds in the national currency and in U.S. dollars.

The following tables provide information regarding government accounts for the periods shown.

Government Accounts

(in millions of U.S. dollars, at current prices)

	1998		1999		2000		2001(1)		2002(1)		For the first 6 months of:
											2002(1)		2003(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	US$	2,000	US$	1,499	US$	1,471	US$	1,604	US$	1,708	US$	912	US$	1,261
Capital gains tax		0		0		0		0		0		0		0
Taxes on goods and services:
General Sales Tax		3,773		3,264		3,444		3,366		3,583		1,698		1,931
Selective consumption tax		1,170		1,019		982		1,015		1,189		571		604
Import tariffs		990		844		837		794		706		342		359
Other taxes		(34)		(103)		(205)		(71)		(354)		(157)		(283)

Total tax revenue		7,899		6,524		6,528		6,708		6,832		3,366		3,873

Non-tax revenue(2)		1,010		958		1,351		939		1,210		499		524

Total current revenue		8,909		7,482		7,879		7,647		8,042		3,865		4,396

Capital revenue		182		159		153		83		89		20		12

Total fiscal revenue	US$	9,090	US$	7,641	US$	8,032	US$	7,730	US$	8,130	US$	3,886	US$	4,409

Expenditures:
Current expenditures:
Wages and salaries	US$	2,382	US$	2,298	US$	2,345	US$	2,342	US$	2,532	US$	1,201	US$	1,301
Goods and services		2,052		1,827		2,050		2,117		1,950		914		944
Current transfers		2,315		2,316		2,446		2,424		2,641		1,227		1,379

Total current expenditures		6,748		6,442		6,842		6,882		7,123		3,343		3,623

Capital expenditures:
Fixed investment		1,694		1,671		1,361		1,052		988		411		393
Other		225		73		139		153		136		56		69
Of which:
Capital transfers		0		0		73		81		72		32		65

Total capital expenditures		1,919		1,744		1,500		1,205		1,124		468		462

Total expenditures	US$	8,667	US$	8,186	US$	8,342	US$	8,087	US$	8,247	US$	3,809	US$	4,086

Fiscal balance:
Primary fiscal balance	US$	424	US$	(544)	US$	(309)	US$	(357)	US$	(117)	US$	76	US$	323
Interest		(1,055)		(1,083)		(1,168)		(1,159)		(1,126)		(531)		(573)

Overall fiscal balance	US$	(631)	US$	(1,627)	US$	(1,477)	US$	(1,516)	US$	(1,243)	US$	(455)	US$	(250)

Financing:
Foreign financing	US$	195	US$	(83)	US$	603	US$	585	US$	1,134	US$	543	US$	375
Domestic financing		172		1,321		466		604		(312)		(209)		(134)
Privatization		263		388		409		327		421		121		10

Total financing	US$	631	US$	1,627	US$	1,477	US$	1,516	US$	1,243	US$	455	US$	250

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Government Accounts

(as a percentage of GDP, at current prices)

	1998	1999	2000	2001(1)	2002(1)	For the first 6 months of:
						2002(1)	2003(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	3.5%	2.9%	2.7%	3.0%	3.0%	3.2%	4.1%
Capital gains tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Taxes on goods and services:
General Sales Tax	6.6	6.3	6.4	6.2	6.3	5.9	6.3
Selective consumption tax	2.1	2.0	1.8	1.9	2.1	2.0	2.0
Import tariffs	1.7	1.6	1.6	1.5	1.2	1.2	1.2
Other taxes	(0.1)	(0.2)	(0.4)	(0.1)	(0.6)	(0.5)	(0.9)

Total tax revenue	13.9	12.6	12.2	12.4	12.0	11.7	12.7
Non-tax revenue(2)	1.8	1.9	2.5	1.7	2.1	1.7	1.7

Total current revenue	15.7	14.5	14.7	14.1	14.2	13.5	14.4
Capital revenue	0.3	0.3	0.3	0.2	0.2	0.1	0.0

Total fiscal revenue	16.0%	14.8%	15.0%	14.3%	14.3%	13.5%	14.4%

Expenditures:
Current expenditures:
Wages and salaries	4.2%	4.4%	4.4%	4.3%	4.5%	4.2%	4.3%
Goods and services	3.6	3.5	3.8	3.9	3.4	3.2	3.1
Current transfers	4.1	4.5	4.6	4.5	4.6	4.3	4.5

Total current expenditures	11.9	12.5	12.8	12.7	12.5	11.7	11.8
Capital expenditures:
Fixed investment	3.0	3.2	2.5	1.9	1.7	1.4	1.3
Other	0.4	0.1	0.3	0.3	0.2	0.2	0.2
Of which:
Capital transfers	0.0	0.0	0.1	0.1	0.1	0.1	0.2

Total capital expenditures	3.4	3.4	2.8	2.2	2.0	1.6	1.5

Total expenditures	15.3%	15.9%	15.6%	14.9%	14.5%	13.3%	13.4%

Fiscal balance:
Primary fiscal balance	0.7%	(1.1)%	(0.6)%	(0.7)%	(0.2)%	0.3%	1.1%
Interest	(1.9)	(2.1)	(2.2)	(2.1)	(2.0)	(1.9)	(1.9)

Overall fiscal balance	(1.1)%	(3.2)%	(2.8)%	(2.8)%	(2.2)%	(1.6)%	(0.8)%

Financing:
Foreign financing	0.3%	(0.2)%	1.1%	1.1%	2.0%	1.9%	1.2%
Domestic financing	0.3	2.6	0.9	1.1	(0.5)	(0.7)	(0.4)
Privatization	0.5	0.8	0.8	0.6	0.8	0.4	0.0

Total financing	1.1%	3.2%	2.8%	2.8%	2.2%	1.6%	0.8%

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

One of the Toledo administration’s highest priorities is maintaining fiscal discipline while reorienting public spending towards important social programs, particularly education. To achieve fiscal balance, the Toledo administration has proposed:

•	a reform of the tax system that will focus on eliminating costly and unnecessary exemptions, increasing the size of the tax base and improving tax collection mechanisms;

•	a review and reform of regulatory and public sector functions to eliminate duplicative tasks, reduce administrative costs and promote efficiency;

•	a reduction in total expenditures over the long term, particularly defense expenditures;

•	a reform of the Fiscal Prudence Act to provide for automatic adjustments in government expenditures to match revenue streams, while providing the government with fiscal flexibility in recessionary periods; and

•	an overall reduction of the government’s role in the economy, especially with respect to large-scale public investment projects, which are expected to be transferred to the private sector through concessions.

Tax Regime

All government taxes in Peru are collected through SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides each agency with 2.0% of its total tax collections.

The following table presents the composition of Peru’s tax revenues for the periods shown.

Tax Revenue of the Republic

(as a percentage of total tax revenue)

						For the first 6 months of:
	1998	1999	2000	2001(1)	2002(1)	2002(1)	2003(1)
Income tax:
Individual	7.9%	8.8%	9.0%	8.9%	9.3%	9.8%	9.7%
Corporate	15.1	12.4	11.3	11.8	13.1	12.6	15.2
Clearing	2.3	1.8	2.2	3.2	2.5	4.6	7.6

Total income tax	25.3	23.0	22.5	23.9	25.0	26.9	32.5

Property tax	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Taxes on goods and services:
General Sales Tax	47.8	50.0	52.8	50.2	52.4	50.7	50.0
Selective Consumption Tax:
Fuel tax	8.6	9.5	9.3	9.9	12.5	12.1	11.2
Other	6.2	6.1	5.7	5.3	4.9	5.0	4.6

Total Selective Consumption Tax	14.8	15.6	15.0	15.1	17.4	17.1	15.6

Total taxes on goods and services	62.6	65.7	67.8	65.3	69.8	67.7	65.6

Import tariffs	12.5	12.9	12.8	11.8	10.3	10.3	9.3
Other taxes	7.7	8.1	9.0	11.0	7.2	6.4	4.8
Tax refund	(8.2)	(9.7)	(12.2)	(12.1)	(12.4)	(11.2)	(12.1)

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Income Taxes

The current tax law provides for the following income tax rates for 2003:

Personal Annual Income(1) (in nuevos soles)	2003
between 0 - 83,700	15%
between 83,700 - 167,400	21
greater than 167,400	30

(1)	Annual income of individuals domiciled in Peru.
Source:	Ministry of Economy.

On January 1, 2003, the highest marginal income tax rate on individual income was increased from 27.0% to 30.0%.

The current tax law provides for the following corporate tax rates for 2003:

Corporate Tax	2003
Tax on reinvested net profits	27.0%
Tax on retained net profits:
Domestic companies	27.0
Foreign companies	30.0	(1)
Dividend tax	4.1

(1)	Highest tax rate.
Source:	Ministry of Economy.

The corporate tax was increased from 20.0% to 27.0%, effective January 1, 2002, and applies to the worldwide income of enterprises legally regarded as domiciled in Peru. A tax of 4.1% applicable to dividends became effective on January 1, 2003. Some forms of income are exempt from the corporate income tax, including:

•	income of religious and nonprofit institutions;

•	interest on development loans granted by international organizations or foreign governments;

•	interest and other gains on loans to the public sector;

•	interest on savings held in the domestic financial system;

•	royalties for technical assistance provided by international or foreign state agencies;

•	capital gains from the sale of registered securities;

•	interest and adjustments to principal from mortgage instruments; and

•	interest collected or paid by savings and loans cooperatives.

These exemptions are scheduled to expire on December 31, 2006.

Peru offers companies in various industries the following tax incentives to encourage their growth in various regions:

•	Companies operating in the Amazon region that are engaged in any of the following activities are subject to a 10% tax rate:

•	the farming, fishing, tourism or forestry industries;

•	large-scale agricultural production or cultivation of marine life for consumer consumption; or

•	manufacturing activities related to processing, transforming and commercializing primary products derived from the prior two activities.

•	Companies in the industries listed in the immediately preceding item that operate in the departments of Loreto and Madre de Dios and in some districts of Ucayali are subject to a 5% tax rate.

•	Companies that operate in the Amazon region and engage principally in agriculture and/or transforming or processing products classified as native or alternative crops are exempt from income tax.

The Toledo administration is seeking to phase out these and other tax incentives in order to increase the government’s tax revenue.

Capital Gains

Peru treats all capital gains as ordinary income for tax purposes. Capital gains derived from the following activities are exempt from income tax:

•	the sale of securities registered with the Public Registry of Securities and Broker Dealers and sold through a securities clearing agency;

•	the sale of commodities through commodity exchanges regulated by CONASEV; and

•	the redemption and exchange of debt instruments and proprietary interests issued through a public offering by corporations, mutual funds, investment funds and securitization trusts organized or established in Peru.

These exemptions are scheduled to expire on December 31, 2006.

The Toledo administration is seeking to phase out these and other tax incentives in order to increase the government’s tax revenue.

General Sales Tax

Peru currently imposes a 19.0% Impuesto General a las Ventas, or General Sales Tax. The General Sales Tax is a value-added tax that applies to:

•	the sale or import of movable personal property within Peru;

•	the rendering or use of services in Peru;

•	construction agreements; and

•	some initial transfers of real estate by the builder.

The government approved a 1.0% temporary increase in the General Sales Tax to 19.0%, effective from August 1, 2003 through December 31, 2004. Each party in the chain of production generally collects the tax from its customer and pays to SUNAT the difference between the tax paid to its suppliers and the tax collected from its customers. For imports of goods, the taxable base is the cost, insurance and freight price plus customs duties, surcharges and selective consumption tax paid on those goods.

In the second half of 2002, Peru implemented a new structure for collection of the General Sales Tax. Under the new structure, buyers and the government withhold 6.0% of the taxable base of the transaction. The principal taxpayers pay the withheld amount directly to SUNAT to be credited against the General Sales Tax due by the supplier.

Some products and services are exempt from the General Sales Tax, including fishmeal, various agricultural products, including potatoes, tomatoes, beans, coffee, tea, cocoa and wheat, urban public and cargo transport, financial services, live entertainment and some essential medicines. Peru also applies a special exemption for purchases made as part of the development of natural resources. Individuals and companies operating in the Amazon region are exempted from the General Sales Tax with respect to goods and services consumed within that region.

The General Sales Tax does not apply to the export of goods or services or construction contracts performed abroad. Exporters are reimbursed any portion of the General Sales Tax they pay on the purchase of goods and services they export and can apply those reimbursements as credits to offset the General Sales Tax or income tax liabilities.

Selective Consumption Tax

Peru applies a selective consumption tax, which is an excise tax, on selected goods and on gambling activities. The following table shows the tax rates applicable to selected goods.

Product	Rate
Soda	17.0%
Gambling	10.0
New cars	10.0
Used cars	30.0
Wines, vermouths, ciders, whiskey, rum, gin	20.0
Cigarettes	37.2
Horse races	2.0
Beer	27.8

Source: Ministry of Economy.

Peru also imposes a tax on selected fuel products. The tax is levied on the volume sold or imported, expressed in units of measurement established by the Ministry of Economy. The following table shows the tax rates applicable to selected fuel products.

Fuel	Nuevos soles per kilogram
Gasoline:
less than 84 octane	S/. 2.90
between 84 - 90 octane	3.71
between 90 - 95 octane	4.02
greater than 95 octane	4.35
Kerosene	2.14
Gasoils	2.29
Liquid petroleum gas	0.27

Source: Ministry of Economy.

Imports or sales of diesel or residual fuel to enterprises engaged in generating, marketing and distributing electrical power, as authorized by governmental decrees, are exempt from the selective consumption tax until December 31, 2003.

Other Taxes

Peru levies on employers a 2.0% extraordinary solidarity tax on the total compensation they pay to their employees. This tax was reduced from 5.0% in September 2001 and was scheduled to expire on December 31, 2002, but has been extended until December 31, 2003. Independent workers earning a total gross income of more than S/. 1,808 per month must also pay this tax on their total gross earnings. This tax does not apply to compensation for time of service, bonuses for national holidays, payments to household employees and allocations of annual profit-sharing.

Tax Amnesty

In March 2002, the government offered a tax amnesty that exonerated all taxpayers from paying penalty fees and penalty interest on overdue tax payments. Taxpayers could elect to pay, in a single payment or in installments, the principal amount of taxes owed plus a minimal interest to settle their accounts. A similar amnesty was offered in April 2001.

Tax Enforcement

Peru measures tax evasion mainly with respect to the General Sales Tax, and the most recent statistical analysis was conducted in 1999 with assistance from the IMF. This analysis indicated that the potential tax base for the General Sales Tax was 51.6% of GDP, which projects potential revenues from the tax of approximately 9.1% of GDP. Actual General Sales Tax revenues, however, equaled 6.3% of GDP in 1999, suggesting a shortfall in General Sales Tax collections of 2.8% of GDP.

Peru has taken a series of steps to combat tax evasion and improve tax collection. These steps include:

•	establishing the Registro Único de Contribuyentes, or Taxpayer Registry, a computerized registry of taxpayers;

•	creating a dual structure for monitoring taxpayers with special units to monitor principal contributors, who currently account for approximately 70% of total tax revenues collected. Principal contributors are required to pay taxes directly at SUNAT’s premises, while other taxpayers pay their taxes in a private banking network of over 1,300 bank offices. The banking network and a computerized system that automatically monitors tax arrears for principal contributors help to plan auditing operations by providing an efficient means of conducting data analysis and monitoring collection trends;

•	simplifying the tax structure and reducing the number of taxes;

•	using more effectively SUNAT’s powers to effect attachment of delinquent taxpayers’ assets;

•	publishing delinquent taxpayers’ names;

•	increasing the number of audits of principal contributors; and

•	implementing a system of tax withholding for the General Sales Tax and all public sector taxpayers.

SUNAT has implemented the following additional measures to combat tax evasion and improve collections:

•	improving tax refund mechanisms to avoid refunds to companies with outstanding tax liabilities;

•	increasing the use of a set-off mechanism that permits SUNAT to deduct tax liabilities directly from a delinquent taxpayer’s bank accounts;

•	conducting approximately 17,000 audits of corporations and independent professionals, focusing on collection of the General Sales Tax and corporate taxes, with audits of very large corporations to be conducted annually and audits of smaller corporations to be conducted every four years;

•	improving information-sharing mechanisms between SUNAT and other government agencies regarding principal taxpayers.

The Toledo Administration’s Tax Reform Program

In September 2003, Peru’s congressional economics commission granted to the Toledo administration special legislative powers for 90 days to pass a tax reform package by presidential decree. Toledo’s tax reform package is intended to broaden the tax base, increase tax revenues and provide SUNAT with additional tools to reduce tax evasion and improve collections. These reforms include the following:

•	eliminating special sectoral and regional exemptions, including General Sales Tax exemptions for individuals and companies operating within the Amazon region and for a number of agricultural products;

•	eliminating the selective consumption tax exemption for fuel consumed in the Amazon region;

•	decreasing the number of allowable exemptions and deductions under the personal and corporate income tax; and

•	working with municipalities to strengthen collection of property taxes—the primary source of municipal tax revenue.

The 2003 Budget

Pursuant to the Constitution and Ley de Gestión Presupuestaria del Estado of 1996, or the Budgetary Administration Law, the Ministry of Economy, acting through the Dirección Nacional del Presupuesto Público, or Public Budget Administration Office, is responsible for preparing Peru’s annual budget.

The annual budget is prepared on the basis of:

•	proposals submitted by the various public entities;

•	matching revenue estimates with goals and priorities established for each entity; and

•	coordinating balances for previous fiscal years and estimates for future fiscal years.

The Public Budget Administration Office submits its proposed budget to the Council of Ministers for approval. If the Council of Ministers approves the proposed budget, it is submitted by the President to Congress by August 30 of each year. Upon congressional approval, the proposed budget becomes the Annual Law of the Public Sector Budget. Under the Constitution, if by November 30 of any year Congress has not submitted to the executive branch an official document commenting on or approving the budget, the budgetary proposal submitted by the President is automatically adopted as the Annual Law of the Public Sector Budget.

The 2003 budget was published on December 15, 2002. The following table shows the principal assumptions on which the 2003 budget was based.

Principal Budgetary Assumptions for 2003

2003
Projected real GDP growth	4.0%
Projected inflation	2.5%
Projected average exchange rate	S/. 3.56 per dollar

Source: Ministry of Economy.

The 2003 budget projects fiscal revenues of S/. 44.5 billion, or US$12.5 billion, and public expenditures of S/. 44.5 billion, or US$12.5 billion. The 2003 budget projects an overall non-financial public sector fiscal deficit for the government of US$1.2 billion, or 2.0% of projected GDP.

The following table summarizes the government’s principal economic targets, as amended, for 2003.

Principal Economic Targets for 2003

	2003
Overall consolidated public sector deficit (as % of GDP)		1.9%
Non-financial public sector expenditures (excluding interest payments) (as % of GDP)		17.3%
Gross public sector debt denominated in foreign currency (in millions of US$)	US$	21,809
Increase in net international reserves of the Central Bank relative to December 2002 (in millions of US$)	US$	350

Source: Ministry of Economy.

The 2004 Budget

The Toledo administration submitted its 2004 budget proposal to Congress on August 30, 2003. The 2004 budget is subject to congressional comment and amendment prior to November 30, 2003. If Congress does not comment on or approve the 2004 budget prior to that date, the budgetary proposal will be adopted automatically as the Annual Law of the Public Sector Budget.

The 2004 budget proposal is based on the following assumptions:

•	projected real GDP growth of 4.0%;

•	projected inflation of 2.5%; and

•	a projected average exchange rate of S/. 3.56 per dollar.

Based on these assumptions, the 2004 budget proposal projects the following:

•	fiscal revenues of S/. 44.1 billion, or US$12.4 billion;

•	public expenditures of S/. 44.1 billion, or US$12.4 billion; and

•	an overall non-financial public sector deficit of US$1 billion, or 1.5% of projected GDP.

Social Security

Peru has a two-tier pension system. The public pension system is a pay-as-you-go system by which current social security contributions are used to pay benefits currently provided by the government. In 1993, the government also created AFPs as an alternative to the public pension system.

The public pension system has two components:

•	the general pay-as-you-go-system, which applies to the general population and is administered by the Oficina de Normalización Previsional, or Office of Pension Regularization; and

•	the special public-sector regimes for the military, police, teachers, various judges and magistrates, other special segments of the population and other public servants.

The public sector has two pension reserve funds funded by privatization receipts:

•	the Fondo Consolidado de Reservas Previsionales, or Consolidated Reserve Fund, an autonomous fund with resources earmarked to meet public pension obligations falling due over the medium- and long-term; and

•	the Fondo Nacional de Ahorro Público, or National Public Savings Fund, the objective of which is to provide supplemental pensions to all low-income pensioners in the public pension system.

The private pension system consists of four AFPs. New entrants to the labor market are automatically enrolled in an AFP unless they elect to enroll in the public pension system within ten days of employment. Workers may leave the public pension system for an AFP at any time, but once they leave they cannot return. To compensate individuals who switch to the AFPs for pension rights they had accumulated while participating in the public pension system, the government has authorized the issuance of recognition bonds. Recognition bonds are transferable, zero-coupon bonds indexed to the CPI and redeemable at retirement.

To provide an incentive for individuals to join AFPs and discourage participation in the public pension system, the government increased the private pension system contribution rate from 3.0% to 11.0% in the early 1990s. As of September 30, 2003, the private pension system contribution rate was 11.5%. Workers are eligible to receive benefits at age 65. In 2002, Congress approved an increase of the minimum monthly pension in the public pension system from S/. 300 to S/. 415.

The government is considering proposals to improve the efficiency of the private pension system, while maintaining the basic elements of the current two-tier system. These proposals include the fully-funding the private pension funds with individual capitalization accounts and restricting the early withdrawal of funds. The government also expects to reduce the operating cost of AFPs by lowering their required contributions to the SBS and streamlining information disclosure requirements. The government believes that these measures will allow AFPs to reduce commissions, which will continue to be determined by market conditions.

PUBLIC SECTOR DEBT

Peru’s total public sector debt consists of foreign currency-denominated debt and nuevo sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the government, the Central Bank and public sector entities.

External Debt

Ninety-two percent of Peru’s public sector external debt consists of foreign currency denominated debt. As of December 31, 2002, public external debt totaled US$20.8 billion, or 36.4% of GDP, as compared to US$19.2 billion, or 35.0% of GDP, as of December 31, 2001.

The following tables provide further information on public sector external debt as of the dates shown.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Official reserves liabilities:
IMF credit use	US$	756	US$	589	US$	349	US$	202	US$	73	US$	143	US$	0

Total official reserves liabilities		756		589		349		202		73		143		0

Official non-reserves liabilities:
Public sector		19,562		19,500		19,205		18,967		20,715		19,883		21,411

Total official non-reserves liabilities		19,562		19,500		19,205		18,967		20,715		19,883		21,411

Total official liabilities	US$	20,318	US$	20,089	US$	19,554	US$	19,169	US$	20,788	US$	20,026	US$	21,411

Total public sector external debt (as % of GDP)(1)		34.4%		37.8%		35.9%		35.0%		36.4%		N/A		N/A
Total public sector external debt (as % of total exports)(1)		235.2%		233.9%		206.7%		207.0%		217.4%		N/A		N/A

(1)	Peru does not include IMF credit use in reporting total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserves liabilities.

N/A= Not Available.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Public sector external debt	US$	19,562	US$	19,500	US$	19,205	US$	18,967	US $	20,715	US$	19,883	US$	21,411
Gross international reserves of the Central Bank		(9,982)		(9,003)		(8,563)		(9,689)		(10,513)		(10,007)		(10,753)

Public sector external debt, net of reserves	US$	9,580	US$	10,497	US$	10,642	US$	9,278	US$	10,202	US$	9,876	US$	10,658

Source: Central Bank.

Since 1998, Peru’s public sector external debt as a percentage of GDP and as a percentage of total exports of goods and services has fluctuated, rising from 34.4% of GDP and 235.2% of total exports of goods and services in 1998 to 37.8% of GDP and 233.9% of total exports in 1999, dropping to 35.9% of GDP and 206.7% of exports in 2000 and 35.0% of GDP and 207.0% of total exports in 2001, before rising to 36.4% of GDP and 217.4% of total exports in 2002. This fluctuation was due to decreases in nominal GDP in 1998 and 1999 and increases in nominal GDP from 2000 through 2002.

During the period from 1998 to 2002, multilateral debt represented, on average, 30.6% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 41.1% of outstanding multilateral debt each year from 1998 to 2002, and the IADB, representing, on average, 44.1% of outstanding multilateral debt each year from 1998 to 2002. Loans from the World Bank have funded projects relating to irrigation, agriculture, poverty reduction, education, health reform, transportation and reconstruction efforts following El Niño in 1998. Loans from the IADB have funded projects relating to poverty reduction, education, financial-sector reform, state modernization programs and reconstruction efforts following El Niño in 1998.

The following table provides information on capital flows from multilateral lenders for the periods shown.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

											As of June 30,
	1998		1999		2000		2001		2002		2002		2003
World Bank:
Disbursements minus principal amortizations	US$	205.2	US$	291.8	US$	172.9	US$	35.4	US$	(16.7)	US$	(62.7)	US$	(59.2)
Disbursements minus principal, interests and commissions		82.1		131.9		(15.7)		(150.9)		(158.8)		(136.5)		(120.1)

IADB:
Disbursements minus principal amortizations		175.0		377.1		(6.1)		267.6		155.9		(11.2)		(50.9)
Disbursements minus principal, interests and commissions		36.9		222.6		(180.9)		95.7		(11.0)		(100.9)		(129.1)

Source: Ministry of Economy (Dirección General de Crédito Público, or Office of Public Credit).

In January 2002, Peru signed a letter of intent with the IMF establishing a US$316 million stand-by credit facility from 2002 to 2004. In this letter, Peru agreed to economic targets and performance criteria upon which the IMF’s support will be conditioned. These targets, as amended on November 26, 2002 and March 17, 2003, included the following key economic targets for the period:

•	GDP growth of 3.5% to 4.0%;

•	a deficit of 2.3% of GDP in 2002 and 1.9% of GDP in 2003 in the consolidated public sector, which includes the non-financial public sector and the Central Bank;

•	a current account deficit of 2.3% of GDP;

•	a 2.5% inflation rate;

•	revenues of US$700 million generated through the sale of concessions and state assets; and

•	the maintenance of gross reserves adequate to cover ten months of imports of goods and services and the equivalent of 1.5 times the balance of external debt incurred in the following 12 months.

Peru’s primary goal in seeking the letter of intent is to gain the IMF’s support and oversight for its economic program, in order to promote other sources of foreign credit.

The following tables summarize public sector external debt by creditor for the years indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Official creditors:
Multilateral debt:
IADB	US$	2,252	US$	2,632	US$	2,563	US$	2,774	US$	3,015	US$	2,826	US$	2,992
World Bank		2,127		2,417		2,590		2,625		2,609		2,563		2,549
IFAD(2)		28		27		23		23		24		23		25
IMF		226		220		209		185		163		178		150
OPEC(3)		4		7		10		12		13		12		12
Other		324		328		435		917		1,220		1,156		1,196

Total multilateral debt		4,961		5,631		5,830		6,536		7,044		6,759		6,924

Bilateral debt:
Paris Club		6,033		5,350		4,904		4,493		4,786		4,728		4,926
United States		1,172		1,117		1,058		997		931		971		894
Latin America		152		96		75		71		57		64		52
East Europe countries and China		102		64		62		48		40		46		38
Japan		1,740		2,163		2,429		2,198		2,471		2,412		2,484
Other countries		0		0		0		0		0		0		0

Total bilateral debt		9,199		8,790		8,528		7,807		8,285		8,221		8.394

Total official debt		14,160		14,421		14,358		14,343		15,329		14,980		15,318

Private creditors:
Banking		249		225		110		21		11		21		5
Suppliers		1,023		1,127		1,010		876		951		946		936

Total private sector debt		1,272		1,352		1,120		897		962		967		941

Bonds:
Brady Bonds		4,130		3,727		3,727		3,727		2,501		2,512		2,479
Global Bonds		—		—		—		—		1,923		1,423		2,673

Total bonds		4,130		3,727		3,727		3,727		4,424		3,935		5,152

Total public sector external debt	US$	19,562	US$	19,500	US$	19,205	US$	18,967	US$	20,715	US$	19,883	US$	21,411

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	International Fund for Agricultural Development.
(3)	Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,					As of June 30,
	1998	1999	2000	2001	2002	2002	2003
Official creditors:
Multilateral debt:
IADB	11.5%	13.5%	13.3%	14.6%	14.6%	14.2%	14.0%
World Bank	10.9	12.4	13.5	13.8	12.6	12.9	11.9
IFAD(2)	0.1	0.1	0.1	0.1	0.1	0.1	0.1
IMF	1.2	1.1	1.1	1.0	0.8	1.0	0.7
OPEC(3)	0.0	0.0	0.1	0.1	0.1	0.1	0.1
Other	1.7	1.7	2.3	4.8	5.9	5.8	5.6

Total multilateral debt	25.4	28.9	30.4	34.5	34.0	34.0	32.3
Bilateral debt:
Paris Club	30.8	27.4	25.5	23.7	23.1	23.8	23.0
United States	6.0	5.7	5.5	5.3	4.5	4.9	4.2
Latin America	0.8	0.5	0.4	0.4	0.3	0.3	0.2
East Europe countries and China	0.5	0.3	0.3	0.3	0.2	0.2	0.2
Japan	8.9	11.1	12.6	11.6	11.9	12.1	11.6
Other countries	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total bilateral debt	47.0	45.1	44.4	41.2	40.0	41.3	39.2

Total official debt	72.4	74.0	74.8	75.6	74.0	75.3	71.5
Private creditors:
Banking	1.3	1.2	0.6	0.1	0.1	0.1	0.0
Suppliers	5.2	5.8	5.3	4.6	4.6	4.8	4.4

Total private sector debt	6.5	6.9	5.8	4.7	4.6	4.9	4.4
Bonds:
Brady Bonds	21.1	19.1	19.4	19.6	12.1	12.6	11.6
Global Bonds	—	—	—	—	9.3	7.2	12.5

Total bonds	21.1	19.1	19.4	19.6	21.4	19.8	24.1

Total public sector external debt	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	International Fund for Agricultural Development.
(3)	Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

As of December 31, 2002, medium- and long-term debt constituted 99.9% of Peru’s public sector external debt. Approximately 50.8% of Peru’s outstanding loans are for terms greater than 12 years. The following table provides information regarding the terms of Peru’s public sector external debt for the periods shown.

Public Sector External Debt Structure, by Maturity Date

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Short-term debt	US$	43	US$	10	US$	34	US$	23	US$	20	US$	8	US$	12
Medium- and long-term debt		20,318		20,089		19,554		19,169		20,788		19,883		21,411
Short-term debt (as % of total public sector external debt)		0.2%		0.0%		0.2%		0.1%		0.1%		0.0%		0.1%

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency as of June 30, 2003.

Summary of Public Sector External Debt by Currency(1)

(in millions of U.S. dollars, except for percentages)

	As of June 30, 2003
Currency	US$	%
U.S. dollar	12,043,260	56.2
Japanese yen	3,334,428	15.6
Special Drawing Rights (SDR)(2)	174,462	0.8
Single currency pool (SCP)(3)	1,101,284	5.1
IADB unit of account	1,169,232	5.5
English pound	209,592	1.0
Canadian dollar	88,861	0.4
Swedish krona	70,238	0.3
Norwegian kroner	50,208	0.2
Euro	3,168,711	14.8
Swiss franc	625	0.0
Venezuelan Bolivar	46	0.0

Total	21,410,947	100.0

(1)	Includes multilateral, Paris Club and suppliers debt.
(2)	IMF unit of account, based on a basket of national currencies.
(3)	World Bank unit of account, based on a basket of national currencies.

Source: Ministry of Economy (Office of Public Credit).

During the period from 1998 to 2002, total public sector external debt service ranged, as a percentage of total fiscal revenue, from a low of 19.5% in 1998 to a high of 35.7% in 2002. Public sector external debt service measured as a percentage of total exports of goods and services increased from 21.3% in 1998 to 30.4% in 2002. As a percentage of GDP, public sector external debt service increased from 3.1% in 1998 to 5.1% in 2002.

The following table provides information regarding Peru’s public sector external debt service as of the dates shown.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Interest payments	US$	1,032	US$	1,057	US$	1,112	US$	1,076	US$	1,011	US$	479	US$	513
Amortization		738		971		1,042		918		1,888		1,357		578	(3)

Total public sector external debt service	US$	1,770	US$	2,028	US$	2,154	US$	1,994	US$	2,899	US$	1,836	US$	1,091

As % of total exports(2)		21.3%		24.3%		23.2%		21.8%		30.4%		41.3%		21.4%
As % of total exports and workers’ remittances		19.7		22.5		21.5		20.1		28.3		38.5		19.9
As % of GDP		3.1		3.9		4.0		3.7		5.1		6.5		3.6
As % of total fiscal revenue		19.5		26.5		26.8		25.8		35.7		47.2		24.7

(1)	Excludes Central Bank debt.
(2)	Includes exports of goods and services and investment income.
(3)	Includes US$902 million in Brady Bonds exchanged for global bonds.

Source: Central Bank.

In 2002, interest payments decreased to US$1.0 billion, or 1.8% of GDP, from US$1.1 billion in 2001, or 2.0% of GDP, principally as a result of a decrease in international interest rates. In 2002, Peru paid US$380.5 million in interest to Paris Club creditors, US$372.9 million to multilateral creditors, US$128 million to holders of Brady Bonds and US$118 million to other creditors.

The following table provides estimated public sector external debt service through 2007.

Estimated Public Sector Debt Service by Debtor (1)(2)

2003 – 2007

(in millions of U.S. dollars)

	2003						2004						2005
	Principal		Interest		Total		Principal		Interest		Total		Principal		Interest		Total
Non-financial public sector:	US$	1,083	US$	1,053	US$	2,136	US$	1,207	US$	1,028	US$	2,235	US$	1,270	US$	978	US$	2,248
Central government		1,053		1,037		2,090		1,177		1,012		2,189		1,238		963		2,201

Public enterprises		30		16		46		30		16		46		32		15		47

Financial public sector		36		12		47		35		11		46		30		10		40

Total public sector	US$	1,119	US$	1,065	US$	2,183	US$	1,242	US$	1,039	US$	2,281	US$	1,300	US$	988	US$	2,288

	2006						2007
	Principal		Interest		Total		Principal		Interest		Total
Non-financial public sector:	US$	1,308	US$	906	US$	2,215	US$	1,357	US$	844	US$	2,201
Central government		1,275		893		2,168		1,323		832		2,155

Public enterprises		33		13		47		34		12		46

Financial public sector		19		9		28		19		9		27

Total public sector	US$	1,327	US$	915	US$	2,243	US$	1,376	US$	853	US$	2,228

(1)	Preliminary estimates, as of December 31, 2002.
(2)	Includes Loans of COFIDE without Peru’s Guarantee.

Sources: Central Bank and Ministry of Economy (Office of Public Credit).

Peru issued public sector external bonds in connection with the Brady restructuring. As of June 30, 2003, approximately US$2.5 billion principal amount remained outstanding on the Brady Bonds. For a description of the Brady restructuring, see “—Debt Management and Restructuring” below.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt as of the dates shown.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,										As of June 30,
	1998		1999		2000		2001		2002		2002		2003
Long-term debt:
Banco de la Nación(1)	US$	702.9	US$	922.0	US$	951.2	US$	954.4	US$	910.1	US$	909.5	US$	912.1
Treasury bonds		150.6		1,006.0		977.4		1,504.3		1,619.8		1,658.2		1,713.7
Pension reform bonds		N/A		2,393.0		2,681.0		2,765.0		2,710.0		2,717.0		2,746.0
Other(1)		91.4		84.0		81.9		52.6		52.5		52.5		50.0

Total long-term debt		944.9		4,405.0		4,691.5		5,276.3		5,292.4		5,337.2		5,421.8

Short-term debt		N/A		400.0		416.0		496.0		520.0		348.0		459.0

Total		N/A	US$	4,805.0	US$	5,107.5	US$	5,772.3	US$	5,812.4	US$	5,685.2	US$	5,880.8

Total public sector domestic debt, as % of GDP		N/A		9.3%		9.5%		10.7%		10.2%		N/A		N/A

(1)	Includes credits from Banco de la Nación to local governments and reflects discrepancies in the data available from different government entities.
N/A	= Not Available.

Sources: Central Bank and Ministry of Economy (Office of Public Credit).

The following table provides a list of Peru’s outstanding domestic public sector bonds as of the dates shown.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	Principal Amount Outstanding as of December 31, 2002		Principal Amount Outstanding as of June 30, 2003
Central Bank capitalization bonds	US$	93	US$	86
Financial system support bonds		730		734
Debt securities		213		198
Pension reform bonds		2,710		2,746
Sovereign bonds		550		662
Other bonds		34		34

Total	US$	4,330	US$	4,460

(1)	Excludes intra-government debt issued in the form of bonds.

Source: Central Bank.

In March 2001, the government established a public auction system for bonds in Peruvian legal currency. This system has increased the availability of investment instruments in the domestic capital markets and reduced Peru’s exposure to currency exchange risk.

Debt Management and Restructuring

The regional debt crisis, which started in 1982, resulted in growing an unwillingness of foreign commercial banks to lend to Peru. At the same time, a sharp decrease in the export prices of mining products and the 1982-1983

El Niño phenomenon led to a deterioration in Peru’s balance of payments and fiscal accounts, which made it difficult for Peru to service its debt. Faced with an unsustainable debt burden, the government suspended payment on its external commercial bank debt in 1984. By the end of 1984, Peru had failed to make scheduled payments of US$1.0 billion in principal and interest on its commercial bank debt.

In 1985, the García administration declared that service of the public sector external debt would not exceed 10% of total exports. In 1986, the IMF declared Peru ineligible for additional funds, and, in 1987, the World Bank suspended loan disbursements to Peru. Despite a decline in new loans, Peru’s total public sector debt increased from US$10.9 billion to US$18.9 billion from 1985 to 1990, as unpaid interest continued to accrue.

In 1991, the Fujimori administration began a series of negotiations that led to a normalization of relations with multilateral creditors. In September 1991, Peru paid all amounts in arrears owed to the IADB. In March 1993, Peru paid a total of US$1.8 billion in arrears owed to the IMF and the World Bank. Since 1993, the IMF has approved the following credit facilities:

•	in 1993, the IMF approved a US$1.5 billion Extended Fund Facility for the period from 1993 to 1995;

•	in 1996, the IMF approved a US$358 million Extended Fund Facility for the period from 1996 to 1998;

•	in 1999, the IMF approved a US$512 million Extended Fund Facility for the period from 1999 to 2000; and

•	in 2002, the IMF approved a US$316 million stand-by credit facility for the period from 2002 to 2004.

Except for the 2002 stand-by credit facility on which Peru does not intend to draw, these credit facilities were primarily intended to help Peru overcome its fiscal deficits.

The Fujimori administration also negotiated substantial reductions in Peru’s short-term external debt with its principal bilateral creditors. During the 1990s, Peru conducted the following three rounds of negotiations with the Paris Club:

•	in September 1991, Peru rescheduled US$4.7 billion of its Paris Club debt maturing between October 1991 and December 1992;

•	in May 1993, Peru rescheduled an additional US$1.9 billion of its Paris Club debt maturing between March 1993 and March 1996; and

•	in July 1996, Peru rescheduled an additional US$6.8 billion of its Paris Club debt maturing between April 1996 and December 1998.

As a result of this restructuring, Peru obtained the following extensions with respect to credits maturing in the relevant period:

•	a 20-year extension for concessionary credits, with a ten-year grace period; and

•	a 14-year extension for commercial credits, representing the majority of Peru’s Paris Club debt, with a seven-year grace period.

Additionally, as a result of the 1996 restructuring, Peru obtained the following reductions in its debt:

•	a reduction in debt payments from US$970 million per year to approximately US$530 million per year for indebtedness maturing between April 1996 and December 1998; and

•	a reduction in debt payments from US$1.2 billion per year to approximately US$1.0 billion per year for indebtedness maturing between 1999 and 2006.

In 1997, Peru renegotiated its debt with international commercial banks under the Brady restructuring. The Brady restructuring reduced Peru’s international commercial bank debt from US$10.6 billion to US$4.9 billion, US$2.4 billion of which were Past-Due Interest Bonds, US$1.7 billion were Front-Loaded Interest Reduction Bonds, US$572 million were Floating Rate, or Discount, Bonds and US$183 million were Fixed Rate, or Par, Bonds. The Past-Due Interest Bonds and Front-Loaded Interest Reduction Bonds each have a 20-year term. The Discount Bonds and the Par Bonds each have a 30-year term and are collateralized by zero-coupon U.S. Treasury bonds.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued US$500 million principal amount of global bonds. At the same time, Peru retired US$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further US$923 million principal amount of global bonds. The exchange lowered Peru’s debt by US$111 million and released US$50 million in collateral backing the Brady Bonds. After issuing the global bonds and taking into account amortization of the Past-Due Interest Bonds in March 2002, the current amounts outstanding are US$1.1 billion of Past-Due Interest Bonds, US$1.2 billion of Front-Loaded Interest Reduction Bonds, US$198 million of Discount Bonds and US$64 million Par Bonds. Since the February 2002 international bond offering, Peru has made the following international bond offerings:

•	In December 2002, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.125% per year and maturing in 2008.

•	In February 2003, Peru issued US$500 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015.

•	In March 2003, Peru issued US$250 million principal amount of debt securities bearing an interest rate of 9.875% per year and maturing in 2015. This offering was a reopening of the February 2003 offering.

Peru has used the proceeds from these international bond offerings for the general purposes of the government, including financial investment and the refinancing, repurchasing and retiring of domestic and external indebtedness.

Debt Record

Since the Brady restructuring in 1997, Peru has, except as described below, serviced its external debt without default.

Upon completion of the Brady restructuring, Peru ceased paying principal and interest to lenders who did not participate in the restructuring. These lenders included Elliot Associates, L.P., a private investment firm that acquired US$20 million in Peruvian debt. Elliot Associates obtained a US$55.7 million judgment against Peru for non-payment of interest and an attachment of Peru’s funds held at Chase Manhattan Bank of New York that Peru had allocated for interest payments on its Brady Bonds. As a result of the attachment, on September 7, 2000, Peru failed to make a required interest payment of US$80 million on the Brady Bonds, even though it had deposited in its account at Chase sufficient funds to make the payment.

On September 26, 2000, Elliot Associates obtained an injunction against the Euroclear System clearing agency that prevented it from receiving or distributing funds provided by Peru to pay interest on the Brady Bonds. The Elliot Associates litigation was settled following the issuance of the injunction against Euroclear, and Peru made interest payments on the Brady Bonds on October 4, 2000, within the applicable 30-day grace period. Peru has made all its debt payments to Elliot Associates in accordance with the terms of the settlement.

Four other creditors also failed to participate in the Brady restructuring for reasons that included failure to provide the required documentation and failure to identify the actual holder of the debt to be exchanged. Since the

Brady restructuring, Peru has been in default on payments to these creditors. As of June 30, 2003, these payments totaled US$32 million in principal and interest. There are no further scheduled amortizations or interest payments on these debts. None of these creditors has submitted claims against Peru for overdue amounts.

As of the date of this prospectus, Peru is unaware of any claims filed against it, in Peru or abroad, for overdue debt payments, and Peru is not involved in any disputes with its internal or external creditors.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities, warrants and units that Peru may offer. Each time Peru offers securities, Peru will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Peru will issue the debt securities under a fiscal agency agreement, dated as of February 6, 2003, as amended by Amendment No. 1 to the fiscal agency agreement to be entered into between Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar. The fiscal agency agreement, as it may be amended from time to time, is referred to herein as the fiscal agency agreement. Peru has filed a form of the fiscal agency agreement with the SEC and at the office of the fiscal agent in New York. You should read the fiscal agency agreement, the form of debt securities attached at the end of the fiscal agency agreement and the applicable prospectus supplement before making your decision whether to invest in the debt securities.

In this description of the debt securities, you will see some capitalized terms. These terms have particular legal meanings, which you can find under “—Defined Terms” below.

Overview

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to that series of debt securities. Those terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	if that series of debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, and the interest payment dates and the record dates for these interest payment dates;

•	the maturity date;

•	a description of any index Peru will use to determine the amount of principal, premium or interest payments;

•	the places where and the manner in which principal, interest and other payments will be made;

•	the form of debt security, and, in the case of global securities, the depositary;

•	if that series of debt securities will be guaranteed, the guarantor and whether the guarantee will be partial or full;

•	any mandatory or optional sinking fund provisions;

•	any provisions that will allow Peru to redeem that series of debt securities at its option;

•	any provisions that entitle the holders to early repayment at their option;

•	the currency in which that series of debt securities is denominated and in which Peru will make payments;

•	if other than the law of the State of New York, the law of the governing jurisdiction;

•	the authorized denominations;

•	any additional agreements of Peru and any additional events that give holders of that series of debt securities the right to accelerate the maturity of the debt securities;

•	any terms upon which holders of that series of debt securities may exchange or convert the debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed; and

•	any other terms of that series of debt securities.

Peru may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or into which it will be converted will be described in the prospectus supplement relating to that exchangeable or convertible debt security.

Peru may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. Peru may also issue floating-rate debt securities that are exchangeable for fixed-rate debt securities. Peru will describe the applicable U.S. federal income tax consequences in the prospectus supplements for these offerings.

Peru is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain terms different from those included in the fiscal agency agreement and described in this prospectus.

Status

The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Peru will issue debt securities:

•	denominated in U.S. dollars;

•	in fully-registered book-entry form;

•	without coupons; and

•	in denominations of US$1,000 and integral multiples of US$1,000.

Debt securities in book-entry form will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial ownership interests in a global security will only be recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking société anonyme, or Clearstream, Luxembourg.

Payments

Unless otherwise provided in the prospectus supplement for an offering, Peru will pay principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each debt security is registered on its maturity date, upon presentation and surrender of the debt security at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent. Peru will pay interest on each debt security, other than interest payable on any maturity date, to the person in whose name the debt security is registered at the close of business on the record date for the relevant interest payment date.

Because each debt security will be represented by one or more global notes and beneficial interests in the debt securities may not be exchanged for debt securities in physically-certificated form, except in limited circumstances, Peru will make payments of principal and interest on each debt security by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the debt securities, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on any debt securities, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in debt securities held through those DTC participants will be the responsibility of those DTC participants. A beneficial owner should contact the institution through which it intends to hold its beneficial interest in debt securities to determine how payments of principal of or interest on the those debt securities will be credited to its accounts.

Peru, the fiscal agent and any paying agent will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

If Peru does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected debt security on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

The fiscal agent will hold in trust, for the benefit of the beneficial owners of the debt securities, any funds transferred by Peru to the fiscal agent pending the application of those funds to pay principal and interest on the debt securities. If any funds that Peru transfers to the fiscal agent to make payments on the debt securities is unclaimed at the end of two years after the applicable payment was due and payable, the fiscal agent will return those funds to Peru and the relevant holders of the debt securities may look only to Peru for any payment to which the holders are entitled.

Paying Agents; Transfer Agents; Registrar

With respect to any series of debt securities, Peru may appoint paying agents, transfer agents and registrars that will be listed at the back of the applicable prospectus supplement. Peru may at any time appoint additional or replacement paying agents, transfer agents and registrars. Peru will, however, maintain a paying agent and a registrar in The City of New York until the debt securities are paid.

In addition, so long as required by the rules of the Luxembourg Stock Exchange, Peru will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange. Peru will promptly provide notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with a series of the debt securities.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable before maturity at the option of Peru or repayable before maturity at the option of the holder. Nevertheless, Peru may at any time purchase any of the debt securities at any price in the open market or otherwise. Peru may hold or resell any debt securities it purchases or it may surrender them to the fiscal agent for cancellation. Any debt securities Peru purchases may not be re-issued or resold except in compliance with the Securities Act of 1933, as amended, and other applicable law.

Replacement, Exchange and Transfer of Debt Securities

Beneficial interests in any global security representing debt securities may be exchanged for physical debt securities only in the circumstances described under “Book Entry; Delivery and Form” below. If Peru issues physical debt securities, holders may present their debt securities for exchange with debt securities of a different authorized denomination, together with a written request for an exchange, at the office of the fiscal agent in The City of New York, or at the office of any paying agent. In addition, holders may transfer their physical debt securities in whole or in part by surrendering them, together with an executed instrument of transfer, at any of those offices. Peru will not charge holders for the costs and expenses for the exchange, transfer or registration of transfer of the debt securities. Peru may, however, charge holders for applicable stamp duty, tax or other governmental charges.

If a physical debt security becomes mutilated, defaced, destroyed, lost or stolen, Peru may issue, and the fiscal agent will authenticate and deliver, a substitute debt security in replacement. In each case, the affected holder will be required to furnish to Peru, the fiscal agent and any other parties Peru specifies an indemnity under which the affected holder agrees to pay Peru, the fiscal agent and the other specified parties for any losses they may suffer relating to the debt security that was mutilated, defaced, destroyed, lost or stolen. Peru and the fiscal agent may also require that the affected holder present other documents and proof. The affected holder will be required to pay all expenses and reasonable charges for the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Additional Amounts

Peru will pay all principal and interest on the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru or by any political subdivision of or taxing authority in Peru. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts as may be necessary to ensure that the net amounts receivable by the holders of the affected debt securities after such withholding or deduction shall equal the amount that would have been receivable in respect of such debt securities in the absence of such withholding or deduction.

Peru will not however, pay any additional amounts if a holder is subject to withholding or deduction due to one of the following reasons:

•	that holder has some connection with Peru other than merely holding the debt security or receiving principal or interest on any debt security;

•	that holder has not complied with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision of or taxing authority in Peru, of the holder of the debt security or any interest in or rights in respect of the debt security, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law of any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	the holder has not presented its debt security for payment within 30 days after Peru first made a principal or interest payment available on that debt security.

Defined Terms

The following definitions are used in the debt securities:

•	“External Indebtedness” means obligations of, or guaranteed, whether by contract, statute or otherwise, by Peru for borrowed money or represented by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder, may be payable in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru, other than any such obligations originally issued or incurred within Peru.

•	“Public External Indebtedness” means any External Indebtedness that (a) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market, including, without limitation, securities for resale under Rule 144A under the Securities Act, or any successor law or regulation of similar effect, and (b) has an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

•	“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing that financing expressly agree to limit their recourse to the project financed and the revenues derived from that project as the principal source of repayment for the funds advanced.

•	“Security Interest” means any security interest, including, without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

Negative Pledge

While any of the debt securities are outstanding, Peru will not create or allow any Security Interest to be placed on or any part of its present or future revenues or assets to secure Public External Indebtedness, unless Peru creates or allows a Security Interest on the same terms for its obligations under the debt securities. Peru may, however, create or allow:

•	Security Interests created prior to February 7, 2002;

•	Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

•	Security Interests securing Public External Indebtedness Peru incurred or assumed to finance or refinance the acquisition of the assets in which those Security Interests have been created or allowed and any Security Interests existing on those assets at the time of their acquisition;

•	Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, and in which Public External Indebtedness matures, after giving effect to all renewals and refinancing thereof, not more than one year after the date on which that Public External Indebtedness was originally incurred;

•	Security Interests securing Public External Indebtedness that, together with all other Public External Indebtedness secured by Security Interests, excluding Public External Indebtedness secured by other permitted Security Interests, does not exceed US$25,000,000 aggregate principal amount, or its equivalent in other currencies;

•	Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including, without limitation, any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, in each case deposited with or delivered to those financial institutions in the ordinary course of the depositor’s activities;

•	Security Interests created in connection with the transactions contemplated by Peru’s financing plan dated June 5, 1996, and its implementing documentation, including Security Interests to secure obligations under the collateralized bonds issued under that financing plan (the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds) and any Security Interest securing obligations of Peru outstanding as of June 5, 1996, to the extent required to be equally and ratably secured with any such bonds;

•	Security Interests issued upon surrender or cancellation of the Par Bonds, Discount Bonds or Front-Loaded Interest Reduction Bonds, or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent that Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds;

•	Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of that entity; and

•	any renewal or extension of any of the Security Interests stated above.

Particular Provisions Applicable to the Debt Securities

Any series of debt securities issued under this prospectus will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru in the past. The provisions described in this prospectus will govern any series of debt securities Peru will issue under this prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the debt securities of a series, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of debt securities of the relevant series. These collective action clauses are described below.

Default; Acceleration of Maturity

Unless otherwise specified in the prospectus supplement for an offering, each of the following events is an event of default under any series of debt securities:

(1) Non-Payment:

•	Peru fails to pay for 30 days principal on that series of debt securities when due; or

•	Peru fails to pay for 30 days interest on that series of debt securities when due; or

(2) Breach of Other Obligations: Peru fails to perform any other obligation under that series of debt securities and that failure is incapable of remedy or is unremedied within 60 days after the fiscal agent has given written notice to Peru; or

(3) Cross Default: Peru fails to make any payment when due in respect of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency, and that failure continues beyond the applicable grace period; or

(4) Cross Acceleration: an acceleration of the maturity of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

•	in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency; or

(5) Moratorium: Peru declares a general suspension of payments or a moratorium on payment of all or a portion of its External Indebtedness; or

(6) Validity:

•	Peru contests the validity of, or its obligations under, that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	Peru denies any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on that series of debt securities or to perform any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

(7) Judgments: any writ, execution, attachment or similar process is levied against all or any substantial part of Peru’s assets in connection with any judgment for the payment of money exceeding US$25,000,000, or its equivalent in any other currency, and Peru fails to satisfy or discharge that judgment, or adequately bond, contest in good faith or receive a stay or execution or continuance in respect of that judgment, within a period of 120 days; or

(8) Membership in the IMF: Peru fails to maintain its membership in, and its eligibility to use the general resources of, the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all debt securities of that series outstanding (as defined below) may, by written notice given to Peru, with a copy to the fiscal agent, declare all the debt securities of that series to be immediately due and payable. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series debt securities will become immediately due and payable on the date that the written notice is received at the offices of the fiscal agent, unless Peru has remedied the event or events of default prior to receiving the notice.

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may rescind or annul a declaration of acceleration on behalf of all holders of debt securities of that series if:

•	following the declaration that the debt securities of that series are immediately due and payable, Peru deposits with the fiscal agent a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series, as well as the reasonable fees and compensation of the fiscal agent; and

•	all other events of default have been remedied.

Fiscal Agent

The fiscal agency agreement establishes:

•	the obligations of the fiscal agent;

•	the right to indemnification of the fiscal agent;

•	the liability and responsibility, including limitations on liability and responsibility, for actions that the fiscal agent takes; and

•	that the fiscal agent may enter into business transactions with Peru as freely as if it were not the fiscal agent.

Peru may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. In addition, Peru may appoint different fiscal agents for different series of debt securities. The fiscal agent is not a trustee for the holders of debt securities and does not have the same responsibilities to act for the holders as would a trustee. Peru may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent.

Amendments and Waivers

Peru and the fiscal agent may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the then outstanding debt securities of any series, modify and amend the provisions of that series of debt securities or the fiscal agency agreement, including to grant waivers of future compliance or past default by Peru.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of the relevant series that would:

•	change the due dates for the payment of principal of or any installment of interest on that series of debt securities;

•	reduce any amounts payable on that series of debt securities;

•	reduce the amount of principal payable upon acceleration of the maturity of that series of debt securities;

•	change the payment currency or places of payment for that series of debt securities;

•	permit early redemption of that series of debt securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of that series of debt securities whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to that series of debt securities) or the terms and conditions of that series of debt securities or to take any other action with respect to that series of debt securities or change the definition of “outstanding” with respect to that series of debt securities;

•	change Peru’s obligation to pay any additional amounts;

•	change the governing law provision of that series of debt securities;

•	change the courts to the jurisdiction of which Peru has submitted, Peru’s obligation to appoint and maintain an agent for service of process with an office in New York or Peru’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon that series of debt securities, as described in this prospectus;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of a series, as described under “—Status” above.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders of that series (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agrees to the change.

No consent of the holders of debt securities is or will be required for any modification or amendment requested by Peru or by the fiscal agent or with the consent of Peru to:

•	add to Peru’s covenants for the benefit of the holders of any series of debt securities;

•	surrender any right or power of Peru in respect of any series of debt securities or the fiscal agency agreement;

•	provide security or collateral for any series of debt securities;

•	cure any ambiguity in any provision, or correct any defective provision, of any series of debt securities; or

•	change the terms and conditions of any series of debt securities or the fiscal agency agreement in any manner that Peru and the fiscal agent deem to be necessary or desirable if that change does not, and will not, adversely affect the rights or interests of any holder.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities of that series owned, directly or indirectly, by Peru or any public sector instrumentality of Peru will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the government of Peru or any corporation, trust, financial institution or other entity owned or controlled by the government of Peru or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of the voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors or a corporation, trust, financial institution or other entity.

Peru may at any time ask for written consents from or call a meeting of the holders of any series of debt securities to obtain their approval of the modification of, amendment to, or waiver of, any provision of that series of debt securities. This meeting will be held at the time and place determined by Peru and specified in a notice of the meeting provided to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

If at any time the holders of at least 10% in principal amount for any then outstanding debt securities of any series request the fiscal agent to call a meeting of the holders of that series of debt securities for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the fiscal agent will call the meeting for that purpose. This meeting will be held at the time and place determined by the fiscal agent, after consultation with Peru, and specified in a notice of the meeting provided to the affected securityholders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Holders who hold a majority in principal amount of the then outstanding debt securities of that series will constitute a quorum at a securityholders’ meeting. In the absence of a quorum, a meeting may be adjourned for a period of at least 20 days. At the reconvening of a meeting adjourned for lack of quorum, holders of 25% in principal amount of the then outstanding debt securities of that series shall constitute a quorum. Notice of the reconvening of any meeting may be given only once, but must be given at least ten days and not more than 15 days prior to the meeting.

At any meeting when there is a quorum present, holders of at least 66 2/3% in principal amount of a series of debt securities represented and voting at the meeting may approve the modification or amendment of, or a waiver of compliance for, any provision of that series of debt securities, except for the reserved matters, which require the consent of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series. Modifications, amendments or waivers made at any such meeting will be binding on all current and future holders of any debt securities of that series.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the debt securities are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Further Issues

Without the consent of the holders of the debt securities, Peru may issue additional debt securities with the same terms and conditions as an outstanding series of debt securities, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with an outstanding series of debt securities.

Warrants

If Peru issues warrants, it will describe their specific terms in a prospectus supplement, and Peru will file a warrant agreement or amendment to the fiscal agency agreement and form of warrant with the SEC. The following description summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Peru may issue warrants or other similar securities, either separately or together with any debt securities, that would entitle the holder to purchase debt securities or obligate Peru to repurchase or exchange debt securities. If Peru issues any warrants, each issue of warrants will be issued under a warrant agreement between Peru and a bank or trust company, which may be the fiscal agent, as warrant agent. The warrant agent will act solely as the agent of Peru in connection with the warrants of an issue and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of warrants. The applicable prospectus supplement will include some or all of the following terms relating to an issue of warrants or other similar securities:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the title and terms of the debt securities or other consideration that the holders will receive on exercise of their warrants;

•	the principal amount of debt securities or amount of other consideration that the holders will receive on exercise of their warrants;

•	the principal amount and kind of debt securities that the holders may obligate Peru to purchase or exchange if the holders exercise their warrants and the purchase price of those debt securities;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants and the dates on which the holders can exercise their warrants;

•	whether and under what conditions Peru may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants, and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable for another form and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Peru and will not constitute indebtedness of Peru.

Units

Peru may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully-registered or global form.

The preceding description does not, and any description of units in the applicable prospectus supplement will not, purport to be complete and they are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to those units.

Jurisdiction, Consent to Service and Enforceability

Peru is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States or elsewhere against Peru. Furthermore, it may be difficult for you to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Peru.

In connection with any legal action against Peru or its properties, assets or revenues arising out of or relating to the fiscal agency agreement or any debt securities or warrants, to which we refer in this prospectus as a “related proceeding,” Peru will:

•	submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agree that all claims in respect of any related proceeding may be heard and determined in such New York State or U.S. federal court;

•	agree that any judgment obtained in such New York State or U.S. federal court arising out of a related proceeding may be enforced or executed in any other court of competent jurisdiction;

•	agree that any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction, by means of a suit on the judgment or in any other manner provided by law;

•	consent to and waive, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any related proceeding brought in such New York State or U.S. federal court or to the laying of venue of any legal action brought solely for the purpose of enforcing or executing a related judgment in such New York State or U.S. federal court or any other courts;

•	waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of a related proceeding or any such legal action in any such court; and

•	appoint CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its process agent and maintain at all times an agent with offices in New York to act as its process agent.

In order to enforce or execute any judgment ordering any payment by Peru, Peruvian courts will require that payment to be included in the corresponding annual budget laws.

The process agent will receive on behalf of Peru and its property service of all writs, process and summonses in any related proceeding or any suit, action or proceeding to enforce or execute any related judgment brought against it in any New York State or U.S. federal courts sitting in New York City. Failure of the process agent to give any notice to Peru of any such service of process shall not impair or affect the validity of that service or of any judgment based thereon. Nothing in the fiscal agency agreement shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity under any law, Peru will not claim and will waive that immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid, but does not extend to the attachment of revenues, assets and property of Peru located in Peru, unless permitted under Peruvian law. Additionally, under Peruvian law, Peru’s waiver of immunity will not extend to property that is:

•	used by a diplomatic or consular mission of Peru;

•	of a military character and under the control of a military authority or defense agency of Peru;

•	public property;

•	shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of those shares, to the extent those shares or revenues are exempt by Peruvian law from attachment or execution; or

•	funds deposited in Peru’s accounts held in the Peruvian financial system.

Peru, however, reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal securities laws or any state securities law. Without an effective waiver of immunity by Peru with respect to those actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. In addition, even if a U.S. judgment could be obtained in action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Peru a judgment based on that U.S. judgment.

Peru will also consent generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process.

Governing Law

The fiscal agency agreement and, unless otherwise provided in the prospectus supplement for an offering, any warrant agreement, as well as any debt securities, warrants or units, will be governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution by Peru will be governed by the laws of Peru.

Book-Entry; Delivery and Form

Unless otherwise provided in the prospectus supplement for an offering, the certificates representing the debt securities will be issued in the form of one or more global notes, to which we refer in this prospectus as “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

Peru understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for the physical movement of certificates. Indirect access to the DTC system is available to “indirect participants,” such as banks, brokers, dealers and trust companies and other organizations, that clear through or maintain, either directly or indirectly, a custodial relationship with a participant.

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the fiscal agency agreement and the debt securities. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg.

Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Peru, the fiscal agent and any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Peru expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. Peru also expects that payments by participants to owners of beneficial interests in the global notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

Peru expects that DTC will take any action permitted to be taken by a holder of any debt security, including the presentation of that debt security for exchange, only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of that portion of the aggregate principal amount of that debt security for which that participant has or those participants have given such direction. If, however, there is an event of default under the any series of debt securities, DTC will exchange the applicable global notes for registered certificated notes, which it will distribute to its participants.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Peru within 90 days, Peru will issue registered certificated notes without interest coupons in exchange for the global notes.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance, if any, with the transfer restrictions applicable to the debt securities, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. Any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Peru and the fiscal agent will not have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

TAXATION

United States Federal Taxation

The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described below. A description of any such considerations, or certain United States federal income tax considerations related to the offering of warrants or units, will be provided in the applicable prospectus supplement.

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction;

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) a United States court is able to exercise primary supervision over the trust’s administration and (b) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income. Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements, described below, of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986; or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (a) a banking, financing or similar business in the United States or (b) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (a) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (b) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

Debt securities held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described above. A description of any such considerations will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Overview

Peru may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement for an offering will describe the following:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Peru from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions and other items constituting agents’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those securities may be listed.

If Peru uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Peru may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Peru may also sell the securities directly to the public or through agents. Unless otherwise specified in the applicable prospectus supplement, any agent will act on a reasonable best efforts basis for the period of its appointment.

Peru may authorize agents, underwriters or dealers to solicit offers by some institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Peru may offer the securities to holders of other securities issued or guaranteed by Peru in payment for Peru’s purchase or exchange of the other securities, including as part of a reprofiling of Peru’s public debt. Peru may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This kind of offer may be in addition to sales of the same securities using the methods described above.

Peru may agree to indemnify any agents and underwriters against some liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from Peru for payments they may make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Peru in the ordinary course of business.

Non-U.S. Offerings

Peru will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to some exceptions, Peru cannot offer, sell or deliver these securities within the United States or to U.S. persons. When Peru offers or sells securities outside the United States, each underwriter, dealer or agent will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter, dealer or agent will agree that:

•	it has not offered or sold or solicited offers to purchase, and will not offer or sell or solicit offers to purchase, any of these unregistered securities within the United States, except under Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Peru or one of its agencies or instrumentalities relies on the authority of that publication as a public official document of Peru. All other information in this prospectus, other than that included in “Plan of Distribution” above, is included as a public official statement made on the authority of Peru.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement, will provide opinions regarding the validity of the securities:

•	For Peru:

•	Cleary, Gottlieb, Steen & Hamilton, New York counsel to Peru; and

•	Peruvian counsel to Peru named in the applicable prospectus supplement.

As to all matters of Peruvian law, Cleary Gottlieb, Steen & Hamilton may rely on the opinion of Peruvian counsel to Peru named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to Peru named in the applicable prospectus supplement may rely on the opinion of Cleary, Gottlieb, Steen & Hamilton.

•	For the underwriters, if any:

•	United States counsel to the underwriters named in the applicable prospectus supplement; and

•	Peruvian counsel to the underwriters named the applicable prospectus supplement.

As to all matters of Peruvian law, United States counsel to the underwriters may rely on the opinion of Peruvian counsel to the underwriters named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to the underwriters named in the applicable prospectus supplement may rely on the opinion of the United States counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The authorized representative of Peru in the United States is Helí Peláez Castro of the Consulate General of Peru, whose address is 241 East 49th Street, New York, New York 10017.

WHERE YOU CAN FIND MORE INFORMATION

Peru has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If Peru has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that Peru has filed, at the SEC’s public reference room in Washington, D.C. You can obtain copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1 800-SEC-0330 for further information. Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

ANNEX A

REPUBLIC OF PERU: GLOBAL PUBLIC SECTOR EXTERNAL DEBT

TABLES AND OTHER SUPPLEMENTAL INFORMATION

as of June 30, 2003

(in millions of U.S. dollars, at current prices)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.80	10,131	6
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.75	12,634	12
Paris Club	Germany	HERMES Kreditversicherungs-AG	EURO	Fixed	0.00	6.75	39,372	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	195	0.5
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	309	0.5
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	158	0.5
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	480	2
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	618	3
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	3,049	3
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	11,185	3
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	6,033	6
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	8,831	5
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	29,259	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	13,790	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,766	5
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,813	6
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	363	6
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	2,488	8
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	6,181	10
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	3,679	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,703	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	1,656	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,104	12
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,961	13
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	17,712	9
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	2,288	15
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	5,387	29
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	14,171	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	9,377	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	53,914	9
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	5,887	30
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	3,276	20
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.00	20,102	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	2,944	30
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	23,548	30
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	24,867	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	6,243	30
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,725	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.10	43,146	9
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	3.10	112,540	15
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	5,887	29
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	1,156	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	8,709	30

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	7,529	9
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	8,760	30
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	11,129	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	1,913	20
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	673	20
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	0.75	1,271	29
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	5,887	19
Paris Club	Germany	Kreditanstalt für Wiederaufbau (KFW)	EURO	Fixed	0.00	2.00	149	19
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	Official Statutory Rate of Austria for OS	0.60	Variable	13,866	6
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	Official Statutory Rate of Austria for OS	0.60	Variable	8,358	12
Paris Club	Austria	Oesterreichische Kontrollbank	EURO	Official Statutory Rate of Austria for OS	0.60	Variable	54,550	12
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	285	1
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	214	2
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	357	4
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	428	5
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	499	6
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	250	6
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	233	7
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	132	7
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	548	7
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	228	7
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	941	9
Paris Club	Belgium	Government of Belgium	EURO	Fixed	2.00	0.00	486	9
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	2,901	9
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	2,794	9
Paris Club	Belgium	Government of Belgium	EURO	0.00%	0.00	0.00	3,221	15
Paris Club	Belgium	Office Ducroire	EURO	Fixed	0.00	7.75	26,499	6
Paris Club	Belgium	Office Ducroire	EURO	Fixed	0.00	6.75	90	6
Paris Club	Belgium	Office Ducroire	EURO	Brussels Interbank Offered Rate for FRB	0.50	Variable	16,878	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Belgium	Office Ducroire	EURO	Brussels Interbank Offered Rate for FRB	0.50	Variable	109,037	12
Paris Club	Belgium	Office Ducroire	EURO	6 month Libor for DM	0.50	Variable	58	12
Paris Club	Belgium	Office Ducroire	EURO	6 month Libor for DM	0.50	Variable	408	12
Paris Club	Canada	Export Development Corporation	CAN$	12-month prime rate for CAN$	0.50	Variable	15,064	6
Paris Club	Canada	Export Development Corporation	US$	6 month Libor for US$	0.50	Variable	37,491	6
Paris Club	Canada	Export Development Corporation	CAN$	6 month CDOR for CAN$	1.25	Variable	12,854	12
Paris Club	Canada	Export Development Corporation	CAN$	6 month CDOR for CAN$	1.25	Variable	59,483	12
Paris Club	Canada	Export Development Corporation	US$	6 month Libor for US$	0.50	Variable	40,592	12
Paris Club	Canada	Export Development Corporation	US$	6 month Libor for US$	0.50	Variable	203,409	12
Paris Club	Canada	The Canadian Wheat Board	US$	6 month Libor for US$	0.50	Variable	1,360	6
Paris Club	Canada	The Canadian Wheat Board	US$	6 month Libor for US$	0.50	Variable	1,424	12
Paris Club	Canada	The Canadian Wheat Board	US$	6 month Libor for US$	0.50	Variable	7,324	12
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6 month Libor for US$	0.75	Variable	1,925	1
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6 month Libor for US$	0.75	Variable	8,555	4
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6 month Libor for US$	0.75	Variable	982	3
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6 month Libor for US$	0.75	Variable	463	4
Paris Club	Spain	Banco Español de Crédito S.A.	US$	6 month Libor for US$	0.75	Variable	42	3
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	Fixed	0.00	9.50	120,193	6
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6 month Libor for US$	0.50	Variable	27,398	6
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	6 month Libor for pesetas	0.50	Variable	98,832	12
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	EURO	6 month Libor for pesetas	0.50	Variable	245,976	12
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6 month Libor for US$	0.50	Variable	23,482	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Spain	Compañía Española de Seguros de Crédito a la Exportación (CESCE)	US$	6 month Libor for US$	0.50	Variable	103,824	12
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	5.50	176	0.5
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	5.50	434	0.5
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	5.50	102	0.5
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	5.50	1,187	4
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	3.75	6,032	6
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	5.50	2,543	9
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	3.00	1,712	9
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	3.40	7,893	6
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	4.50	2,180	9
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	EURO	Fixed	0.00	4.50	3,174	15
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	3.00	270	9
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	3.00	2,097	15
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	1.00	13,298	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	564	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	110	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	123	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	1,026	2
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	325	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	0.75	146	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.00	492	2
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	230	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	77	3

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	1,343	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	209	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	395	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	92	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	2.50	421	6
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,158	9
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,201	9
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	1,251	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,113	2
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	884	1
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,724	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,857	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,052	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	1,350	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	4,427	3
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,738	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	2,964	4
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	3,102	5
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	16,394	5
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	4,513	5
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	26,554	5
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	6.50	54,409	6
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	7.125	57,228	12
Paris Club	United States	Comodit Credit Corporation	US$	Fixed	0.00	7.125	241,758	12
Paris Club	United States	U.S. Department of Defense	US$	Fixed	0.00	6.6905	2,133	6

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	United States	U.S. Department of Defense	US$	Fixed	0.00	6.825	2,026	12
Paris Club	United States	U.S. Department of Defense	US$	Fixed	0.00	5.375	8,410	12
Paris Club	United States	Export-Import Bank of the U.S.	US$	U.S. Short-Term Treasury Bond rate	0.50	Variable	12,634	6
Paris Club	United States	Export-Import Bank of the U.S.	US$	U.S. Short-Term Treasury Bond rate	0.50	Variable	14,838	12
Paris Club	United States	Export-Import Bank of the U.S.	US$	U.S. Short-Term Treasury Bond rate	0.50	Variable	80,354	12
Paris Club	United States	Federal Home of N.Y.	US$	Fixed	0.00	8.35	4,861	3
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.188	53,337	6
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.69	42,608	12
Paris Club	United States	Housing Guarantee	US$	Fixed	0.00	6.69	79,521	12
Paris Club	United States	Hutton and Co.	US$	Fixed	0.00	8.025	5,159	6
Paris Club	United States	Merrill Lynch	US$	Fixed	0.00	9.98	6,844	5
Paris Club	United States	Paine Webber	US$	26 week U.S. Treasury Bond Rate	0.35	Variable	8,473	10
Paris Club	United States	Agency for International Development -PL 480	US$	Fixed	0.00	3.00	905	0.5
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	1,701	0.5
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	6,270	6
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	9,409	7
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	8,341	8
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	9,294	9
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	5,201	10
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	5,225	10
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	5,677	11
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	4.00	12,220	12
Paris Club	United States	Agency for International Development - PL 480	US$	Fixed	0.00	3.26	19,050	9
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	3.26	9,834	9
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	3.26	7,400	15

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	4.00	9,936	25
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	2.50	4,167	25
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	1.00	9,697	25
Paris Club	United States	Agency for International Development – PL 480	US$	Fixed	0.00	1.00	9,640	25
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	FR.SZ.	6 month Libor for Swiss Franc	0.50	Variable	40	6
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6 month Libor for US$	0.50	Variable	2,559	6
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	FR.SZ.	6 month Libor for Swiss Franc	0.50	Variable	17	12
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	FR.SZ.	6 month Libor for Swiss Franc	0.50	Variable	226	12
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6 month Libor for US$	0.50	Variable	2,724	12
Paris Club	Finland	Valtiontakuukeskus (Finnish Guarantee Board)	US$	6 month Libor for US$	0.50	Variable	13,951	12
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	12,579	9
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	3,644	9
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	14	6
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.50	41,455	6
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	7,736	9
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	4,505	9
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	32,900	15
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	17	12
Paris Club	France	Banque de France	US$	3-month Libor for US$	0.50	Variable	89	12
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.85	35,017	12
Paris Club	France	Banque de France	EURO	Fixed	0.00	6.85	160,077	12
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.50	210,907	6
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	17	6
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.85	147,334	12
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	EURO	Fixed	0.00	6.85	651,802	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	21	12
Paris Club	France	Compagnie Française d’Assurance pour le Commerce Exterieur (COFACE)	US$	3-month Libor for US$	0.50	Variable	106	12
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	869	2
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	1,421	7
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	760	6
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	644	6
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	553	7
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	747	6
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	244	6
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	742	8
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	637	8
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.50	271	6
Paris Club	France	French Treasury	EURO	Fixed	0.00	4.00	6,281	13
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	298	19
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	10,199	20
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	5,215	17
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	4,590	15
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	2.50	648	4
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	2,882	4
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	2,759	6
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	10,215	6
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	26,654	5
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	29,053	5
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	3,423	5
Paris Club	Italy	Mediocredito Centrale	US$	Fixed	0.00	1.50	76,575	5
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	2,264	6
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	5,552	7
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	8,667	9
Paris Club	Italy	Mediocredito Centrale	EURO	Fixed	0.00	1.50	16,725	9
Paris Club	Italy	Sezione Speciale per l’Assicurazones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.90	59,220	6
Paris Club	Italy	Sezione Speciale per l’Assicurazones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	6.25	127,004	6
Paris Club	Italy	Sezione Speciale per l’Assicurazones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.92	57,689	12
Paris Club	Italy	Sezione Speciale per l’Assicurazones del Credito all’Esportazione (SACE)	EURO	Fixed	0.00	7.92	157,983	12
Paris Club	Italy	Sezione Speciale per l’Assicuraziones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	7.07	95,365	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Italy	Sezione Speciale per l’Assicurazones del Credito all’Esportazione (SACE)	US$	Fixed	0.00	7.07	358,959	12
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	3.00	8,626	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	1,182	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	1,736	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.25	1,483	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	411,779	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	100,841	19
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	5,351	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	44,517	9
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	23,266	9
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.90	2,855	6
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	18,553	20
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	12,561	10
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	94,957	10
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.60	20,191	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.10	4,096	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	2,132	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.40	3,586	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.60	1,800	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.60	92	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	5,882	20
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.00	57,185	20

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	82,474	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	9,436	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	101,535	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	19,851	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.90	4,539	0.5
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.90	13,787	3
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	125,619	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	10,880	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	41,504	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	3,503	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	1,456	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	23,024	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	20,698	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.50	23,587	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	51,905	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	9,390	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	32,052	9
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.10	94,615	15
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	4.30	1,961	12
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.50	9,999	12
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	22,967	9
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	124,599	15
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	10,529	6

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.70	11,425	6
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	565	6
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	4,819	6
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	20,355	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	1,131	30
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	3,340	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	16,298	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	4,414	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	396	30
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	24,088	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	11,523	30
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.70	12,649	1
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	100,411	14
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	78,894	4
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.00	267,255	12
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	7,848	18
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	5	30
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	0.75	1,110	30
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	11,566	18
Paris Club	Japan	Japan NOC	¥	Fixed	0.00	4.90	25,957	6
Paris Club	Japan	Japan NOC	¥	Fixed	0.00	4.30	23,733	12
Paris Club	Japan	Japan NOC	¥	Fixed	0.00	5.50	140,547	12
Paris Club	Japan	Nippon Export and Investment Insurance	¥	Fixed	0.00	6.30	8,585	6
Paris Club	Japan	Nippon Export and Investment Insurance	¥	Fixed	0.00	6.30	96	6
Paris Club	Japan	Nippon Export and Investment Insurance		¥6 month long- term prime rate for ¥	0.50	Variable	7,228	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Japan	Nippon Export and Investment Insurance		¥6 month long-term prime rate for ¥	0.50	Variable	36,180	12
Paris Club	Japan	Nippon Export and Investment Insurance		¥6 month long-term prime rate for ¥	0.50	Variable	90	12
Paris Club	Japan	Nippon Export and Investment Insurance		¥6 month long-term prime rate for ¥	0.50	Variable	455	12
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	NKR	Fixed	0.00	6.75	10,428	6
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6 month Libor for US$	0.50	Variable	11,885	6
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	NKR	Fixed	0.00	6.75	10,233	12
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	NKR	Fixed	0.00	6.75	29,547	12
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6 month Libor for US$	0.50	Variable	10,241	12
Paris Club	Norway	Garanti-Instituttet for Eksportkreditt (GIEK)	US$	6 month Libor for US$	0.50	Variable	13,868	12
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	7.40	16,280	6
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	7.40	232	6
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	6.95	14,318	12
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	5.00	47,402	12
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	6.95	225	12
Paris Club	Netherlands	Nederlandsche Credietverzekening Maatschappj (NCM)	EURO	Fixed	0.00	5.00	759	12
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	250	0.5
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	750	2
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	2,090	3
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	2,272	3
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	1,558	25
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	3,408	5

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	5,606	23
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	3,421	6
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	5,567	6
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	4,771	13
Paris Club	Netherlands	Ocean Going Vessels	EURO	Fixed	0.00	7.40	14,758	6
Paris Club	Netherlands	Ocean Going Vessels	EURO	Fixed	0.00	6.95	14,328	12
Paris Club	Netherlands	Ocean Going Vessels	EURO	Fixed	0.00	6.95	48,252	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	36,559	6
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	19	6
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6 month Libor for US$	0.50	Variable	2,150	6
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	28,846	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	125,270	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	18	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)		£6 month Libor for £	0.50	Variable	82	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6 month Libor for US$	0.50	Variable	2,291	12
Paris Club	United Kingdom	Export Credit Guarantee Department (ECGD)	US$	6 month Libor for US$	0.50	Variable	12,009	12
Paris Club	South Africa	Industrial Development Corporation of South Africa Ltd. (IDC)	US$	Fixed	0.00	5.00	4,285	6
Paris Club	South Africa	Industrial Development Corporation of South Africa Ltd. (IDC)	US$	Fixed	0.00	5.00	3,164	12
Paris Club	South Africa	Industrial Development Corporation of South Africa Ltd. (IDC)	US$	Fixed	0.00	5.00	20,254	12
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	5,837	6
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6 month Libor for US$	0.50	Variable	8,813	6
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	10,408	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	SKR	Stockholm Offered Rate for SKR	0.50	Variable	53,993	12
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6 month Libor for US$	0.50	Variable	12,129	12
Paris Club	Sweden	The Swedish Export Credits Guarantee Board	US$	6 month Libor for US$	0.50	Variable	62,191	12
International Organizations	1.8061	European Investment Bank	US$	Fixed	0.00	6.73	28,288	12
International Organizations	1.8061	European Investment Bank	US$	Fixed	0.00	7.06	1,761	12
International Organizations	5-CD-PE	Inter-American Development Bank (IDB)	CAN$	no interest	0.00	0.00	41	14
International Organizations	368-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	49	0.5
International Organizations	368-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	44	0.5
International Organizations	367-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	13	0.5
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	125	1
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3	1
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3	1
International Organizations	392-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	161	1
International Organizations	421-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,685	2
International Organizations	421-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,630	2
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	66	2
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	69	2
International Organizations	456-SF-RG	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	17	2
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,376	3
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	494	3
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,102	3
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	45	3

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	189	3
International Organizations	497-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	289	3
International Organizations	344-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.50	200	0.5
International Organizations	344-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.50	93	0.5
International Organizations	553-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	160	5
International Organizations	553-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	58	5
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,743	5
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	378	5
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	418	5
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	261	5
International Organizations	567-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	539	5
International Organizations	355-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.90	267	1
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	564	6
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	84	6
International Organizations	589-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,978	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	5,641	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,573	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3,882	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	460	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	677	6
International Organizations	602-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	131	6
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	7.90	315	1
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	7.90	27	1

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	363-OC-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	7.90	6	1
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,181	7
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	467	7
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,712	7
International Organizations	634-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,439	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	7,021	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	2.00	344	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	2.00	1,404	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	350	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,893	7
International Organizations	629-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	529	7
International Organizations	650-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	1,368	7
International Organizations	400-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	359	2
International Organizations	400-OC-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	9.25	42	2
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,493	7
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	3,728	7
International Organizations	652-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	550	7
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	933	2
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	CAN$	Fixed	0.00	9.25	103	2
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	9.25	64	2
International Organizations	404-OC-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	9.25	294	2
International Organizations	411-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	9.25	5,503	3
International Organizations	411-OC-PE	Inter-American Development Bank (IDB)	£	Fixed	0.00	9.25	206	3

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	606	9
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	813	9
International Organizations	686-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	84	9
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,338	9
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	¥	Fixed	0.00	2.00	1,354	9
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	309	9
International Organizations	697-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	1,241	9
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,826	9
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	SFR	Fixed	0.00	2.00	342	9
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	1,174	9
International Organizations	706-SF-PE	Inter-American Development Bank (IDB)	EURO	Fixed	0.00	2.00	555	9
International Organizations	431-OC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	10.50	8	0.5
International Organizations	423-OC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	10.50	302	0.5
International Organizations	689-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	901	10
International Organizations	720-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	2,328	10
International Organizations	125-IC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	8.0233	7,780	0.5
International Organizations	445-OC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	8.6741	1,282	0.5
International Organizations	492-OC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	7.8710	1,383	2
International Organizations	240-IC-PE	Inter-American Development Bank (IDB)	US$	6 month LIBOR for US$	1.00	Variable	1,778	3
International Organizations	517-OC-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	4.00	1,134	4
International Organizations	238-IC-PE	Inter-American Development Bank (IDB)	UAV	Fixed	0.00	6.5028	8,737	3
International Organizations	631-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	257,347	8
International Organizations	665-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	3,065	8

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	651-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	117,505	8
International Organizations	677-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	128,815	9
International Organizations	678-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	12,983	9
International Organizations	678-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	1,398	9
International Organizations	741-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	56,586	14
International Organizations	806-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	68,505	15
International Organizations	790-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	29,527	10
International Organizations	836-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	241,869	11
International Organizations	847-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	128,670	16
International Organizations	820-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	948	11
International Organizations	852-1-OC-PE	Inter-American Development Bank (IDB)	US$	6 month LIBOR for US$	0.00	Variable	32,333	1
International Organizations	852-2-OC-PE	Inter-American Development Bank (IDB)	US$	6 month LIBOR for US$	0.00	Variable	8,581	11
International Organizations	902-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	3,567	12
International Organizations	901-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	83,227	17
International Organizations	958-SF-PE	Inter-American Development Bank (IDB)	US$	Fixed	0.00	2.00	24,457	22
International Organizations	906-OC-PE	Inter-American Development Bank (IDB)	UAV	1990 Variable IDB exchange rate	0.00	Variable	19,293	12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	931-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	146,022	18
International Organizations	944-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	300	1
International Organizations	956-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	82,266	17
International Organizations	985-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	68,524	13
International Organizations	966-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	219,800	13
International Organizations	1025-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	31,178	12
International Organizations	1058-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	147,989	19
International Organizations	1036-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	638	14
International Organizations	1061-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	10,525	19
International Organizations	1050-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	2,651	12
International Organizations	1115-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.50	Variable	1,292	15
International Organizations	1128-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	27,955	20
International Organizations	1150-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	61,078	13
International Organizations	1137-OC-PE	Inter-American Development Bank (IDB)	US$	6 month LIBOR for US$	0.00	Variable	143,558	14
International Organizations	1144-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	22,207	19
International Organizations	1196-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	4,532	15
International Organizations	1235-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	200,000	14
International Organizations	1236-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	5,456	15
International Organizations	1208-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	2,691	21
International Organizations	1237-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	7,864	21
International Organizations	1321-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	250,000	14
International Organizations	1329-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	18,903	19
International Organizations	1328-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	13,261	15

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	1340-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	2,930	15
International Organizations	1329-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	200,273	14
International Organizations	1421-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	108	20
International Organizations	1442-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	1	16
International Organizations	1441-OC-PE	Inter-American Development Bank (IDB)	US$	Interest rate for IDB loans	0.00	Variable	1	21
International Organizations	CFA-041	Andean Development Corporation	US$	6 month LIBOR for US$	2.50	Variable	9,150	1
International Organizations	CFA-46	Andean Development Corporation	US$	6 month LIBOR for US$	2.50	Variable	19,000	1
International Organizations	CFA-062	Andean Development Corporation	US$	6 month LIBOR for US$	2.50	Variable	26,331	3
International Organizations	CFA-75	Andean Development Corporation	US$	6 month LIBOR for US$	2.45	Variable	6,107	2
International Organizations	CFA-120	Andean Development Corporation	US$	6 month LIBOR for US$	1.90	Variable	3,210	3
International Organizations	CFA-128	Andean Development Corporation	US$	6 month LIBOR for US$	2.50	Variable	13,600	7
International Organizations	CFA-135	Andean Development Corporation	US$	6 month LIBOR for US$	3.10	Variable	11,471	6
International Organizations	CFA-1009	Andean Development Corporation	US$	6 month LIBOR for US$	3.10	Variable	41,799	6
International Organizations	CFA-0544	Andean Development Corporation	US$	6 month LIBOR for US$	1.75	Variable	2,556	0.5
International Organizations	CFA-1127	Andean Development Corporation	US$	6 month LIBOR for US$	2.80	Variable	1,654	4
International Organizations	CFA-1372	Andean Development Corporation	US$	6 month LIBOR for US$	2.80	Variable	18,131	4
International Organizations	CFA-1408	Andean Development Corporation	US$	6 month LIBOR for US$	3.10	Variable	234,375	7
International Organizations	CFA-1593	Andean Development Corporation	US$	6 month LIBOR for US$	3.50	Variable	300,000	10
International Organizations	CFA-1769	Andean Development Corporation	US$	6 month LIBOR for US$	3.10	Variable	20,000	5
International Organizations	CFA-1902	Andean Development Corporation	US$	6 month LIBOR for US$	3.75	Variable	200,000	10
International Organizations	CFA-2107	Andean Development Corporation	US$	6 month LIBOR for US$	3.75	Variable	250,000	10
International Organizations	CFA-2635	Andean Development Corporation	US$	6 month LIBOR for US$	2.75	Variable	250,000	4
International Organizations	3540-A-PE	World Bank	US$	Fixed	0.00	6.28	2,065	3

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	3540-A-PE	World Bank	US$	Fixed	0.00	6.34	3,985	5
International Organizations	3540-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	14,888	9
International Organizations	3437-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	224,106	9
International Organizations	3489-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	290,794	9
International Organizations	3452-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	216,422	9
International Organizations	3595-A-PE	World Bank	US$	Fixed	0.00	6.41	66,667	3
International Organizations	3595-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	105,327	9
International Organizations	3610-A-PE	World Bank	US$	Fixed	0.00	7.11	402	3
International Organizations	3610-A-PE	World Bank	US$	Fixed	0.00	5.92	79	4
International Organizations	3610-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	7,053	10
International Organizations	3684-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	69,730	10
International Organizations	3717-A-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	63,087	10
International Organizations	3717-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	55,002	10
International Organizations	3701-A-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	19,201	10
International Organizations	3701-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	7,740	10
International Organizations	3810-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	73,164	11
International Organizations	3811-A-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	109,381	11
International Organizations	3811-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	16,101	11
International Organizations	3962-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	68,578	9
International Organizations	3826-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	5,892	8
International Organizations	3826-A-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	84,227	8
International Organizations	4068-S-PE	World Bank	S/POOL	World Bank	0.50	Variable	15,064	10
International Organizations	4068-A-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	93,185	10

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread(%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	4076-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	57,094	10
International Organizations	4134-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	47,563	5
International Organizations	4133-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	167,750	10
International Organizations	4130-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	40,589	10
International Organizations	4250-O-PE	World Bank	US$	6 month LIBOR for US$	0.50	Variable	66,407	11
International Organizations	4384-O-PE	World Bank	US$	6 month LIBOR for US$	0.01	Variable	29,669	9
International Organizations	4497-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	300,000	11
International Organizations	4519-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	5,366	7
International Organizations	4536-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	856	2
International Organizations	4527-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	6,949	3
International Organizations	4615-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	100,000	11
International Organizations	4614-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	14,251	3
International Organizations	7142-O-PE	World Bank	US$	6 month LIBOR for US$	0.75	Variable	500	0.5
International Organizations	4678-O-PE	World Bank	US$	6 month LIBOR for US$	0.46	Variable	100,000	11
International Organizations	PPF-398-O-PE	World Bank	US$	6 month LIBOR for US$	0.46	Variable	440	0.5
International Organizations	185-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	1,703	2
International Organizations	297-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	9,792	8
International Organizations	386-PE	International Fund For Agricultural Development	DEG	IF AD interest rate policy	0.00	Variable	8,860	11
International Organizations	467-PE	International Fund For Agricultural Development	DEG	IF AD interest rate policy	0.00	Variable	4,215	2
International Organizations	IMF	International Monetary Fund	DEG	IF AD interest rate policy	0.00	Variable	149,892	3
International Organizations	423-PE	The OPEC Fund For International Development	US$	Fixed	0.00	4.00	245	1
International Organizations	630-PE	The OPEC Fund For International Development	US$	Fixed	0.00	3.75	3,542	8
International Organizations	696-PE	The OPEC Fund For International Development	US$	Fixed	0.00	4.00	4,583	10

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
International Organizations	755-PE	The OPEC Fund For International Development	US$	Fixed	0.00	4.00	4,000	11
Latin American Countries	Argentina	Government of Argentina	US$	Fixed	0.00	6.50	895	2
Latin American Countries	Brazil	Central Bank of Brazil	US$	6 month LIBOR for US$	0.00	Variable	1,661	0.5
Latin American Countries	Brazil	Central Bank of Brazil	US$	6 month LIBOR for US$	0.00	Variable	3,083	1
Latin American Countries	Brazil	Central Bank of Brazil	US$	6 month LIBOR for US$	0.00	Variable	3,382	2
Latin American Countries	Brazil	Central Bank of Brazil	US$	6 month LIBOR for US$	0.00	Variable	2,214	3
Latin American Countries	Brazil	Ciber Equipamientos Rodoviarios LTDA.	US$	Fixed	0.00	6.875	2,632	3
Latin American Countries	Brazil	Brazil	US$	Fixed	0.00	7.875	23,323	6
Latin American Countries	Brazil	Saturnia Baterias LTDA.	US$	6 month LIBOR for US$	1.75	Variable	191	0.5
Latin American Countries	Brazil	Svedala Faco LTDA.	US$	Fixed	0.00	6.780	1,166	3
Eastern Europe and China	China	Bank of China	US$	Fixed	0.00	7.54	3,516	1
Eastern Europe and China	China	Bank of China	US$	Fixed	0.00	7.68	10,023	4
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	382	3
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	224	3
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	1,254	3
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	377	3
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	3,310	3
Eastern Europe and China	China	Government of China	£	No interest	0.00	0.00	1,206	3
Eastern Europe and China	China	Government of China	£	No Interest	0.00	0.00	2,252	4
Eastern Europe and China	China	Government of China	£	No Interest	0.00	0.00	427	3
Eastern Europe and China	China	Government of China	US$	No Interest	0.00	0.00	5,040	7
Eastern Europe and China	China	Government of China	£	No Interest	0.00	0.00	1,884	3
Eastern Europe and China	China	Government of China	US$	No Interest	0.00	0.00	8,000	7

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2003 (in millions of US$)	Years to Maturity
Suppliers	Italy	Armamenti e Aerospazo S.P.A.	US$	Fixed	0.00	5.0268275	33,970	16
Suppliers	Italy	Armamenti e Aerospazo S.P.A.	US$	Fixed	0.00	5.0268275	20,744	16
Suppliers	Italy	Bitelli S.A.	US$	Fixed	0.00	7.00	880	2
Suppliers	Italy	Bitelli S.A.	US$	Fixed	0.00	7.00	693	4
Suppliers	Japan	Japan Peru Oil CO. LTD (JAPECO)	¥	Fixed	0.00	5.50	685,938	10
Suppliers	Japan	Japan Peru Oil CO. LTD (JAPECO)	¥	Fixed	0.00	4.90	70,595	10
Suppliers	Japan	Japan Peru Oil CO. LTD (JAPECO)	¥	Fixed	0.00	4.30	88,808	12
Suppliers	Panama	Cormed S.A.	US$	Fixed	0.00	7.00	1,221	3
Suppliers	Panama	Mobetek Representaciones S.A. - Panama Branch	US$	Fixed	0.00	7.00	1,979	1
Commercial Bank		First Union National Bank	US$	6 month LIBOR for US$	2.00	9.00	3,325	3
Commercial Bank		First Union National Bank	US$	Fixed	0.00	Variable	1,217	2
Bonds		FLIRB Bonds	US$	Variable Rate	0.00	Variable	1,150,331	12
Bonds		Par Bonds	US$	Variable Rate	0.00	Variable	64,526	24
Bonds		Discount Bonds	US$	6 month LIBOR for US$	0.8125	Variable	197,525	24
Bonds		PDI Bonds	US$	Variable Rate	0.8125	Variable	1,066,713	15
Bonds		2012 Global Bonds	US$	Fixed	0.00	9.125	500,000	8
Bonds		2012 Global Bonds	US$	Fixed	0.00	9.125	922,983	8
Bonds		2008 Global Bonds	US$	Fixed	0.00	9.125	500,000	4
Bonds		2015 Global Bonds	US$	Fixed	0.00	9.875	500,000	11
Bonds		2015 Global Bonds	US$	Fixed	0.00	9.875	250,000	11

Acronyms:

ATS = Austrian schilling

BF = Belgian franc

CAN$ = Canadian dollar

DM = German mark

ECU = European Currency Unit

FR = French franc

Andean Development Corporation = Italian lira

NKR = Norwegian krone

NLG = Dutch guilder

PTAS = Spanish pesetas

SCP = Single currency pool (World Bank unit of account, based on a basket of national currencies)

SDR = IMF unit of account, based on a basket of national currencies

SFR = Swiss franc

SK = Swedish kroner

UAV = Inter-American Development Bank (IDB) unit of account

Source: Ministry of Economy (Dirección General de Crédito Público, or Office of Public Credit).

The Republic of Peru

Debt Securities

Warrants

Units

PROSPECTUS

                    , 2003

ISSUER

The Republic of Peru

Ministerio de Economía y Finanzas

Jr. Junín, 319 – Lima 1

Peru

UNDERWRITERS

JPMorgan 270 Park Avenue New York, New York 10017 United States	[•]	[•]

FISCAL AGENT, REGISTAR, TRANSFER AGENT AND PRINCIPAL PAYMENT AGENT

JPMorgan Chase Bank

450 West 33rd Street

New York, New York 10001-2697

United States

LEGAL ADVISORS TO THE REPUBLIC OF PERU

As to U.S. law:	As to Peruvian law:
Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, New York 10006 United States	Estudio Echecopar Avenida La Floresta 497, Piso 5 San Borja – Lima Peru

LEGAL ADVISORS TO THE UNDERWRITERS

As to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States	As to Peruvian law: Rubio, Leguía, Normand & Asociados Avenida Dos de Mayo, 1321 San Isidro – Lima 27 Peru

LUXEMBOURG PAYING AGENT AND TRANSFER AGENT	LUXEMBOURG LISTING AGENT

J.P. Morgan Bank Luxembourg S.A. S. Rue Plaetis L-2338, Luxembourg Luxembourg	Kredietbank S.A. Luxembourgeoise 43, Boulevard Royal L-2955, Luxembourg Luxembourg

PART II

(Required by Items (11), (13) and (14) of Schedule B

of the Securities Act of 1933)

1. The following are the estimated expenses of the issuance and distribution of the securities being registered:

Registration fee	US$	115,526
NASD Fee		30,500
Listing fees and expenses		15,000
Printing and engraving expenses		25,000
Rating agency fees		100,000
Fiscal agent fees and expenses		15,000
Legal fees and expenses		175,000
Other		50,000

Total	US$	526,026

2. The Registrant hereby agrees to furnish an opinion or opinions of counsel, with respect to the legality of the issue, in connection with the offering of securities under this registration statement, and to furnish copies of the documents authorizing each issue of securities under this Registration Statement, and any other governmental approvals of the Registrant required in connection with this issue, in amendments to this Registration Statement, in each case together with translations of the same into the English language.

UNDERTAKINGS

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

CONTENTS

This Registration Statement comprises:

1.	The facing sheet

2.	The cross reference sheet between Schedule B of the Securities Act of 1933 and the prospectus

3.	Part I consisting of the prospectus supplement and the prospectus

4.	Part II consisting of pages II-1 to II-6

5.	The following exhibits:

A.	Form of Underwriting Agreement*

B.	Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic of Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar.*

C.	Form of Amendment No. 1 to the Fiscal Agency Agreement*

D.	Form of Warrant Agreement, including form of Warrant**

E.	Form of Unit**

F.	Opinion of the Chief of the General Office of Legal Counseling at the Ministry of Economy and Finance of the Republic of Peru, with respect to the legality of the securities*

G.	Opinion of Cleary, Gottlieb, Steen & Hamilton, special New York Counsel to the Republic of Peru, with respect to the legality of the securities*

H.	Consent of the Chief of the General Office of Legal Counseling at the Ministry of Economy and Finance of the Republic of Peru (included in Exhibit F)

I.	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit G)

*	Previously filed.
**	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, the Republic of Peru, has duly caused this Post-Effective Amendment No. 1 to the Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru on the 13th day of November, 2003.

By:	/S/ BETTY SOTELO
Betty Sotelo Director General de Credito Público

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, as duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment No. 1 to the Registration Statement or amendment thereto in the City of New York, New York on the 13th day of November, 2003.

By:	/S/ HELÍ PELÁEZ CASTRO
Helí Peláez Castro Ambassador Consul General of Peru

EXHIBIT INDEX

Exhibit		Page No.

A.	Form of Underwriting Agreement*

B.	Fiscal Agency Agreement, dated as of February 6, 2003, between the Republic of Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar*

C.	Form of Amendment No. 1 to the Fiscal Agency Agreement*

D.	Form of Warrant Agreement, including form of Warrant**

E.	Form of Unit**

F.	Opinion of the Chief of the General Office of Legal Counseling at the Ministry of Economy and Finance of the Republic of Peru, with respect to the legality of the securities*

G.	Opinion of Cleary, Gottlieb, Steen & Hamilton, special New York Counsel to the Republic of Peru, with respect to the legality of the securities*

H.	Consent of the Chief of the General Office of Legal Counseling at the Ministry of Economy and Finance of the Republic of Peru (included in Exhibit F)

I.	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit G)

*	Previously filed
**	To be filed by amendment